Exhibit 99.I.1

NOTICE TO U.S. SHAREHOLDERS

THIS SHARE EXCHANGE IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF JAPAN THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.  FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH JAPANESE ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBMIT THEMSELVES TO A U.S. COURT’S JUDGMENT.

Security code: 5390

June 10, 2013

To our shareholders

Kenichi Abe

President and Representative Director

Ube Material Industries, Ltd.

1985, O-Aza Kogushi,

Ube, Yamaguchi

(Headquarter Office:

Ube Kosan building, 8-1, Aioi-cho,

Ube, Yamaguchi)

Notice of Convocation of the 16th Ordinary General Meeting of Shareholders

You are cordially invited to attend the 16th Ordinary General Meeting of Shareholders of Ube Material Industries, Ltd. which will be held as follows.

If you are unable to attend the meeting, you may exercise your voting rights in writing. Please review the attached “Shareholders Meeting Reference Material” and return the enclosed voting form upon indicating your approval or disapproval of the agendas, for receipt by no later than the end of business hours (5:30 p.m.) on Monday, June 24, 2013.

1.    Date and time:                                         10:00 a.m., Tuesday, June 25, 2013

2.    Place:                                                                                         “International Conference hall”

3rd Floor ANA Crowne Plaza Hotel

8-1 Aioi-cho, Ube, Yamaguchi

Please refer to the “Access Map to Meeting Place” attached hereto.

3.    Purpose of Meeting

Matters to be reported

1.              Business Report, Consolidated Financial Statements, Independent Auditors’ and Board of Auditors’ Report for the 16th fiscal year (from April 1, 2012 to March 31, 2013)

2.              Non-Consolidated  Financial Statements for the 16th fiscal year (from April 1, 2012 to March 31, 2013)

Matters to be resolved

Agenda 1: Execution of Share Exchange Agreement between the Company and Ube Industries, Ltd.

Agenda 2: Appropriation of Surplus

Agenda 3: Appointment of 7 directors

Agenda 4: Appointment of 2 auditors

Agenda 5: Payment of retirement allowance to retiring directors

Agenda 6: Payment of bonuses to directors

Please submit the enclosed voting form to the reception upon your arrival.

In the event of situations requiring modifications in the Shareholders Meeting Reference Material, the Business Report, Non-Consolidated Financial Statements or Consolidated Financial Statements, the modified information will be provided on our website (address: http://www.ubematerials.co.jp/).

Attached Documents

Business Report

(From April 1, 2012, to March 31, 2013)

I. Matters related to Situation of Operations of the Corporate Group

1. Progress and results of operations

During the consolidated fiscal year, despite being underpinned by demand related to reconstruction following the Great East Japan Earthquake, the Japanese economy continued to face challenging conditions, affected by the slowdown in the global economy, slower growth in emerging countries, especially China, and ongoing financial concerns in Europe, and the future remained uncertain.

In the steel industry, the source of the Group’s principal customers, crude steel production stood at the 100 million ton-level, exceeding the previous fiscal year, owing to a recovery in private sector demand due to the effects of government policies, such as the eco-car subsidy, and an increase in public investment related to earthquake reconstruction.

Under these circumstances, sales of the Group’s magnesia products declined. Even though shipments of magnesium hydroxide for flue gas desulfurization of in-house power facilities and environment-related products, such as heavy metal insolubilizers for use in earthquake disaster reconstruction, were steady, shipments of magnesia clinker as a refractory raw material in the steel industry fell. Sales of calcia products grew despite slow shipments of quicklime for steel, due to the decline in the volume of lime products used with slagless operations in the steel industry, and because shipments for use in paper manufacturing in the Tohoku regions recovered, and shipments of soil stabilizers, calcium carbonate for desalination and decontamination as well as for road paving related to earthquake reconstruction, were firm. Sales of fine material products declined despite firm shipments of magnesium oxysulfate and talc used as resin fillers, owing to an increase in automobile production volume, because of lower shipments of high-purity and ultrafine single-crystalline magnesia powder, seriously affected by a contraction in the market for plasma display panels, the main application.

As a result, the Group’s net sales for the fiscal year declined by 6.5% compared to the previous fiscal year to ¥38,269 million.

The Group’s income was seriously affected by the decrease in sales due to the downturn in domestic and overseas demand from the second quarter of the fiscal year despite efforts to develop new markets and implement cost reduction measures. Ordinary income declined 25.0% compared with the previous fiscal year, to ¥1,815 million. Net income also fell 8.0% compared with the previous fiscal year, to ¥1,153 million.

Sales for each segment are as reported below.

Magnesia Division

Net sales in the Magnesia Division declined 12.3% compared with the previous fiscal year, to ¥14,503 million.

Net sales of magnesia clinker fell 10.5% compared with the previous fiscal year, to ¥6,815 million, because shipments for use in refractory materials in the steel industry and the cement industry were slow.

Net sales of magnesium hydroxide declined 16.1% compared with the previous fiscal year, to ¥6,910 million, despite steady shipments for use in flue gas desulfurization at in-house power facilities and in chemicals, because aid shipments to other operators in the industry which the Group provided in the previous fiscal year ceased.

Net sales of other products grew 12.6% compared with the previous fiscal year, to ¥777 million, due to healthy shipments of environment-related products such as heavy metal insolubilizers, in demand for use in earthquake reconstruction, and magnesium oxide for chemical applications.

Calcia Division

Net sales in the Calcia Division increased 0.7% compared with the previous fiscal year, to ¥20,437 million.

Net sales of quicklime declined 4.4% compared with the previous fiscal year, to ¥12,795 million, despite steady shipments to meet increased demand for general civil engineering applications and for use in paper manufacturing in the Tohoku region, owing to a falling volume of lime product shipments for use in the steel industry.

Net sales of slaked lime rose 1.5% compared with the previous fiscal year, to ¥2,623 million, mainly because shipments for flue gas treatment were healthy.

Net sales of calcium carbonate increased 13.7% compared with the previous fiscal year, to ¥1,159 million, because shipments for use in flue gas desulfurization as well as desalination and decontamination and road paving related to earthquake reconstruction were firm.

Net sales of soil solidifiers increased 31.4% compared with the previous year, to ¥1,226 million, because of firm orders received for large-scale public works projects and shipments of environment-related products such as dust proofing.

Net sales of other products increased 10.9% compared with the previous fiscal year, to ¥2,633 million, owing to healthy shipments of environment-related products and products for cement and solidification applications.

Fine Materials Division

Net sales in the Fine Materials Division declined 20.8% compared with the previous fiscal year, to ¥2,678 million.

Shipments of ultra-high purity calcium carbonate, etc., slumped significantly, affected by the weak market conditions for ultra-high purity calcium carbonate and ultra-high purity calcium nitrate for use in electronic and optical materials. On the other hand, shipments of magnesium oxysulfate and talc used as resin fillers were firm with the increase in automobile production. Shipments of calcium carbonate for use in the calcium fortification of milk grew owing to expansion in product sales and the introduction of new products by milk manufacturers. As a result, net sales of ultra-high purity calcium carbonate, etc., fell 5.5% compared with the previous fiscal year, to ¥1,843 million.

Net sales of high purity & ultrafine single-crystalline magnesia powder declined 72.5% compared with the previous fiscal year, to ¥226 million, as shipments dropped significantly, affected by a contraction in the market for plasma display panels, the main application.

Net sales of daily commodities increased 0.5% compared with the previous fiscal year, to ¥609 million, despite slow shipments to consumer cooperatives, the main customers, because shipments of ceramide-rich skincare products for major mail-order customers followed the previous fiscal year and remained strong. The Group also launched fRECEA Cleansing Soap as a new product in the first half of the fiscal year and made efforts to bring to market and expand sales of newly developed products in the second half of the fiscal year.

Other Division

Net sales in the logistics business of the Company’s consolidated subsidiary declined 7.1% compared with the previous fiscal year, to ¥648 million due to a decrease in the volume of freight.

Net sales by segment

	16th fiscal year (FY2012)		15th fiscal year (FY2011)
Segment	Net sales	Component ratio	Net sales	Component ratio	Change
	millions of yen	%	millions of yen	%	%
Magnesia clinker	6,815	17.8	7,613	18.6	89.5
Magnesium hydroxide	6,910	18.1	8,239	20.1	83.9
Other	777	2.0	690	1.7	112.6
Magnesia Division total	14,503	37.9	16,543	40.4	87.7
Quicklime	12,795	33.4	13,379	32.7	95.6
Slaked lime	2,623	6.9	2,584	6.3	101.5
Calcium carbonate	1,159	3.0	1,019	2.5	113.7
Soil stabilizers	1,226	3.2	933	2.3	131.4
Other	2,633	6.9	2,374	5.8	110.9
Calcia Division total	20,437	53.4	20,292	49.6	100.7
Ultra-high purity calcium carbonate, etc.	1,843	4.8	1,949	4.8	94.5
High purity & ultrafine single-crystal magnesia powder	226	0.6	825	2.0	27.5
Daily commodities	609	1.6	606	1.5	100.5
Fine Materials Division total	2,678	7.0	3,381	8.3	79.2
Logistics business	648	1.7	698	1.7	92.9
Other Division total	648	1.7	698	1.7	92.9
Total	38,269	100.0	40,916	100.0	93.5

2. Status of capital expenditures of the Group

Capital expenditures made in the fiscal year amounted to ¥2,194 million. The main items were as follows:

(1) Major equipment and facilities completed during the fiscal year:

Fine Materials Division (Ube Plant)/a facility to increase the production of magnesium oxysulfate

(2) Major equipment and facilities in progress during the fiscal year:

Magnesia Division (Ube Plant)/upgrade of 6RK, 6RD electrical dust collectors

(3) Sales, removal and loss or damage of significant noncurrent assets

None

3. Status of financing of the Group

The Group did not raise funds through the issuance of bonds or new shares, etc. during the fiscal year.

4. Tasks ahead for the Group

In the outlook for the future, the economy is expected to recover, albeit moderately, backed by an improved export environment with the correction of the appreciation of the yen and the effects of government economic and monetary policy. Nevertheless, the operating environment for the Group is expected to remain unpredictable with a rising fuel market as a result of the depreciation in the yen.

Under these conditions, the Group’s previous Medium-Term Management Plan entitled “New Next Stage (Fiscal year 2010—Fiscal year 2012)” ended without the achievement of the numerical targets. This was due to the decline in demand for the Group’s core products because of the deterioration in the operating environment for domestic manufacturers, who are our customers, owing to the impact of the earthquake, the decline in demand for high purity & ultrafine single-crystalline magnesia powder in the Fine Materials Division as well as the delays in the introduction of products under research and development. The Group will continue to strengthen the Magnesia and Calcia divisions, which are our core businesses, as we work together with the Research and Development Division to promptly bring more new products to market in the Fine Materials Division, aiming to build a business structure that can secure stable earnings. At the same time, the Group will bring together the strengths of the magnesia and calcia segments, which have developed their own specialized businesses, and strive for a transformation of our business structure by turning the environment sector into a fourth pillar.

The Group will also endeavor to strengthen compliance, environmental conservation efforts, safety measures, internal control systems and other areas, and strive to fulfill our social responsibilities as we aim to enhance corporate value.

5. Status of assets and profit and loss

(1) Assets and profit and loss of the corporate group consisting of the Company and subsidiaries

(Millions of yen)

Category	13th fiscal year (FY2009)	14th fiscal year (FY2010)	15th fiscal year (FY2011)	16th fiscal year (FY2012)
Net sales	37,577	42,550	40,916	38,269
Ordinary income	1,956	3,270	2,421	1,815
Net income	1,084	1,667	1,253	1,153
Net income per share (yen)	13.41	20.62	15.50	14.26
Total assets	38,658	41,765	40,316	40,395
Net assets	25,948	27,228	27,805	28,439

During the fiscal year ended March 31, 2010, the Company worked to strengthen the development of new products and sales capabilities while maintaining product prices, increasing production efficiency and reducing fixed costs by taking measures such as cutting directors’ remuneration. Despite these efforts, net sales decreased due to a sharp decline in shipment volume and thus earnings declined accordingly.

During the fiscal year ended March 31, 2011, the Company recorded an extraordinary loss associated primarily with abandonment of noncurrent assets and asset retirement obligations related to a change in accounting policies. Net sales and profits increased, however, as a result of a significant increase in shipment volume, initiatives to strengthen sales capabilities and sales expansion of new products, as well as efforts to reduce production costs.

During the fiscal year ended March 31, 2012, despite efforts to revise product prices associated with an increase in fuel prices, raise production efficiency and reduce fixed costs, etc., sales and profit decreased due to the impact mainly of a sharp decline in shipments of calcia products.

Results for the fiscal year ended March 31, 2013 (the current fiscal year) are as stated in 1. Progress and results of operations above.

Note: Net income per share is calculated based on the average total number of shares issued during the period (after deduction of treasury stock).

(2) The Company’s assets and profit and loss

(Millions of yen)

Category	13th fiscal year (FY2009)	14th fiscal year (FY2010)	15th fiscal year (FY2011)	16th fiscal year (FY2012)
Net sales	36,737	41,706	40,072	37,439
Ordinary income	1,797	3,110	2,348	1,763
Net income	990	1,604	1,209	1,106
Net income per share (yen)	12.25	19.84	14.95	13.68
Total assets	37,550	40,509	38,996	39,153
Net assets	25,782	27,000	27,528	28,114

Note: Net income per share is calculated based on the average total number of shares issued during the period (after deduction of treasury stock).

6. Status of material parent company and subsidiaries

(1) Relationship with parent company

The Company’s parent company is Ube Industries, Ltd., which owns 43,144 thousand shares in the Company (investment ratio of 53.34% excluding treasury stock).

The Company purchases limestone as raw material and electrical power, etc., from Ube Industries, Ltd., and sells magnesium hydroxide and lime related products to said company.

(2) Status of material subsidiaries

Company name (location)	Paid-in capital	Company’s investment ratio	Main businesses
Mine Logistics Company (Mine, Yamaguchi)	¥24 million	100%	Logistics
Tohoku Tekkosha Co., Ltd. (Ichinoseki, Iwate)	¥96 million	100%	Lime manufacturing

7. Main businesses

(1) Magnesia Division

Manufacture and sales of magnesium-related products such as magnesia clinker, magnesium hydroxide and magnesium oxide.

(2) Calcia Division

Manufacture and sales of calcia-related products such as quicklime, slaked lime, calcium carbonate and soil stabilizers.

(3) Fine Materials Division

Manufacture and sale of magnesia and calcia-related fine material products such as ultra-high purity calcium carbonates, ultra-high purity calcium nitrate, high-purity and ultrafine single-crystalline magnesia powder, and sales and purchase of daily commodities.

(4) Other

Logistics business

8. Main offices and plants

(1) The Company

Headquarters:	8-1 Aioi-Cho, Ube, Yamaguchi
Tokyo Main Office:	1-9-12 Nihonbashi Muromachi, Chuo-ku, Tokyo
Ube Office:	1985 Oaza Kogushi,Ube,Yamaguchi
Mine Office:	4611-1 Isa, Isa-cho, Mine, Yamaguchi
Hokkaido Office:	1-2-37 Higashinaebo 1-jo, Higashi-ku, Sapporo, Hokkaido
Hachinohe Office:	4-1 Kamikajishi-cho, Hachinohe, Aomori
Sendai Office:	2-2-3 Honcho, Aoba-ku, Sendai, Miyagi
Nagoya Office:	156 Fujigaoka, Meito-ku, Nagoya, Aichi
Osaka Office:	1-6-20 Dojima, Kita-ku, Osaka, Osaka
Okayama/Shikoku Office:	268-1 Higashi-Katakami, Bizen, Okayama
R&D Dept.:	1985 Oaza Kogushi,Ube,Yamaguchi
Chiba Plant:	8-2 Goi-Minamikaigan, Ichihara, Chiba
Ube Plant:	1985 Oaza Kogushi,Ube,Yamaguchi
Mine Plant:	4641-1 Isa, Isa-cho, Mine, Yamaguchi

(2) Consolidated subsidiaries

Mine Logistics Company	3575-3 Isa, Isa-cho, Mine, Yamaguchi
Tohoku Tekkosha Co., Ltd.	198 Aza Takinosawa, Matsukawa, Higashiyama-cho, Ichinoseki, Iwate

9. Status of employees

(1) Number of employees of the corporate group

Segment	Magnesia Division	Calcia Division	Fine Materials Division	Other Division	Headquarters	Total
Number of employees	217	290	81	115	114	817

Note: The number of employees includes those seconded from companies outside the Group but does not include those seconded to companies outside the Group.

(2) Status of employees of the Company

Number of employees	Increase/Decrease from the previous fiscal year-end	Average age	Average years of service
654	(15)	43.1	14.6

Note: The number of employees includes those seconded from other companies but does not include those seconded to other companies.

10. Major lenders

(Millions of yen)

Name of lender	Balance of borrowings
The Yamaguchi Bank, Ltd.	1,000
Sumitomo Mitsui Banking Corporation	500
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	500

II. Matters related to Shares of the Company

1. Total number of shares authorized to be issued by the Company:	300,000,000

2. Total number of issued shares:	80,948,148

(including 60,279 shares of treasury stock)

3. Number of shareholders:	5,662

4. Major shareholders:

Shareholder	Number of shares (thousands)	Investment ratio (%)
Ube Industries, Ltd.	43,144	53.34
The Yamaguchi Bank, Ltd.	3,237	4.00
Ube Material Customers’ Shareholding Association	1,264	1.56
Japan Trustee Services Bank, Ltd. (Trust account)	1,155	1.43
Ube Material Employees’ Shareholding Association	902	1.12
The Master Trust Bank of Japan, Ltd. (Trust account)	764	0.94
CGML-IPB CUSTOMER COLLATERAL ACCOUNT	742	0.92
Hagimori Industries, Ltd.	519	0.64
YAMAGUCHI INDUSTRIES Co., Ltd.	504	0.62
UB Co., Ltd.	486	0.60

Note: The investment ratio is calculated after deducting the shares of treasury stock (60,279 shares) from the issued shares of the Company.

5. Matters related to other shares:

None

III. Matters related to Stock Acquisition Rights, etc.

None

IV. Mattes related to the Company’s Directors, Auditors and Executive Officers

1. Name of directors and auditors

Titles	Name	Responsibilities in the Company and material concurrent positions
President & Representative Director	Kenichi Abe
Director	Yasunobu Nawata	General Manager of Administration Div., with responsibility for Corporate Planning Dept.
Director	Shuhei Shirai	Responsibility for Magnesia Div., Calcia Div., Product Development Div., and in charge of Healthcare Dept.
Director	Akio Ishida	General Manager of Magnesia Div., and in charge of Product Development Div.
Director*	Shozo Yoshitake	General Manager of Production & Technology Div.
Director	Tadashi Matsunami	Managing Executive Officer of Ube Industries, Ltd. Chairman of the Board & Representative Director of Kansai Ube Co., Ltd. Chairman of the Board of NANTONG UBE CONCRETE Co., Ltd.
Director*	Kazuhiko Matsumoto	General Manager of Finance Dept. of Corporate Planning & Administration Office of Ube Industries, Ltd.
Auditor (Full-time)	Osamu Kunihiro
Auditor (Full-time)	Yutaka Tsutsumi
Auditor	Michio Ito	Certified Public Accountant
Auditor	Hiroshi Yamamoto	General Manager of Auditing Dept. of Ube Industries, Ltd.

Notes:

1. Directors Tadashi Matsunami and Kazuhiko Matsumoto are outside directors as stipulated in Article 2, Paragraph 15 of the Companies Act.

2. Auditors Yutaka Tsutsumi, Michio Ito and Hiroshi Yamamoto are outside auditors as stipulated in Article 2, Paragraph 16 of the Companies Act.

3. Directors marked with an asterisk (*) were newly elected at the 15th Ordinary General Meeting of Shareholders held on June 26, 2012.

4. Directors Masashi Saigo and Hidehiro Watakabe retired from their position due to expiry of tenure at the conclusion of the 15th Ordinary General Meeting of Shareholders held on June 26, 2012.

5. Auditor Michio Ito is a certified public accountant and has expert knowledge related to finance and accounting.

6. The Company appointed Auditor Michio Ito as an independent officer based on provisions set forth by the Tokyo Stock Exchange (TSE) and submitted notification stating so to the TSE.

7. The responsibility of the following director changed during the fiscal year.

Name	New	Former	Date of change
Shozo Yoshitake	General Manager of Production & Technology Div.	General Manager of Production & Technology Div., and General Manager of Production Technology Dept.	October 1, 2012

8. The responsibilities of the following directors have been changed following the fiscal year end.

Name	New	Former	Date of change
Shuhei Shirai	Responsibility for Magnesia Div., Calcia Div., and in charge of Healthcare Dept.	Responsibility for Magnesia Div., Calcia Div., Product Development Div., and in charge of Healthcare Dept.	April 1, 2013
Akio Ishida	General Manager of Magnesia Div., and in charge of Environment Business Dept.	General Manager of Magnesia Div., and in charge of Product Development Div.	April 1, 2013

9. The Company has adopted an executive officer system, and, in addition to the president, there are nine executive officers as shown below. (*executive officer serving concurrently as a director)

(As of March 31, 2013)

Titles	Name	Responsibilities in the Company
Managing Executive Officer*	Yasunobu Nawata	General Manager of Administration Div., with responsibility for Corporate Planning Dept.
Managing Executive Officer*	Shuhei Shirai	Responsibility for Magnesia Div., Calcia Div., Product Development Div., and in charge of Healthcare Dept.
Executive Officer*	Akio Ishida	General Manager of Magnesia Div., and in charge of Product Development Div.
Executive Officer*	Shozo Yoshitake	General Manager of Production & Technology Div.
Executive Officer	Kouichi Kato	General Manager of Corporate Planning Dept.
Executive Officer	Akira Ueki	General Manager of Research & Development Div.
Executive Officer	Kazunori Yamada	General Manager of Calcia Div.
Executive Officer	Takuji Kaneko	General Manager of Tohoku Sales Dept., Calcia Div. and President of Tohoku Tekkosha Co. Ltd.
Executive Officer	Tatsuo Iwaoka	General Manager of Fine Materials Div.

2. Total amounts of remuneration, etc., paid to directors and corporate auditors

	Number of persons	Amount paid (millions of yen)
Directors	7	133
Corporate auditors	3	44
Total	10	177

Notes:

1.    There were seven directors and four auditors as of the end of the fiscal year. The amount paid to directors and auditors include two directors that retired at the conclusion of the 15th Ordinary General Meeting of Shareholders held on June 26, 2012 but do not include two directors and one auditor serving without remuneration.

2.    Of the above, total amount of remuneration, etc., paid to outside directors/auditors (two outside auditors) is ¥24 million.

3.     Outside directors/auditors do not receive remuneration, etc., as directors/auditors from the Company’s parent company or any subsidiary of the Company’s parent company.

4.     Aside from the above, the Company pays ¥2 million in employee salaries to directors that serve concurrently as employees.

5.     The total amount of remuneration, etc., above includes ¥23 million as “Payment of Bonuses to Directors and Auditors” to be submitted as a proposal at the Ordinary General Meeting of Shareholders to be held on June 25, 2013 and ¥26 million recorded as expenses related to directors’ retirement benefits during the fiscal year.

6.     Aside from the above, directors’ retirement benefits of ¥57 million was paid to two directors who have retired, based on a resolution at the General Meeting of Shareholders held on June 26, 2012.

7.     Aside from the above, in case the “Payment of Retirement Benefits to Retiring Auditors,” a proposal to be submitted, is approved at the Ordinary General Meeting of Shareholders to be held on June 25, 2013, the Company plans to pay retirement benefits of ¥34 million to two auditors who will retire at the conclusion of said Ordinary General Meeting of Shareholders. This amount includes an increase of ¥29 million in directors’ retirement benefits as disclosed in the business report for said fiscal year and past fiscal years.

3. Matters related to outside directors and auditors

(1) Director: Tadashi Matsunami

1)   The Company’s relationship with companies where material concurrent positions are held

Tadashi Matsunami is a Managing Executive Officer of Ube Industries, Ltd., which is the parent company of the Company. He is also the Chairman of the Board & Representative Director of Kansai Ube Co., Ltd. and Chairman of the Board of NANTONG UBE CONCRETE Co., Ltd., which are subsidiaries of Ube Industries, Ltd.

2)   Relationship with specified related businesses

None

3)   Major activities during the fiscal year

Attended nine out of 12 meetings of the Board of Directors held during the fiscal year and made suggestions as necessary when deliberating on resolutions.

4)   Overview of liability limit agreement

None

(2) Director: Kazuhiko Matsumoto

1)   The Company’s relationship with companies where material concurrent positions are held

Kazuhiko Matsumoto is a General Manager of Finance Dept. of Corporate Planning & Administration Office of Ube Industries, Ltd., which is the parent company of the Company.

2)   Relationship with specified related businesses

None

3)   Major activities during the fiscal year

Attended nine out of 10 meetings of the Board of Directors held after appointment and made suggestions as necessary when deliberating on resolutions.

4)   Overview of liability limit agreement

None

(3) Auditor: Yutaka Tsutsumi

1)   The Company’s relationship with companies where material concurrent positions are held

None

2)   Relationship with specified related businesses

None

3)   Major activities during the fiscal year

Attended all 12 meetings of the Board of Directors held during the fiscal year and gave opinion and made suggestions as necessary. He also attended all seven meetings of the Board of Auditors and exchanged opinions on audit results and discussed important items related to audits.

4)   Overview of liability limit agreement

None

(4) Auditor: Michio Ito

1)   The Company’s relationship with companies where material concurrent positions are held

Michio Ito is director of Certified Public Accountants Ito Michio Office, which has no special relationship with the Company.

2)   Relationship with specified related businesses

None

3)   Major activities during the fiscal year

Attended all 12 meetings of the Board of Directors held during the fiscal year and gave opinion and made suggestions as necessary. He also attended all seven meetings of the Board of Auditors and exchanged opinions on audit results and discussed important items related to audits.

4)   Overview of liability limit agreement

In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Company entered into an agreement with Mr. Ito, which limits indemnity liability as stipulated in Article 423, Paragraph 1 of said act. The maximum limit of indemnity liability based on said agreement is the amount stipulated by laws and ordinances.

(5) Auditor: Hiroshi Yamamoto

1)   The Company’s relationship with companies where material concurrent positions are held

Hiroshi Yamamoto is a General Manager of Auditing Dept. of Ube Industries, Ltd., which is the parent company of the Company.

2)   Relationship with specified related businesses

None

3)   Major activities during the fiscal year

Attended 11 out of 12 meetings of the Board of Directors held during the fiscal year and gave opinion and made suggestions as necessary. He also attended all seven meetings of the Board of Auditors and exchanged opinions on audit results and discussed important items related to audits.

4)   Overview of liability limit agreement

None

V. Matters related to Accounting Auditor

1. Name of the accounting auditor: Ernst & Young ShinNihon LLC

2. Amounts of remuneration, etc.

1. Amount of remuneration, etc., to be paid by the Company	¥42 million
2. Total amount of money and other financial profits to be paid by the Company and its subsidiaries to the Accounting Auditor	¥42 million

Note: The audit agreement between the Company and its Accounting Auditor makes no clear distinction between the amount of audit remunerations, etc., based on the Companies Act and audit remuneration etc., based on the Financial Instruments and Exchange Act. Furthermore, such remunerations etc., are practically undividable. For this reason, the amount specified in 1. above is the sum of these two types of payment.

3. Contents of non-audit services

None

4. Policy on decisions of dismissal or non-reappointment of the accounting auditor

If it is determined that any of the provisions of Article 340, Paragraph 1 of the Companies Act apply with respect to the Accounting Auditor, the Company’s Board of Auditors shall, with the consent of all auditors, dismiss the Accounting Auditor. In this case, an auditor appointed by the Board of Auditors shall report the dismissal of the Accounting Auditor and the reason of the dismissal at the first general meeting of shareholders following the dismissal.

In addition, the Company shall make a decision on reappointment or non-reappointment based on discussion between the Board of Auditors and Board of Directors in consideration of circumstances such as the number of years of continued service of the Accounting Auditor.

VI. Matters related to Systems to Ensure the Propriety of Business Operations

Contents of the resolutions the Board of Directors made with regard to systems to ensure the propriety of business operations as set out in the Companies Act and the Ordinance for Enforcement of the Companies Act are as follows.

1. System to ensure that the execution of duties by directors and employees conforms with laws and ordinances and the Articles of Incorporation

(1) “Personal Action Guidelines,” which was formulated to establish corporate ethics for the UBE Group, shall be the standard and norms for behavior that complies with laws and ordinances, internal rules and social norms.

(2) The Company shall formulate a manual to ensure compliance for the Ube Materials Group, assign a compliance supervisory manager and establish a compliance committee under the control of the manager to instill and promote compliance.

(3) The Company shall establish a whistle-blower system in order to prevent risks related to the establishment of corporate ethics and from a legal perspective.

(4) The Company shall set up a compliance control department in order to maintain and promote the establishment of a compliance system and an internal control system.

(5) The Company shall appropriately organize and operate the internal controls to ensure the reliability of financial reporting.

(6) The Company shall formulate a manual for handling antisocial forces and the general affairs department shall act as a countermeasures department to deal with such forces in an organized manner in cooperation with external agencies. Efforts will be made to identify the latest trends related to antisocial forces.

2. System relating to the storage and administration of information concerning the execution of the duties of directors

(1) Information concerning the execution of the duties of directors shall be stored based on rules and regulations for document control and management.

(2) The information shall be stored in such a way as to allow viewing at any time at head office in case of a request for viewing from a director or an auditor.

3. Regulations and other systems regarding management of loss risks

(1) The Company shall establish a compliance committee and an information security committee chaired by a director with responsibility for the general affairs department pursuant to internal rules.

(2) Each department shall formulate regulations and guidelines on compliance, information security, quality and environmental risk, conduct training, and prepare and distribute manuals in said areas.

(3) In case a response to new risk is required, the Company shall appoint a director to take charge of such response as quickly as possible.

4. System to ensure that the duties of directors are executed efficiently

(1)         Aside from regular meetings of the Board of Directors, important items related to the Company’s management policy and management strategy shall be discussed at the management meeting.

(2)         The Company shall formulate a budget for each division as well as the Company as a whole and manage progress on a Companywide basis through different kinds of meetings.

(3)         The Company shall establish rules defining extent of job authority to ensure the appropriate and efficient operation of duties.

5. Systems to ensure the propriety of business operations conducted by the Corporate Group consisting of the Company, its parent company and subsidiaries

(1)         The Company shall consult with Ube Industries, Ltd., its parent company, as required. However, final decisions shall be made by the Company with its responsibility taken by the Board of Directors.

(2)         The Company shall share the basic policy of corporate ethics and compliance system of the UBE Group.

6. When the assignment of employees to assist the auditors in their duties is required, the system regarding the relevant employees and matters relating to the independence of those employees from the directors

(1)         The Company shall assign an employee to assist with corporate audit duties when the Board of Auditors deems it necessary.

(2)         In case an employee has been assigned to the position outlined above, the consent of the Board of Auditors shall be required in terms of appointment, transfer and assessment.

7. The system for directors and employers to report to the auditors and the system relating to other reports to auditors

(1)         Auditors shall attend important meetings and give their opinions as well as obtain audit information through the meetings. They also obtain appropriate information in a timely manner by perusing requests for managerial decisions, etc.

(2)         The Company shall establish a system allowing directors and employees to report the following items without delay and in a flexible manner to the auditors (Board of Auditors) as they occur.

•   Facts that may damage the Company.

•   Facts of misconduct pertaining to execution of duties and violations of laws and ordinances or the Articles of Incorporation.

•   Content of reports made through the whistle-blower system.

(3)        Irrespective of the above, auditors shall be able to request a report from a director or an employee as necessary at any time.

8. System to ensure that other duties by auditors are conducted effectively

(1)         Auditors (Board of Auditors) shall make audit reports on a timely basis to the representative director and at the same time exchange opinions and information.

(2)         Auditors (Board of Auditors) shall maintain close coordination with the Accounting Auditor and actively engage in exchanging opinions and information such as through regular meetings.

(3)         The Audit Office shall report internal audit plans and condition of implementation regularly to the auditors (Board of Auditors). In addition, the auditors (Board of Auditors) shall request the Audit Office for investigation as required.

(4)         A joint audit session shall be held regularly that comprises auditors, Accounting Auditor and Audit Office to exchange opinions and information.

VII. Basic Policy Related to Control of the Company

With regard to the basic policy on parties that control decisions concerning corporate finance and business policies, the Company deems this an important matter and continuously takes it under consideration. However, the Company has not adopted any defense measures at this time in light of the condition of distribution of stock.

Note: Amounts and number of shares in this report have been rounded down to the nearest unit.

Consolidated Balance Sheet (As of March 31, 2013)

(Millions of yen)

Items	Amount
(Assets)

Current assets	22,994
Cash and deposits	4,241
Notes and accounts receivable-trade	12,315
Merchandise and finished goods	2,901
Work in process	1,306
Raw materials and supplies	1,172
Deferred tax assets	288
Other	802
Allowance for doubtful accounts	(33)

Noncurrent assets	17,400

Property, plant and equipment	14,633
Buildings and structures	3,671
Machinery, equipment and vehicles	4,553
Land	5,283
Lease assets	375
Construction in progress	409
Other	339

Intangible assets	471

Investments and other assets	2,296
Investment securities	679
Deferred tax assets	534
Other	1,083
Allowance for doubtful accounts	(0)

Total assets	40,395

Consolidated Balance Sheet (As of March 31, 2013)

(Millions of yen)

Items	Amount
(Liabilities)

Current liabilities	10,673
Notes and accounts payable-trade	4,885
Short-term loans payable	2,018
Lease obligations	141
Income taxes payable	122
Provision for bonuses	580
Provision for directors’ bonuses	23
Other	2,901

Noncurrent liabilities	1,282
Long-term loans payable	6
Lease obligations	258
Provision for retirement benefits	431
Provision for directors’ retirement benefits	118
Asset retirement obligations	197
Other	270

Total liabilities	11,955

(Net assets)

Shareholders’ equity	28,444
Capital stock	4,047
Capital surplus	883
Retained earnings	23,529
Treasury stock	(16)

Valuation and translation adjustments	(5)
Valuation difference on available-for-sale securities	(5)
Total net assets	28,439
Total liabilities and net assets	40,395

Consolidated Statement of Income (From April 1, 2012 to March 31, 2013)

		(Millions of yen)

Items	Amount	Amount

Net sales		38,269
Cost of sales		28,994
Gross profit		9,274

Selling, general and administrative expenses		7,567
Operating income		1,707

Non-operating income
Interest and dividends income	14
Other	245	259

Non-operating expenses
Interest expenses	18
Other	132	150
Ordinary income		1,815

Extraordinary income		—

Extraordinary loss
Impairment loss	66
Loss on valuation of investment securities	20	87
Income before income taxes		1,728

Income taxes-current	429
Income taxes-deferred	146	575
Income before minority interests		1,153
Net income		1,153

Consolidated Statement of Changes in Net Assets (From April 1, 2012 to March 31, 2013)

				(Millions of yen)

	Shareholders’ equity
Items	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2012	4,047	883	22,942	(15)	27,857
Changes of items during the period
Dividends from surplus			(566)		(566)
Net income			1,153		1,153
Purchase of treasury stock				(0)	(0)
Disposal of treasury stock					—
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	—	587	(0)	586
Balance at March 31, 2013	4,047	883	23,529	(16)	28,444

		(Millions of yen)

	Valuation and translation adjustments
Items	Valuation difference on available-for-sale securities	Total valuation and translation adjustments	Total net assets
Balance at April 1, 2012	(52)	(52)	27,805
Changes of items during the period
Dividends from surplus			(566)
Net income			1,153
Purchase of treasury stock			(0)
Disposal of treasury stock			—
Net changes of items other than shareholders’ equity	47	47	47
Total changes of items during the period	47	47	633
Balance at March 31, 2013	(5)	(5)	28,439

Notes to Consolidated Financial Statements

(Notes to Important Matters for the Preparation of the Consolidated Financial Statements)

1. Matters related to Scope of Consolidation
(1) Number of consolidated subsidiaries: 2
(Tohoku Tekkosha Co., Ltd., Mine Logistics Company)
(2) Number of non-consolidated subsidiaries: 0
2. Matters related to Application of Equity Method
(1) Number of affiliates accounted for by equity method: 0
(2) Number of affiliates not accounted for by equity method: 4
(Limegreen Corporation, Iwate Kyodo Sekkai K.K., Higashiyama Kyodo Kaihatsu K.K., and other)

These affiliates have been excluded from the scope of application of the equity method because the scales of their operations are small, and net income and retained earnings have no significant impact as a whole.

3. Matters related to Accounting Policies
(1) Valuation basis and method for significant assets
1) Valuation basis and method for securities
Stocks of subsidiaries and affiliates
Stated at cost determined by the moving-average method.
Available-for-sale securities
With market values
Stated at the market value as of the end of the fiscal year, based on quoted market prices, etc.
Valuation difference is reported, net of applicable taxes, in a separate component of net assets. The cost of securities sold is determined by the moving-average method.
Without market values
Stated at cost determined by the moving-average method.
2) Valuation basis and method for inventories
Stated at cost determined primarily by the weighted-average method
(The amount posted in the consolidated balance sheet was computed by writing down the book value with regard to the inventories for which profitability was clearly declining.)
(2) Depreciation methods of significant depreciable assets
1) Property, plant and equipment
Depreciation is computed by the declining-balance method at fixed rate.
However, the straight-line method is adopted for buildings (excluding buildings and accompanying facilities) acquired on or after April 1, 1998.
2) Intangible assets
The amortization of intangible assets is computed by the straight-line method.
Capitalized software for internal use is amortized by the straight-line method over the internal useful life (5 years).
3) Lease assets

Finance leases which do not transfer ownership of the leased property Lease assets are depreciated or amortized by the straight-line method over the useful life (lease terms) assuming no residual value. Finance leases which do not transfer ownership of the leased property, where its start date was earlier than the start of the first fiscal year, are computed in accordance with the accounting treatment for ordinary leases.

(3) Accounting standards for important provisions
1) Allowance for doubtful accounts

To cover losses from bad debts, an allowance for doubtful accounts is provided in the amount expected to be uncollectable with reference to the collectability of individual accounts regarding specific receivables such as doubtful receivables plus an amount calculated using a historical rate for normal receivables determined based on the actual uncollectible amounts incurred in prior years.

2) Provision for bonuses
To cover bonus payment to employees, a provision for bonuses is provided based on the estimated amount attributable to the fiscal year.
3) Provision for directors’ bonuses
To cover expenditures on directors’ bonuses, the Company books a provision for directors’ bonuses based on estimated amount attributable to the fiscal year.
4) Provision for retirement benefits

To cover retirement benefits for employees, a provision for retirement benefits attributable to the consolidated fiscal year is made based on the projected amounts of benefit obligations and plan assets as of the end of the fiscal year. Post service cost is amortized using the straight-line method over a period of five (5) years and actuarial gain or loss are amortized using the straight-line method over a period of ten (10) years commencing with the following fiscal year.In case that the amount of the plan assets at fair value to be recognized at the end of the consolidated fiscal year exceeds the amount of the present value of projected benefit obligation after adjustment of actuarial gain or loss, such excess is included in “Other” under “Investments and other assets” as prepaid pension cost.

5) Provision for directors’ retirement benefits
To cover payments of retirement benefits to directors, a provision for directors’ retirement benefits attributable to the fiscal year is provided based on the concerned internal rules.

(4) Amortization method and amortization period of goodwill
Goodwill is amortized equally over 20 years, and is amortized at the time at which they arise with respect to immaterial items.

(5) Other significant items for preparation of consolidated financial statements
Accounting procedures applicable to consumption taxes, etc.
Accounting procedures applicable to consumption taxes and local consumption taxes are based on the tax exclusion method.

(Change in Accounting Policy)
(Change in accounting policy that is difficult to distinguish from changes in accounting estimates)
Change in depreciation method

From the consolidated fiscal year, the Company and its consolidated subsidiaries have adopted the depreciation method in accordance with the revised Corporation Tax Act for property, plant and equipment acquired on or after April 1, 2012. The impact of this change to operating income, ordinary income and income before income taxes is immaterial.

(Notes to Consolidated Balance Sheet)

1. Assets Pledged as Collateral and Secured Debts

Assets pledged as collateral (Figures in parentheses are the assets for factories and foundation)

Buildings	¥164 million	(¥164 million	)
Structures	¥33 million	(¥33 million	)
Machinery and equipment	¥22 million	(¥22 million	)
Land	¥1,091 million	(¥1,074 million	)
Total	¥1,312 million	(¥1,295 million	)

Debt secured by the above
Short-term loans payable	¥200 million

2. Accumulated Depreciation on Property, Plant and Equipment

¥59,767million

Impairment losses of ¥207 million have been included in accumulated depreciation.

3. Guarantees Obligations

Limegreen Corporation	¥1 million	(Guarantee related to loan obligation from financial institutions)
Iwate Kyodo Sekkai K.K.	¥49 million	(Guarantee related to loan obligation from financial institutions)
Higashiyama Kyodo Kaihatsu K.K.	¥165 million	(Guarantee related to loan obligation from financial institutions)
Taiho Butsuryu K.K.	¥123 million	(Guarantee related to payables to lease companies)
Other 3 companies	¥24 million	(Guarantee related to payables to lease companies)

4. Notes Matured at the End of the Fiscal Year

Notes receivable-trade	¥82 million
Notes payable-trade	¥263 million
Notes payable-facilities	¥59 million
(Current liabilities, others)

(Notes to Consolidated Statement of Changes in Net Assets)

1. Type and Total Number of Issued Shares at the End of Fiscal Year

Common stock	80,948,148 shares

2. Matters related to Dividends

(1) Dividends paid

Resolution	Type of shares	Total amount of dividends (millions of yen)	Dividend per share (yen)	Record date	Effective date
Ordinary General Meeting of Shareholders held on June 26, 2012	Common stock	566	7.00	March 31, 2012	June 27, 2012

(2) Of the dividends for which the record date belongs to the consolidated fiscal year, those for which the effective date of the dividends will be in the following fiscal year

The Company proposes the following issues related to dividends for common stock as a proposal at the Ordinary General Meeting of Shareholders to be held on June 25, 2013.

Total amount of dividends	¥566 million
Dividend per share	¥7.00
Record date	March 31, 2013
Effective date	June 26, 2013

Dividend resources are planned to be retained earnings.

(Notes to Financial Instruments)

1. Matters related to Financial Instruments

The Group restricts its management of funds to short-term deposits, etc., and to raise funds through loans from financial institutions such as banks.

Credit risks related to notes and accounts receivable-trade from customers are mitigated in accordance with internal policies for managing credit risk.

Investment securities primarily consist of stock, and the market values of listed shares are reviewed quarterly.

The usage of loans is for working capital purposes (mainly short-term) and capital investment (long-term)

2. Matters related to Market Values, etc., of Financial Instruments

Amounts stated on the consolidated balance sheet as of March 31, 2013, market values, and their differences are shown as follows.

					(Unit: Millions of yen)

	Reported amounts on the consolidated balance sheet (*)		Market value (*)		Difference
(1) Cash and deposits	4,241		4,241		—
(2) Notes and accounts receivable-trade	12,315		12,315		—
(3) Investment securities
Available-for-sale securities	570		570		—
(4) Notes and accounts payable-trade	[4,885	]	[4,885	]	—
(5) Short-term loans payable	[2,002	]	[2,002	]	—
(6) Long-term loans payable	[21	]	[21	]	[(0	)]

(*) Amounts in square brackets represent liabilities.

Note 1: Matters related to methods of calculating market values of financial instruments and securities.

(1) Cash and deposits, and (2) Notes and accounts receivable-trade

These are settled in a short period of time, therefore their book values approximate market values.

(3) Investment securities

As for investments securities, the market values of stocks are based on market prices.

(4) Notes and accounts payable-trade, and (5) Short-term loans payable

These are settled in a short period of time, therefore their book values approximate market values.

(6) Long-term loans payable (including current portion of long-term loans payable)

The market value of long-term loans payable is estimated based on the present value of the total of principal and interest discounted by the interest rate that would be applied if similar new borrowings were entered into.

Note 2: Unlisted shares (amount recorded on the consolidated balance sheet: ¥108 million) are not included in “(3) Investment securities - Available-for-sale securities” as they have no market price and their future cash flows cannot be estimated and therefore it is recognized as being very difficult to estimate market value.

(Notes to Leased Real Estate)

This note has been omitted due to its immateriality.

(Notes to Per-Share Information)

(1) Net assets per share	¥351.59
(2) Net income per share	¥14.26

(Notes to Impairment Accounting)

The Company recorded an impairment loss in the fiscal year in the following asset group.

Idle assets: Land (Ube, Yamaguchi)	Amount: ¥66 million

(Notes to Significant Subsequent Events)

There are no items to report.

Non- consolidated Balance Sheet (As of March 31, 2013)

(Millions of yen)

Items	Amount
(Assets)
Current assets	22,820
Cash and deposits	3,752
Notes receivable-trade	812
Accounts receivable-trade	11,360
Merchandise and finished goods	2,861
Work in process	1,306
Raw materials and supplies	1,126
Prepaid expenses	34
Accounts receivable-other	217
Short-term loans receivable from subsidiaries and affiliates	519
Deposit paid in subsidiaries and affiliates	577
Deferred tax assets	273
Other	12
Allowance for doubtful accounts	(33)
Noncurrent assets	16,332
Property, plant and equipment	13,633
Buildings	2,559
Structures	898
Machinery and equipment	4,378
Vehicles	0
Tools, furniture and fixtures	329
Land	4,945
Lease assets	114
Construction in progress	408
Intangible assets	426
Software	418
Other	8
Investments and other assets	2,271
Investment securities	619
Stocks of subsidiaries and affiliates	137
Long-term loans receivable from employees	2
Long-term prepaid expenses	74
Prepaid pension cost	560
Deferred tax assets	467
Other	411
Allowance for doubtful accounts	(0)

Total assets	39,153

Non- consolidated Balance Sheet (As of March 31, 2013)

(Millions of yen)

Items	Amount
(Liabilities)
Current liabilities	10,440
Notes payable-trade	775
Accounts payable-trade	4,077
Short-term loans payable	2,015
Lease obligations	40
Accounts payable-other	1,389
Accrued expenses	131
Income taxes payable	118
Accrued consumption taxes	79
Advances received	27
Deposits received	26
Provision for bonuses	525
Provision for directors’ bonuses	23
Notes payable-facilities	294
Accounts payable-facilities	913
Noncurrent liabilities	598
Long-term loans payable	6
Lease obligations	83
Provision for retirement benefits	92
Provision for directors’ retirement benefits	117
Asset retirement obligations	82
Other	216
Total liabilities	11,038

(Net assets)
Shareholders’ equity	28,120
Capital stock	4,047
Capital surplus	883
Legal capital surplus	3
Other capital surplus	880
Retained earnings	23,205
Legal retained earnings	1,306
Other retained earnings
General reserve	16,145
Retained earnings brought forward	5,753
Treasury stock	(16)
Valuation and translation adjustments	(5)
Valuation difference on available-for-sale securities	(5)
Total net assets	28,114
Total liabilities and net assets	39,153

Non- consolidated Statement of Income (From April 1, 2012 to March 31, 2013)

		(Millions of yen)

Items	Amount	Amount

Net sales		37,439
Cost of sales		28,688
Gross profit		8,750

Selling, general and administrative expenses		7,057
Operating income		1,692

Non-operating income
Interest and dividends income	16
Other	195	211

Non-operating expenses
Interest expenses	18
Other	122	140
Ordinary income		1,763

Extraordinary income		—

Extraordinary loss
Impairment loss	66
Loss on valuation of stocks of subsidiaries and affiliates	20	87
Income before income taxes		1,676

Income taxes-current	424
Income taxes-deferred	145	569
Net income		1,106

Non- consolidated Statement of Changes in Net Assets (From April 1, 2012 to March 31, 2013)

			(Millions of yen)

	Shareholders’ equity
		Capital surplus
Items	Capital stock	Legal capital surplus	Other capital surplus
Balance at April 1, 2012	4,047	3	880
Changes of items during the period
Dividends from surplus
Net income
Purchase of treasury stock
Disposal of treasury stock
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	—	—
Balance at March 31, 2013	4,047	3	880

				(Millions of yen)

	Shareholders’ equity
	Retained earnings
		Other retained earnings			Total
Items	Legal retained earnings	General reserve	Retained earnings brought forward	Treasury stock	shareholders’ equity
Balance at April 1, 2012	1,306	16,145	5,212	(15)	27,580
Changes of items during the period
Dividends from surplus			(566)		(566)
Net income			1,106		1,106
Purchase of treasury stock				(0)	(0)
Disposal of treasury stock					—
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	—	540	(0)	539
Balance at March 31, 2013	1,306	16,145	5,753	(16)	28,120

		(Millions of yen)

	Valuation and translation adjustments
Items	Valuation difference on available-for-sale securities	Total valuation and translation adjustments	Total net assets
Balance at April 1, 2012	(52)	(52)	27,528
Changes of items during the period
Dividends from surplus			(566)
Net income			1,106
Purchase of treasury stock			(0)
Disposal of treasury stock			—
Net changes of items other than shareholders’ equity	46	46	46
Total changes of items during the period	46	46	586
Balance at March 31, 2013	(5)	(5)	28,114

Notes to Non-consolidated Financial Statements

(Notes to Important Matters related to Accounting Policies)

1. Valuation Basis and Method for Assets

(1) Valuation basis and method for securities

Stocks of subsidiaries and affiliates	Stated at cost determined by the moving-average method.

Available-for-sale securities

With market values	Stated at the market value as of the end of the fiscal year, based on quoted market prices, etc.
Valuation difference is reported, net of applicable taxes, in a separate component of net assets. The cost of securities sold is determined by the moving-average method.

Without market values	Stated at cost determined by the moving-average method.

(2) Valuation basis and method for inventories

Merchandise and finished goods	Stated at cost (Weighted-average method)
Work in process	Stated at cost (Weighted-average method)
Raw materials and supplies	Stated at cost (Weighted-average method)

(The amount posted in the balance sheet was computed by writing down the book value with regard to the inventories for which profitability was clearly declining.)

2. Depreciation Method of Noncurrent Assets

(1) Property, plant and equipment	Declining-balance method
The straight-line method is adopted for buildings (excluding buildings and accompanying facilities) acquired on or after April 1, 1998.

(2) Intangible assets	Straight-line method
Capitalized software for internal use is amortized by the straight-line method over the internal useful life (5 years).

(3) Lease assets	Leased assets in financial leases which do not transfer ownership of the leased property

Lease assets are depreciated or amortized by the straight-line method over the useful life (lease terms) assuming no residual value. Finance leases which do not transfer ownership of the leased property, where its start date was earlier than the start of the first fiscal year, are computed in accordance with the accounting treatment for ordinary leases.

(4) Long-term prepaid expenses	Straight-line method

3. Accounting Standards for Provisions

(1) Allowance for doubtful accounts

To cover losses from bad debts, an allowance for doubtful accounts is provided in the amount expected to be uncollectable with reference to the collectability of individual accounts regarding specific receivables such as doubtful receivables plus an amount calculated using a historical rate for normal receivables determined based on the actual uncollectible amounts incurred in prior years.

(2) Provision for bonuses	To cover bonuses payments to employees, a provision for bonuses is provided based on the estimated amount attributable to the fiscal year.

(3) Provision for directors’ bonuses	To cover expenditures on directors’ bonuses, the Company books provision for directors’ bonuses based on estimated amount attributable to the fiscal year.

(4) Provision for retirement benefits

To cover retirement benefits for employees, a provision for retirement benefits attributable to the fiscal year is provided based on the projected amounts of benefit obligations and plan assets as of the end of the fiscal year. Post service cost is amortized using the straight-line method over a period of five (5) years and actuarial gain or loss are amortized using the straight-line method over a period of ten (10) years commencing with the following fiscal year.

In case that the amount of the plan assets to be recognized at the end of the fiscal year exceeds the projected amount of the presents of benefit obligation after adjustment of actuarial gain or loss, such excess is included in “Other” under “Investments and other assets” as prepaid pension cost.

(5) Provision for directors’ retirement benefits	To cover payments of retirement benefits to directors, a provision for directors’ retirement benefits attributable to the fiscal year is provided based on the concerned internal rules.

4. Other Significant Items for Preparation of Non-consolidated Financial Statements

Accounting procedures applicable to consumption taxes, etc.	Accounting procedures applicable to consumption taxes and local consumption taxes are based on the tax exclusion method.

(Change in Accounting Policy)

(Change in accounting policy that is difficult to distinguish from changes in accounting estimates)

Change in depreciation method

From the fiscal year, the Company has adopted the depreciation method in accordance with the revised Corporation Tax Act for property, plant and equipment acquired on or after April 1, 2012. The impact of this change to operating income, ordinary income and income before income taxes is immaterial.

(Changes in Presentation)

(Balance sheet)

“Prepaid pension cost,” which was included in “Other” under “Investments and other assets” in the previous fiscal year is stated separately from the fiscal year due to increased material importance.

“Prepaid pension cost” amounted to ¥254 million in the previous fiscal year.

(Notes to Non-consolidated Balance Sheet)

1. Assets Pledged as Collateral and Secured Debts

Assets pledged as collateral (Figures in parentheses are the assets for factories and foundation)

Buildings	¥164 million	(¥164 million)
Structures	¥33 million	(¥33 million)
Machinery and equipment	¥22 million	(¥22 million)
Land	¥1,091 million	(¥1,074 million)
Total	¥1,312 million	(¥1,295 million)

Debt secured by the above
Short-term loans payable	¥200 million

2. Accumulated Depreciation on Property, Plant and Equipment

¥57,177 million

Impairment losses of ¥207 million have been included in accumulated depreciation.

3. Guarantees Obligations

Limegreen Corporation	¥1 million	(Guarantee related to loan obligation from financial institution)
Taiho Butsuryu K.K.	¥123 million	(Guarantee related to payables to lease companies)
Other 3 companies	¥24 million	(Guarantee related to payables to lease companies)

4. Accounts Receivables from and Payables to Subsidiaries and Affiliates

Short-term accounts receivables	¥1,474 million
Short-term accounts payables	¥1,817 million

5. Notes Matured at the End of the Fiscal Year

Notes receivable-trade	¥81 million
Notes payable-trade	¥213 million
Notes payable-facilities	¥59 million

(Notes to Non-consolidated Statement of Income)

Operating transactions with subsidiaries and affiliates

Net sales	¥639 million
Purchase of goods	¥8,316 million
Selling, general and administrative expenses	¥938 million

Transactions other than operating transactions with subsidiaries and affiliates	¥75 million

(Notes to Non-consolidated Statement of Changes in Net Assets)

Type and Total Number of Issued Shares at the End of Fiscal Year

Common stock	60,279 shares

(Notes to Tax-Effect Accounting)

The main cause of deferred tax assets is negation of provision for bonuses and the main cause of deferred tax liabilities is valuation difference on available-for-sale securities.

Deferred tax liabilities incurred are stated as the net of deferred tax assets on the balance sheet after being offset against deferred tax assets.

(Notes to Noncurrent Assets under Lease Contracts)

In addition to the noncurrent assets recorded on the balance sheet, certain vehicles and office equipment, etc., are used under finance leases which do not transfer ownership of the leased property.

(Note to Transactions with Related Party)

1. Parent Company

Attribute	Name of company	Ownership percentage of voting rights, etc	Relationship with related party	Description of transactions	Transaction amount (millions of yen)	Amount item	Fiscal year-end balance (millions of yen)
Parent company	Ube Industries, Ltd.	Rights held 54.29% (Direct; 53.64%) (Indirect; 0.65%)	Purchase of raw materials, Concurrent position of director	Purchase of core materials, etc.(Note 2)	3,544	Accounts payable-trade	1,014
				Deposit and withdrawal of capital (Note 3)	254	Deposit paid in subsidiaries and affiliates	577

Note 1: Transaction amounts are stated exclusive of consumption taxes, balance at the end of the fiscal year is stated inclusive of consumption taxes.

Terms and conditions of transactions and method for determining terms and condition of transactions, etc.

Note 2: Transaction terms for purchase of core materials, etc., are determined upon negotiation in consideration of market value, etc.

Note 3: Deposit and withdrawal of capital is determined upon negotiation in consideration of market interest rates.

Transaction amount related to deposit and withdrawal of capital stated as a change in balance at the end of the fiscal year and is net of deposits (figures in parentheses refer to withdrawals).

2. Subsidiaries

Attribute	Name of company	Ownership percentage of voting rights, etc	Relationship with related party	Description of transactions	Transaction amount (millions of yen)	Amount item	Fiscal year-end balance (millions of yen)
Subsidiaries	Tohoku Tekkosha Co., Ltd.	Directly holding (100.00%)	Purchase of goods, Concurrent position of director	Purchase of goods etc. (Note 2)	1,639	Accounts payable-trade	442
				Loan of working capital loans receivable (Note 3)	519	Short-term loans receivable from subsidiaries and affiliates	519

Note 1: Transaction amounts are stated exclusive of consumption taxes, balance at the end of the fiscal year is stated inclusive of consumption taxes.

Terms and conditions of transactions and method for determining terms and condition of transactions, etc.

Note 2: Transaction terms for purchase of goods, etc., are determined upon negotiation in consideration of market value, etc.

Note 3: Loan of working capital loans receivable is determined upon negotiation in consideration of market interest rates.

(Notes to Per-Share Information)

1. Net assets per share	¥347.57
2. Net income per share	¥13.68

(Notes to Impairment Accounting)

The Company recorded an impairment loss in the fiscal year in the following asset group.

Idle assets: Land (Ube, Yamaguchi)	Amount: ¥66 million

(Notes to Significant Subsequent Events)

There are no items to report.

This is an English translation of the Japanese language Report of Independent Auditors issued by Ernst & Young ShinNihon LLC in connection with the audit of the consolidated financial statements of Ube Material Industries, Ltd., prepared in Japanese, for the year ended March 31, 2013. Ernst & Young ShinNihon LLC has not audited the English language version of the consolidated financial statements for the above-mentioned year.

Independent Auditor’s Report

May 7, 2013

The Board of Directors
Ube Material Industries, Ltd.

Ernst & Young ShinNihon LLC

Takayoshi Ono
Certified Public Accountant
Designated and Engagement Partner

Tatsuhiko Atsumi
Certified Public Accountant
Designated and Engagement Partner

Reiko Kanbayashi
Certified Public Accountant
Designated and Engagement Partner

Pursuant to Article 444, Section 4 of the Companies Act, we have audited the accompanying consolidated financial statements, which comprise the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the notes to the consolidated financial statements of Ube Material Industries, Ltd. (the “Company”) applicable to the fiscal year from April 1, 2012 through March 31, 2013.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. The purpose of an audit of the consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the Ube Material Industries Group, which consisted of the Company and consolidated subsidiaries, applicable to the fiscal year ended March 31, 2013 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

This is an English translation of the Japanese language Report of Independent Auditors issued by Ernst & Young ShinNihon LLC in connection with the audit of the non-consolidated financial statements of Ube Material Industries, Ltd., prepared in Japanese, for the year ended March 31, 2013. Ernst & Young ShinNihon LLC has not audited the English language version of the non-consolidated financial statements for the above-mentioned year.

Independent Auditor’s Report

May 7, 2013

The Board of Directors
Ube Material Industries, Ltd.

Ernst & Young ShinNihon LLC

Takayoshi Ono
Certified Public Accountant
Designated and Engagement Partner

Tatsuhiko Atsumi
Certified Public Accountant
Designated and Engagement Partner

Reiko Kanbayashi
Certified Public Accountant
Designated and Engagement Partner

Pursuant to Article 436, Section 2, Paragraph 1 of the Companies Act, we have audited the accompanying non-consolidated financial statements, which comprise the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in net assets, the notes to the non-consolidated financial statements and the related supplementary schedules of Ube Material Industries, Ltd. (the “Company”) applicable to the 16th fiscal year from April 1, 2012 through March 31, 2013.

Management’s Responsibility for the non-consolidated Financial Statements and the Related Supplementary Schedules

Management is responsible for the preparation and fair presentation of these non-consolidated financial statements and the related supplementary schedules in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the non-consolidated financial statements and the related supplementary schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these non-consolidated financial statements and the related supplementary schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and the related supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the related supplementary schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the non-consolidated financial statements and the related supplementary schedules, whether due to fraud or error. The purpose of an audit of the non-consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the non-consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the related supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the non-consolidated financial statements and the related supplementary schedules referred to above present fairly, in all material respects, the financial position and results of operations of Ube Material Industries, Ltd. applicable to the 16th fiscal year ended March 31, 2013 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

Board of Corporate Auditors’ Report (Certified Copy)

Audit Report

With respect to the directors’ performance of their duties during the 16th fiscal year (from April 1, 2012 to March 31, 2013), the Board of Corporate Auditors has prepared this audit report after deliberations based on the audit reports prepared by each of the Corporate Auditors, and hereby report as follows:

1. Method and Contents of Audit by the Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors has established the audit policies, assignment of duties, etc. and received a report from each Corporate Auditors regarding the status of implementation of their audits and results thereof.  In addition, the Board of Corporate Auditors has received reports from the directors, etc. and the accounting auditor regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the corporate auditors auditing standards established by the Board of Corporate Auditors, and in accordance with the audit policies and assignment of duties, etc., each Corporate Auditors endeavored to facilitate a mutual understanding with the directors, Auditing Office and other employees, etc., endeavored to collect information and maintain and improve the audit environment, has attended the meetings of the board of directors and other important meetings, received reports on the status of performance of duties from the directors and other employees and requested explanations as necessary, examined important approval/decision documents, and inspected the status of the corporate affairs and assets at the head office and other principal business locations. Also, each Corporate Auditors periodically received reports from directors and employees, etc. on (i) the contents of the Board of Directors’ resolutions as described in the business report, regarding the development and maintenance of the system to ensure that the directors’ performance of their duties complied with all laws, regulations and the article of incorporation of the company and other systems that are set forth in Article 100, paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act of Japan as being necessary for ensuring the appropriateness of the corporate affairs of a joint stock company, and (ii) the systems (internal control systems) based on such resolutions, and requested explanation as necessary and expressed their opinions.

With respect to the subsidiaries, each Corporate Auditors endeavored to facilitate a mutual understanding and exchanged information with the directors and Corporate Auditors, etc. of each subsidiary and received from subsidiaries reports on their respective business as necessary. Based on the above-described methods, each Corporate Auditors examined the business report and the related supplementary schedules for the fiscal year under consideration.

In addition, each Corporate Auditors monitored and verified whether the accounting auditor maintained its independence and properly conducted its audit, received a report from the accounting auditor on the status of its performance of duties, and requested explanations as necessary.  Each Corporate Auditors was notified by the accounting auditor that it had established a “system to ensure that the performance of the duties of the accounting auditor was properly conducted” (the matters listed in the items of Article 131 of the Company Accounting Regulations) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council on October 28, 2005), and requested explanations as necessary.

Based on the above-described methods, each Corporate Auditors examined the non-consolidated financial statements (the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in net assets, and the notes to the non-consolidated financial statements) and the related supplementary schedules thereto, as well as the consolidated financial statements (the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets, and the notes to the consolidated financial statements), for the fiscal year under consideration.

2. Results of Audit

(1) Results of Audit of Business Report, etc.

(i) We acknowledge that the business report and the related supplementary schedules thereto fairly present the status of the Company in conformity with the applicable laws and regulations and the articles of incorporation of the company.

(ii) We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the articles of incorporation of the company was found with respect to the directors’ performance of their duties.

(iii) We acknowledge that the board of directors’ resolutions with respect to the internal control systems are appropriate. We did not find any matter to be mentioned with respect to the contents in the business report and the directors’ performance of their duties concerning the internal control systems.

(2) Results of Audit of the non-consolidated financial statements and the related supplementary schedules

We acknowledge that the methods and results of audit performed by the accounting auditor, Ernst & Young ShinNihon LLC, are appropriate.

(3) Results of Audit of the consolidated financial statements

We acknowledge that the methods and results of audit performed by the accounting auditor, Ernst & Young ShinNihon LLC, are appropriate.

May 9, 2013

The Board of Corporate Auditors of Ube Material Industries, Ltd.

Corporate Auditor (Full-time): Osamu Kunihiro

Corporate Auditor (Full-time): Yutaka Tsutsumi

Corporate Auditor: Michio Ito

Corporate Auditor: Hiroshi Yamamoto

(Note)

Corporate Auditor (Full-time): Yutaka Tsutsumi, Corporate Auditor: Michio Ito and Corporate Auditor: Yamamoto Hiroshi are outside Corporate Auditor set forth in item 16 of Article 2 and paragraph 3 of Article 335 of the Companies Act of Japan.

Shareholders Meeting Reference Material

Agendas and reference material

Agenda 1 Execution of Share Exchange Agreement between the Company and Ube Industries, Ltd.

The Company and Ube Industries, Ltd. (hereafter referred to as “Ube Industries”) resolved, at each of its board of directors’ meeting held on May 10, 2013, to implement a share exchange (hereinafter referred to as “Share Exchange”) pursuant to a share exchange agreement entered into by the Company and Ube Industries on the same day (hereafter referred to as “Share Exchange Agreement”), under which Ube Industries will become a parent company holding 100% ownership of the Company and the Company will become a wholly owned subsidiary of Ube Industries.

We would therefore like to ask for approval with respect to execution of the Share Exchange Agreement.

The Share Exchange is scheduled to become effective as of August 1, 2013, as a short-form share exchange procedure provided in Article 796, Paragraph 3, of the Companies Act for which approval at Ube Industries’ General Meeting of Shareholders is not required.

Prior to the effective date of the Share Exchange (scheduled for August 1, 2013), the share of the Company will be delisted on July 29, 2013 (the last trading date will be July 26, 2013), from the Second Section of Tokyo Stock Exchange Group, Inc. (hereafter, “Tokyo Stock Exchange”) and the Securities Membership Corporation Fukuoka Stock Exchange (hereafter, “Fukuoka Stock Exchange.”).

1. Reasons of the Share Exchange

The UBE Group, composed of Ube Industries as the parent company and Ube Industries’ subsidiaries and affiliates including the Company, widely engages in businesses in a variety of fields centering on chemicals such as construction materials, machinery, and energy & environment.

The UBE Group addresses to increase the Group’s corporate value toward the medium- to long-term goal of sustainable growth. The Group therefore promotes business expansion in growth fields and endeavors to strengthen its business foundations to ensure stable earnings and cash flows. In addition, the Group abides by the policy of reinforcing close collaboration within the Group in promoting various measures to this end.

The Company engages in the calcia and magnesia business and the fine materials business. Calcia and magnesia products are widely used in the steel, chemical, civil engineering and agricultural industries, whereas fine materials products are used for electronic material and optical glass applications, as well as for plastic fillers and food additives, thereby supporting Japan’s leading-edge products in diverse fields.

For the Company’s core business’ calcia and magnesia business, a decline in medium- to long-term demand is expected in the steel and chemical industries, which are its main user categories. Furthermore, a harsh business environment is forecasted for magnesia clinker, which is manufactured only by the Company in Japan, in the near future due to intensifying competition from foreign products and other factors. To cope with such conditions, the Company faces challenging tasks such as cost reduction and efficiency improvement, as well as sales expansion by taking advantage of new business opportunities. Meanwhile, in the fine materials business that is deemed a pillar for renewed growth, enhanced technological innovation, new product development and speeding up new application development are increasingly required in view of rapid changes in the business environment, principally in the electronics-related fields, despite the favorable adoption of its products by customers, supported by highly acclaimed technical capabilities.

Given the aforementioned circumstances, Ube Industries and the Company have respectively carried out various measures with the aim of increasing the corporate value. However, both companies concluded that unifying business strategies and speeding-up decision making in their combined business activities through the conversion of the Company into a wholly owned subsidiary of Ube Industries and the pursuit of higher corporate value by the Company to maximize synergies with Ube Industries will contribute to raising the corporate value of the whole UBE Group.

The companies concluded as follows:

(i)             Raise profit-making capability in the “limestone chain”

Ube Industries mines limestone and the Company develops the calcia and magnesia business with limestone as a raw material.

Both companies shall promote business strategies in the pursuit of optimization as a whole by, for example, unifying their relevant strategies regarding the limestone chain and pursuing an advantageous product mix to further increase the added value of their products.

In production, the Company will be able to achieve further cost reductions by integrating the operating and maintenance know-how and techniques regarding the equipment and facilities owned by both companies. As for procurement and logistics, the Company shall pursue extensive utilization of the UBE Group’s global network for procurement of raw materials and fuels, as well as cost synergies in terms of raw materials and fuels and purchased goods due to advantages of scale.

As for business operation, the Company’s business capability shall be strengthened through the effective utilization of trade assets, including a valuable network with a wide variety of customers, application information and personal connections, all of which are owned by the UBE Group that widely develops diverse business operations, as well as through the exploitation of new markets worldwide by drawing on the Group’s overseas network.

(ii)                    Promote commercialization of the specialty inorganic materials business

In the specialty inorganic materials field, one of the promising business expansion areas of the UBE Group, UBE Group Business Promotion Office on Inorganic Specialty Products was established as a cross-sectional organization in the Group to promote activities with the aim of demonstrating the Group’s comprehensive strengths. Both companies shall accelerate the development of innovative products toward the timely commercialization thereof by reinforcing the collaboration of development, production, marketing and sales functions, which are dispersed among different departments and sections of both companies, via the in-depth promotion of this initiative.

After Ube Industries makes the Company a wholly owned subsidiary thereof, Ube Industries will endeavor to strengthen group-wide collaboration in a variety of business fields and promote the effective utilization of management resources while paying full attention to the features of the Company’s businesses and full advantages in its corporate management and operating system. Thus, both companies will jointly address to further increase business value with the aim of growing together.

2. Details of the Share Exchange Agreement

The details of the Share Exchange Agreement executed between the Company and Ube Industries on May 10, 2013 are as follows:

Share Exchange Agreement (duplicate)

Ube Industries, Ltd. (hereinafter referred to as “Ube Industries”) and Ube Material Industries, Ltd. hereby (hereinafter referred to as “Ube Material”) enter into this Share Exchange Agreement (hereinafter referred to as “Agreement”) as follows.

Article 1 (Share Exchange)

Ube Industries and Ube Material shall carry out a share exchange (hereinafter referred to as the “Share Exchange”) under which Ube Industries will become the wholly-owning parent company of Ube Material and Ube Material will become the wholly-owned subsidiary company of Ube Industries, and Ube Industries shall acquire all outstanding shares of Ube Material (excluding shares of Ube Material possessed by Ube Industries, the same applies hereafter).

Article 2 (Corporate Name and Address of Contracting Parties)

The corporate names and addresses of the contracting parties are as follows.

Ube Industries

Company name: Ube Industries, Ltd.

Address: 1978-96 O-Aza Kogushi, Ube, Yamaguchi 755-8633, Japan

Ube Material

Company name: Ube Material Industries, Ltd.

Address: 1985 O-Aza Kogushi, Ube, Yamaguchi 755-8633, Japan

Article 3 (Number of Shares to be Delivered in Share Exchange and Allocation)

1.      In the Share Exchange, Ube Industries shall provide those who are shareholders in Ube Material (excluding Ube Industries; the same applies in this Article 3) immediately prior to the point in time at which Ube Industries acquires all outstanding shares of Ube Material in connection with the Share Exchange (hereinafter referred to as “Base Time”), the number of ordinary shares of Ube Industries calculated by multiplying 1.4 to the total number of Ube Material’s ordinary shares possessed (fractions less than one (1) share in such total will be rounded off) by the shareholders, in consideration of Ube Material’s ordinary shares.

2.      In the Share Exchange, Ube Industries shall deliver to Ube Material’s shareholders as of the Base Time, Ube Industries ordinary shares at the rate of 1.4 shares for each one (1) Ube Material ordinary share possessed by such shareholders.

3.      Pursuant to Paragraphs 1 and 2 of this Article 3, Ube Industries shall treat fractional ordinary shares less than one (1) share that will be allocated by Ube Industries to Ube Material’s shareholders, in accordance with Article 234 of the Companies Act.

Article 4 (Matters concerning the Amount of Ube Industries’ Capital and Reserve Fund)

The amounts of increase of Ube Industries’ capital stock, capital reserve and profit reserve as a result of the Share Exchange are as follows.

(1)	Capital stock:	¥0

(2)	Capital reserve:	Minimum amount of increase required by provisions of laws and regulations

(3)	Profit reserve:	¥0

Article 5 (Effective Date)

1.      The effective date of the Share Exchange is August 1, 2013 (hereinafter referred to as “Effective Date”); provided, however, that the date may be modified upon discussion and mutual agreement between Ube Industries and Ube Material in the event that such modification becomes necessary, depending on the situation including the progress of the Share Exchange.

2.      In the event that the Effective Date is to be modified according to the proviso in the foregoing Paragraph, Ube Material shall officially announce the modified effective date by the day prior to the original Effective Date (or in the event that the modified effective date is before the original Effective Date, by the modified effective date) in accordance with Article 790 of the Companies Act.

Article 6 (General Shareholders’ Meeting for Approving the Share Exchange)

1.      Pursuant to the provision provided in Paragraph 3 of Article 796 of the Companies Act, Ube Industries shall carry out the Share Exchange without obtaining the approval by resolution of the general meeting of shareholders set forth in Paragraph 1 of Article 795 of the Companies Act.

2.      Ube Material shall obtain the approval by resolution of the general meeting of shareholders concerning this Agreement as set forth in Paragraph 1 of Article 783 of the Companies Act at the ordinary general meeting of shareholders scheduled to be held on June 25, 2013.

Article 7 (Limit of Dividends of Surplus)

1.      Ube Industries may distribute surplus of up to ¥5 per one (1) ordinary share, to Ube Industries’ ordinary shareholders indicated or recorded in the final shareholders register as of the final day of March 2013 or to registered pledgees of shares.

2.      Ube Material may distribute surplus of up to ¥7 per one (1) ordinary share, to Ube Material’s ordinary shareholders indicated or recorded in the final shareholders register as of the final day of March 2013 or to registered pledgees of shares.

Article 8 (Cancellation of Treasury Shares)

Ube Material shall cancel by the Base Time, all of its treasury shares (including treasury shares to be acquired by Ube Material according to demands by dissenting shareholders for share purchase, to be exercised concerning the Share Exchange based on Paragraph 1 of Article 785 of the Companies Act) that it owns as of the Base Time.

Article 9 (Management of Company Assets)

Ube Industries and Ube Material shall manage their respective companies/businesses and company assets with the due care of a prudent manager from the date of execution hereof until the Effective Date, and conduct any activities that may have a material impact on their assets or rights and/or obligations (unless otherwise provided for in this Agreement) upon prior discussion and mutual agreement between Ube Industries and Ube Material.

Article 10 (Changes in Agreement)

In the event of serious changes occurring upon Ube Industries’ or Ube Material’s financial conditions or managing status during the period from the date of execution of this Agreement until the Effective Date due to act of God or other reason, in the event of the occurrence of a situation that will have significant adverse effect on the implementation of the Share Exchange, or in any other event that the achievement of the purpose of this Agreement becomes difficult, the details of this Agreement may be modified or this Agreement may be terminated upon discussion between Ube Industries and Ube Material.

Article 11 (Effect of Agreement)

This Agreement will become ineffective in the event that one of the following occurs:

(1)        shareholders possessing the number of shares set forth in Article 197 of the Ordinance for Enforcement of the Companies Act give the notice set forth in Paragraph 4 of Article 796 of the Companies Act and Ube Industries is unable to obtain approval by the general meeting of shareholders of this Agreement by the day prior to the Effective Date,

(2)        Ube Material is unable to obtain approval by the general meeting of shareholders of this Agreement by the day prior to the Effective Date,

(3)        approval cannot be obtained from the relevant authorities set forth in laws and regulations in and outside Japan (including but not limited to the execution of notices to relevant authorities, etc.), or

(4)        this Agreement is terminated according to the provisions of the foregoing article.

Article 12 (Governing Law)

1.      This Agreement is governed by, and construed in accordance with, the laws of Japan.

2.      Tokyo District Court has the exclusive jurisdiction of the first instance over all judicial disputes or controversies arising out of or in connection with this Agreement.

Article 13 (Discussion)

In addition to the provisions set forth in this Agreement, other matters concerning this Share Exchange shall be settled through discussion between Ube Industries and Ube Material pursuant to the purpose of this Agreement.

IN WITNESS WHEREOF, Ube Industries and Ube Material hereto have executed this Agreement in duplicate, with their respective names and seal impressions affixed hereunto, and each party retaining one copy hereof.

Dated: May 10, 2013

Ube Industries:

Michio Takeshita

President and Representative Director

Ube Industries, Ltd.

1978-96, O-Aza Kogushi, Ube, Yamaguchi

Ube Material:

Kenichi Abe

President and Representative Director

Ube Material Industries, Ltd.

1985, O-Aza Kogushi, Ube, Yamaguchi

3. Matters concerning appropriateness of consideration for exchange

(1) Matters concerning total number of consideration for exchange and appropriateness of allocation

1) Content of Allotment with Respect to the Share Exchange

Company Name	Ube Industries, Ltd. (wholly owning parent company in share exchange)	The Company (wholly owned subsidiary in share exchange)
Allotment with Respect to the Share Exchange	1	1.4

Number of Shares to be Allocated under the Share Exchange	Ordinary share of Ube Industries : 52,840,933 Shares (Anticipated)

Notes:

1. Allotment ratio of shares

1.4 shares of Ube Industries will be delivered by allotment for each one (1) share of the Company. However, shares will not be allotted through the Share Exchange for 43,144,345 shares of the Company held by Ube Industries (as of May 10, 2013).

2. Number of shares to be allocated under the Share Exchange

In the Share Exchange, Ube Industries is scheduled to newly issue 52,840,933 ordinary shares of Ube Industries and to allocate them to the shareholders (not including Ube Industries) of the Company as of the time (hereinafter referred to as “Base Time”) immediately prior to Ube Industries’ acquisition of all of the Company’s issued shares (not including the Company’s ordinary shares owned by Ube Industries) as a result of the Share Exchange. Based on resolution at the board of directors meeting of the Company to be held by the day before the effective date of the Share Exchange, the Company is scheduled to cancel, by the Base Time, all of its treasury shares (including treasury shares to be acquired by the Company by purchasing shares concerning demands by dissenting shareholders for share purchase, to be exercised concerning the

Share Exchange) that it will be owning by the Base Time. The number of shares issued and allocated in the Share Exchange may be changed due mainly to the cancellation of treasury shares by the Company.

3. Handling of shares representing less than one unit

As a result of the Share Exchange, shareholders of the Company who will be possessing less than one unit of Ube Industries shares (less than 1,000 shares) may apply the following systems concerning Ube Industries’ ordinary shares. Shares less than one unit may not be sold in the stock market.

1) Buyback of shares representing less than one unit (sale of shares representing less than one thousand (1,000) shares)

Pursuant to Article 192, Paragraph 1, of the Companies Act, shareholders holding shares representing less than one unit of Ube Industries’ share may demand that Ube Industries buy back such shares; and

2) Additional purchase relating to shares representing less than one unit (additional purchase to make a whole unit of one thousand (1,000) shares)

Pursuant to Article 194, Paragraph 1, of the Companies Act and the relevant provisions of the Articles of Incorporation of Ube Industries, shareholders holding shares representing less than one unit of Ube Industries’ share may demand that Ube Industries sell to them the number of shares that, when added to such shareholders’ shares representing less than one unit, will equal to a unit of one thousand (1,000) shares.

4. Treatment of Fractions of Less than One Share

With respect to shareholders of the Company who will be allocated fractional Ube Industries ordinary shares less than one (1) share as a result of the Share Exchange, the number of Ube Industries shares equivalent to the total sum of such fractions (fractions less than one (1) share in such total shall be rounded off) shall be sold off and the proceeds from the sell off shall be provided to the said shareholders according to such fractions, in accordance with Article 234 of the Companies Act and other associated laws and regulations.

2) Basis of Calculation

To ensure the fairness of the share exchange ratio for the Share Exchange, each of the parties decided to request a separate independent third-party valuation institution to calculate a share exchange ratio. For this purpose, Ube Industries appointed Nomura Securities Co., Ltd. (hereafter, “Nomura Securities”) and the Company appointed Deloitte Touche Tohmatsu LLC (hereafter, “Deloitte Tohmatsu”) as each of their third party valuation organizations concerning the calculation of the share exchange ratio (hereafter, the “Share Exchange Ratio”).

With respect to Ube Industries, Nomura Securities conducted calculations based on the average market price method (with May 8, 2013, the base date of calculation as the base date, the closing price on the base date of calculation, the average closing price during the five business day period from April 30 to the base date of calculation, the average closing price during the one-month period from April 9, 2013 to the base date of calculation, the average closing price during the three-month period from February 12, 2013 to the base date of calculation, and the average closing price during the six-month period from November 9, 2012 to the base date of calculation) on grounds that it is listed on the Tokyo Stock Exchange and Fukuoka Stock Exchange and there exist market prices, and the comparable multiple valuation method on grounds that there are numerous similar listed companies that can be compared with Ube Industries and analogical reasoning is possible by comparing similar companies, as well as the discounted cash flow method (hereinafter referred to as “DCF Method”) in order to reflect the situation of future business activities in valuation.

With respect to the Company, calculations were conducted based on the average market price method (with May 8, 2013, the base date of calculation as the base date, the closing price on the base date of calculation, the average closing price during the five business day period from April 30 to the base date of calculation, the average closing price during the one-month period from April 9, 2013 to the base date of calculation, the average closing price during the three-month period from February 12, 2013 to the base date of calculation and the average closing price during the six-month period from November 9, 2012 to the base date of calculation) on grounds that it is listed on the Tokyo Stock Exchange and Fukuoka Stock Exchange and there exist market prices, and the comparable multiple valuation method on grounds that there are numerous similar listed companies that can be compared with the Company and analogical reasoning is possible by comparing similar companies, in addition to the DCF Method in order to reflect the situation of future business activities in valuation.

The results of calculation based on each of the calculation methods, assuming that the equity price per one (1) Ube Industries share is 1, are as follows.

Method adopted	Results of calculation of Share Exchange Ratio
Average market price method	1.20~1.22
Comparable multiple valuation method	0.68~1.48
DCF Method	1.09~1.44

In calculating the Share Exchange Ratio, Nomura Securities used information provided by the two companies and information, etc. available to the public, on the assumption that such information are all accurate and complete, and did not conduct independent verification on the accuracy and completeness of such information. Further, Nomura Securities did not conduct independent valuation, appraisal or assessment of the assets or liabilities (including contingent liabilities) of Ube Industries, the Company or their affiliates, as well as analysis and valuation of individual assets and liabilities, and did not request a third party institution to conduct such assessment or appraisal as well. Nomura Securities’ calculation of the Share Exchange Ratio reflects information and financial conditions as of May 8, 2013, and the financial forecasts of Ube Industries and the Company are on assumption that they have been reasonably considered or prepared based on optimal forecasts and judgments that can be presently obtained from Ube Industries and the Company.

With respect to Ube Industries, Deloitte Tohmatsu conducted calculations based on the average market price method (with May 8, 2013, the base date of calculation as the base date, the closing price on the base date of calculation, the average closing price during the five business day period from April 30 to the base date of calculation, the average closing price during the one-month period from April 9, 2013 to the base date of calculation, the average closing price during the three-month period from February 12, 2013 to the base date of calculation, and the average closing price during the six-month period from November 9, 2012 to the base date of calculation) on grounds that it is listed on the Tokyo Stock Exchange and Fukuoka Stock Exchange and there exist market prices, and the comparable multiple valuation method on grounds that there are numerous similar listed companies that can be compared with Ube Industries and analogical reasoning is possible by comparing similar companies, as well as the DCF Method in order to reflect the situation of future business activities in valuation.

With respect to the Company, calculations were conducted based on the average market price method (with May 8, 2013, the base date of calculation as the base date, the closing price on the base date of calculation, the average closing price during the five business day period from April 30 to the base date of calculation, the average closing price during the one-month period from April 9, 2013 to the base date of calculation, the average closing price during the three-month period from February 12, 2013 to the base date of calculation and the average closing price during the six-month period from

November 9, 2012 to the base date of calculation) on grounds that it is listed on the Tokyo Stock Exchange and Fukuoka Stock Exchange and there exist market prices, and the comparable multiple valuation method on grounds that there are numerous similar listed companies that can be compared with the Company and analogical reasoning is possible by comparing similar companies, in addition to the DCF Method in order to reflect the situation of future business activities in valuation.

The results of calculation based on each of the calculation methods, assuming that the equity price per one (1) Ube Industries share is 1, are as follows.

Method adopted	Results of calculation of Share Exchange Ratio
Average market price method	1.14~1.27
Comparable multiple valuation method	0.66~1.35
DCF Method	0.78~1.74

In calculating the Share Exchange Ratio, Deloitte Tohmatsu used information provided by the two companies and information, etc. available to the public, on the assumption that such information are all accurate and complete, and did not conduct independent verification on the accuracy and completeness of such information. Further, Deloitte Tohmatsu did not conduct independent valuation, appraisal or assessment of the assets or liabilities (including contingent liabilities) of Ube Industries, the Company or their affiliates, as well as analysis and valuation of individual assets and liabilities, and did not request a third party institution to conduct such assessment or appraisal as well. Deloitte Tohmatsu’s calculation of the Share Exchange Ratio reflects information and financial conditions as of May 8, 2013, and the financial forecasts of Ube Industries and the Company are on assumption that they have been reasonably considered or prepared based on optimal forecasts and judgments that can be presently obtained from Ube Industries and the Company.

Financial projections prepared by Ube Industries for the use of Nomura Securities and Deloitte Tohmatsu in applying the DCF Method included the fiscal years when a significant increase or decrease in earnings is expected, which is due to recovery of earnings resulting from the cease of caprolactam production at Sakai Facility, as well as expansion of earnings led by increase of sales volume in specialty products and fine materials for which Ube Industries has invested with expecting the growth in demand.

In addition, Financial projections prepared by the Company for the use of Nomura Securities and Deloitte Tohmatsu in applying the DCF Method included the fiscal years when a significant increase or decrease in earnings is expected, which is due to increase of sales led by promotion of sales and recovery of demand in some part, as well as improvement of profitability led by reduction of manufacturing costs and administrative costs.

3) Background of Calculation

Ube Industries and the Company engaged in negotiations and discussions in good faith based on the analysis results and advice regarding the share exchange ratio, which was provided by the above third-party valuation institutions, and bearing in mind their respective financial conditions, performance trends and share price movements, etc. As a result, Ube Industries and the Company determined that the share exchange ratio set forth in 3. (1) above was reasonable and advantageous to the shareholders of both companies, and decided to implement the Share Exchange with the Share Exchange Ratio at the respective Board of Directors Meeting held on May 10, 2013. On the same date, Ube Industries and the Company subsequently entered into the Share Exchange Agreement.

In the event of significant changes in the various conditions serving as the basis of calculation, the Share Exchange Ratio may possibly be subject to change upon discussion between the two companies.

4) Relationships with the Valuation Institutions

Nomura Securities and Deloitte Tohmatsu are independent of both Ube Industries and the Company, and neither is a related party (defined under the Ordinance of Company Accounting in Japan) to Ube Industries or the Company. There are no significant conflicts of interest.

(2) Reasons for selecting the relevant type of assets as consideration for exchange

The Company selected Ube Industries’ shares as consideration for the Share Exchange with the Company’s shareholders. One reason is that even after the Share Exchange, Ube Industries’ ordinary shares will be still listed in the First Section of Tokyo Stock Exchange and the Fukuoka Stock Exchange and therefore it is possible to maintain the liquidity of the shares in the stock market transactions. Another reason is that the Company’s shareholders will be able to derive benefit from this business combination, as they will become shareholders of Ube Industries through the Share Exchange.

(3) Matters considered in order not to harm the interests of the Company’s shareholders

1) Measures to Ensure Fairness

Since Ube Industries already possesses 53.30% of the total issued shares of the Company, it was determined necessary to ensure the fairness in considering the Share Exchange.

Thus, from the viewpoint of ensuring the fairness of the Share Exchange Ratio in the Share Exchange, as indicated in Section 3. (1) above, each of the two companies requested an independent, third party valuation institution to conduct calculation of the Share Exchange Ratio in implementing the Share Exchange. Using the results of such calculations as reference, the two companies held negotiations and discussions in good faith and resolved, at each of their board of directors’ meetings held on May 10, 2013, to implement the Share Exchange based on the agreed Share Exchange Ratio indicated above.

Neither Ube Industries nor the Company received an opinion as to the fairness of the Share Exchange Ratio, the so-called fairness opinion, from its third-party valuation institution.

In addition, Ube Industries has retained Nishimura & Asahi as its legal advisor and the Company has retained Anderson Mori & Tomotsune as its legal advisor for the Share Exchange and each company has been advised from a legal perspective with respect to the board of directors’ decision making method and process, etc. including various procedures in the Share Exchange.

2) Measures to Avoid Conflicts of Interest

Since the Company falls under the consolidated subsidiary of Ube Industries, the following steps have been taken in order to avoid conflicts of interest.

Among the directors of the Company, since Outside Director Mr. Tadashi Matsunami also serves as an Executive Officer of Ube Industries and Outside Director Mr. Kazuhiko Matsumoto also serves as an employee of Ube Industries, neither of them have participated in the discussion and resolution of the Share Exchange at the Board of Directors Meeting held on May 10, 2013, nor have they participated in the discussions and negotiations with Ube Industries pertaining to the Share Exchange in a position of the Company. Also, among the statutory auditors of the Company, since Outside Statutory Auditor Mr. Hiroshi Yamamoto also serves as an employee of Ube Industries, he has not participated in the discussion pertaining to the Share Exchange at the Board of Directors Meeting held on May 10, 2013, nor has he taken any position on the matter, and has not participated in the discussions and negotiations with Ube

Industries pertaining to the Share Exchange in a position of the Company.

The proposal for the Share Exchange at the Board of Directors Meeting of the Company has been approved by the unanimous vote of five members of the seven directors of the Company, except above-mentioned Messrs. Tadashi Matsunami and Kazuhiko Matsumoto, and with the exception of the above-mentioned Mr. Hiroshi Yamamoto, three out of the four statutory auditors of the Company attended and have expressed their opinions that they have no objection to the implementation of the Share Exchange.

In addition, on March 27, 2013, in order to prevent as much as possible that the Share Exchange is implemented under conditions detrimental to minority shareholders of the Company, the Board of Directors of the Company has established a third-party committee consisting of three members including Mr. Akito Takahashi (Attorney-at-Law, Takahashi Katayama Law Office) and Mr. Shinsuke Hasegawa (Certified Public Accountant and Licensed Tax Accountant, Hasegawa Certified Public Accountant Office), independent outside experts who do not have an interest in Ube Industries as the controlling shareholder, and Mr. Michio Ito (Certified Public Accountant and Licensed Tax Accountant, Certified Public Accountant Ito Michio Office), Outside Statutory Auditor of the Company (Designated and registered as independent officers under the rules of the Tokyo Stock Exchange and Fukuoka Stock Exchange) (hereinafter referred to as the “Third Party Committee”), and has consulted the opinions of the Third Party Committee in considering the Share Exchange as to: (i) whether the Share Exchange contributes to the improvement of corporate value of the Company, (ii) whether the fairness of the exchange condition for the Share Exchange (including the Share Exchange Ratio) has been secured, (iii) whether sufficient considerations are made with regard to the benefit of the Company’s shareholders through a fair procedure of the Share Exchange, and (iv) in addition to (i) through (iii), whether the Share Exchange is detrimental to minority shareholders of the Company.

The Third Party Committee has made a careful examination on the above-mentioned consulted matters through the meetings that were held four times in total from April 3, 2013 through May 2, 2013 as well as the discussions held as necessary from time to time. Upon such examination, the Third Party Committee has been informed from the Company about the purpose of the Share Exchange, the background leading to the Share Exchange, the Company’s attitude toward the Share Exchange and the description of the corporate value of the Company expected to improve through the Share Exchange, and also about the negotiation and decision-making process regarding the terms and conditions of the Share Exchange, including the Share Exchange Ratio;

the Third Party Committee has also referred to the calculation result of the Share Exchange Ratio that Deloitte Tohmatsu has submitted to the Company and has been briefed on the assessment of the Share Exchange Ratio for the Share Exchange from Deloitte Tohmatsu. In addition, from Anderson Mori & Tomotsune, the legal advisor of the Company, the Company has been given explanation on the process and method of decision-making of the Board of Directors of the Company with respect to the Share Exchange. Under such circumstances, based upon such explanations, calculation result and other materials for examination, the Third Party Committee has submitted to the Board of Directors of the Company, a written report that states that the Share Exchange is not considered as being particularly detrimental to minority shareholders of the Company as of May 8, 2013. For an overview of the opinions of the Third Party Committee, please refer to 8. below.

(4) Matters related to the rationality of amount of capital and capital reserves at Ube Industries

1) Increases in amount of capital and capital reserves at Ube Industries, associated with the Share Exchange, are as follows:

• Increases in amount of capital: ¥0

• Increases in amount of legal capital surplus: Minimum amount required to increase as prescribed by laws and regulations

• Legal retained earnings: ¥0

2) The aforementioned amounts of capital and capital reserves have been determined upon a comprehensive view of the circumstances including the financial condition of Ube Industries, the execution of flexible capital policy, as well as other circumstances, and are believed to be appropriate.

4. Matters to be used as reference for consideration for the Share Exchange

(1) Provisions of the Articles of Incorporation of Ube Industries

Please refer to the attached “Shareholders Meeting Reference Material (Supplement).”

(2) Matters related to the method for conversion of consideration for the Share Exchange into cash

The ordinary shares of Ube Industries are traded on the Tokyo Stock Exchange as well as the Fukuoka Stock Exchange. The ordinary shares of Ube Industries can be traded through securities companies, etc., all over the country.

(3) Matters related to the market price of the consideration for the Share Exchange

The average closing share price of the consideration for the Share Exchange on the Tokyo Stock Exchange, during the one month up to the base date of calculation (May 8, 2013) for analyzing the stock market price for the purpose of the Share Exchange, was ¥189. The latest market price of the shares of Ube Industries is available on the website of the Tokyo Stock Exchange (http://www.tse.or.jp/), etc.

(4) Balance Sheet of Ube Industries

Since Ube Industries is filing an annual securities report in accordance with the Financial Instruments and Exchange Act, the information is omitted.

5. Matters related to the rationality of the provisions regarding the stock acquisition rights in respect of the Share Exchange

Not applicable

6. Matters related to Financial Statements, etc.

(1) The contents of the Financial Statements, etc., of Ube Industries for its latest fiscal year (fiscal year ended March 31, 2013)

Please refer to the attached “Shareholders Meeting Reference Material (Supplement).”

(2) Events with significant impact on the property of Ube Industries after the end of its latest fiscal year, including disposal of significant properties, taking on of critical obligations and other matters.

Not applicable

(3) Events with significant impact on the property of the Company after the end of its latest fiscal year, including disposal of significant properties, taking on of critical obligations and other matters.

Not applicable

Agenda 2 Appropriation of Surplus

The Company makes it a basic policy to pay dividends at a level commensurate with performance, with constant payout over the long-term in mind, while ensuring to secure internal reserves for future activities, including business development, capital expenditure as well as research and development.

On the basis of this basic policy, the Company proposes to pay a year-end dividend for the fiscal year as follows:

(1) Class of dividend property:

Monetary payment

(2) Matters relating to allocation and the total amount of dividend property:

¥7 per share of the Company’s common stock (a total of ¥566,215,083)

(3) Effective date of dividends of surplus:

June 26, 2013

Agenda 3 Election of Seven (7) Directors

The terms of office of all seven (7) Directors will expire at the conclusion of this Ordinary General Meeting of Shareholders; therefore, it is proposed that seven (7) Directors be elected.

Candidates for Directors are as follows:

No.	Name (Date of Birth)	Brief Personal History, Positions and Assignments in the Company and Significant Positions Concurrently Held		Number of the Shares of the Company Held
1	Kenichi Abe (January 14, 1950)	Apr. 2001

General Manager of Production Center, Chemicals & Plastics Segment, Manager of Operation Training Center, Project Leader of IPP Project, with responsibility for Nishioki Factory, Chemicals & Plastics Segment, Ube Industries, Ltd.

130,000 shares
		Jun. 2001	Executive Officer
Apr. 2003

Executive Officer, General Manager of Procurement & Logistics Div., with responsibility for Ube Corporate Service Dept., Environment & Safety Dept., Health Care & Support Center and Ube Industries Central Hospital

		Jun. 2003	Managing Executive Officer
		Apr. 2005	Managing Executive Officer, with responsibility for Environment & Safety Dept., Ube Corporate Service Dept. and Ube Industries Central Hospital
		Apr. 2007	Managing Executive Officer, in charge of Ube Corporate Service Dept.
		Jun. 2007	President & Representative Director of the Company (incumbent)

2	Yasunobu Nawata (January 12, 1952)	Jun. 2002	Group Leader of Planning & Control Group, Planning & Control Dept., Cement & Construction Materials Segment, Ube Industries, Ltd.	38,000 shares

No.	Name (Date of Birth)	Brief Personal History, Positions and Assignments in the Company and Significant Positions Concurrently Held		Number of the Shares of the Company Held
		Apr. 2003	General Manager of Planning & Control Dept., Cement & Construction Materials Company
		Jun. 2007	Assistant to General Manager of Administration Div. of the Company
		Jun. 2007	Director (incumbent) Executive Officer and General Manager of Administration Div.
		Jun. 2010	Executive Officer, General Manager of Administration Div., with responsibility for Corporate Planning Dept. and Information System Restructuring Project
		Jun. 2011	Managing Executive Officer, General Manager of Administration Div., with responsibility for Corporate Planning Dept. (incumbent)

3	Shuhei Shirai (September 10, 1952)	Jun. 2003	Assistant to General Manager of Calcia Div. of the Company	31,000 shares
		Jun. 2004	Deputy General Manager of Calcia Div.
		Feb. 2005	General Manager of Administration Dept., Calcia Div.
		Jun. 2007	Executive Officer and General Manager of Calcia Div.
		Jun. 2008	Director (incumbent) Executive Officer, General Manager of Calcia Div.
		Oct. 2009	Executive Officer, General Manager of Calcia Div., and in charge of Product Development Div.
		Jun. 2011	Managing Executive Officer, with responsibility for Magnesia Div., Calcia Div., Product Development Div., and in charge of Healthcare Dept.
		Apr. 2013	Managing Executive Officer, with responsibility for Magnesia Div., Calcia Div., and in charge of Healthcare Dept. (incumbent)

No.	Name (Date of Birth)	Brief Personal History, Positions and Assignments in the Company and Significant Positions Concurrently Held		Number of the Shares of the Company Held
4	Akio Ishida (February 20, 1955)	Oct. 2002	General Manager of Sales Dept., Magnesia Div. of the Company	15,000 shares
		Feb. 2005	General Manager of Administration Dept., Magnesia Div.
		Feb. 2007	General Manager of Overseas Sales Dept., Magnesia Div.
		Jun. 2009	Deputy General Manager of Magnesia Div.
		Jun. 2010	Executive Officer and General Manager of Magnesia Div.
		Jun. 2011	Director (incumbent) Executive Officer, General Manager of Magnesia Div., and in charge of Product Development Div.
		Apr. 2013	Executive Officer, General Manager of Magnesia Div., and in charge of Environment Business Dept. (incumbent)

5	Shozo Yoshitake (August 23, 1952)	Jun. 2003	General Manager of Production Technology Dept., Production Management Div. of the Company	4,000 shares
		Jun. 2004	Deputy General Manager of Production Management Div., and General Manager of Production Technology Dept.
		Jun. 2007	General Manager of Production Management Dept., and General Manager of Production Technology Dept., Production Management Div.
		Oct. 2008	General Manager of Production Technology Dept., Production & Technology Div.
		Jun. 2009	Executive Officer, Deputy General Manager of Production & Technology Div., and General Manager of Production Technology Dept., Production & Technology Div.
		Oct. 2012	Executive Officer, General Manager of Production & Technology Div. (incumbent)

No.	Name (Date of Birth)	Brief Personal History, Positions and Assignments in the Company and Significant Positions Concurrently Held		Number of the Shares of the Company Held
6	Tadashi Matsunami (September 3, 1954)	Jun. 2001	General Manager of Kanda Cement Factory, Cement Production Center, Cement & Construction Materials Segment, Ube Industries, Ltd.	20,000 shares
		Apr. 2003	General Manager of Production Administration Dept., Production & Technology Div., Cement & Construction Materials Company
		Apr. 2007	Executive Officer, General Manager of Production & Technology Division and with responsibility for Material Recycle Division, Cement & Construction Materials Company
		Apr. 2009	Executive Officer, Company Vice President, with responsibility for Cement Dept., Group Company Dept., and Resources & Products Div., Cement & Construction Materials Company
Jul. 2009

Executive Officer, Company Vice President, with responsibility for Cement Dept., Group Company Dept., Resources & Products Div., and Technical Development Center, Cement & Construction Materials Company

		Apr. 2011	Managing Executive Officer, Company President of Cement & Construction Materials Company, and General Manager of Cement Dept. (incumbent)
		Jun. 2011	Director of the Company (incumbent)

Significant Positions Concurrently Held
Managing Executive Officer of Ube Industries, Ltd.
Chairman of the Board & Representative Director of Kansai Ube Co., Ltd.
Chairman of the Board of NANTONG UBE CONCRETE Co., Ltd.

No.	Name (Date of Birth)	Brief Personal History, Positions and Assignments in the Company and Significant Positions Concurrently Held		Number of the Shares of the Company Held
7	Kazuhiko Matsumoto (April 7, 1956)	Oct. 2002	Group Leader of Chemical Planning Group, Planning & Accounting Dept., Corporate Planning & Administration Office, Ube Industries, Ltd.	2,000 shares
		Oct. 2005	General Manager of Auditing Dept.
		Apr. 2007	General Manager of Finance Dept., Corporate Planning & Administration Office (incumbent)
		Jun. 2012	Director of the Company (incumbent)

(Notes)

1.    There are no special interests between each candidate and the Company.

2.    Candidate Mr. Kenichi Abe was executing business as Managing Executive Officer of Ube Industries, Ltd., the parent company of the Company, from June 2003 to June 2007.

3.    Candidate Mr. Yasunobu Nawata was executing business as General Manager of Planning & Control Dept., Cement & Construction Materials Company of Ube Industries, Ltd., the parent company of the Company, from April 2003 to May 2007.

4.    Candidate Mr. Tadashi Matsunami currently serves as Managing Executive Officer and Company President of Cement & Construction Materials Company of Ube Industries, Ltd., the parent company of the Company, and concurrently serves as Chairman of the Board & Representative Director of Kansai Ube Co., Ltd., a subsidiary of Ube Industries, Ltd., as well as Chairman of the Board of NANTONG UBE CONCRETE Co., Ltd.

5.    Candidate Mr. Kazuhiko Matsumoto currently serves as General Manager of Finance Dept. at Ube Industries, Ltd., the parent company of the Company.

6.    Candidates Messrs. Tadashi Matsunami and Kazuhiko Matsumoto are the Outside Director candidates as prescribed in Article 2, Item 15 of the Companies Act.

7.    Reasons for electing the candidates for Outside Directors, their independence as Outside Directors and limited liability agreement with Outside Directors.

(1) Reasons for electing the candidates for Outside Directors and their independence as Outside Directors

1) Mr. Tadashi Matsunami has been nominated as candidate for Outside Director because the Company highly values his experience as Managing Executive Officer of Ube Industries, Ltd., the parent company of the Company, and he is expected to offer appropriate advice regarding general management affairs of the Company for further strengthening its management structure.

Accordingly, it is proposed that Mr. Matsunami be elected.

He currently serves as Outside Director of the Company and will have served in such capacity for two (2) years at the conclusion of the Ordinary General Meeting of Shareholders.

Mr. Kazuhiko Matsumoto has been nominated as candidate for Outside Director because the Company highly values his experience as General Manager of Finance Dept. at Ube Industries, Ltd., the parent company of the Company, and he is expected to offer appropriate advice regarding general management affairs of the Company for further strengthening its management structure. Accordingly, it is proposed that Mr. Matsumoto be elected. He currently serves as Outside Director of the Company and will have served in such capacity for one (1) year at the conclusion of the Ordinary General Meeting of Shareholders.

2) Messrs. Tadashi Matsunami and Kazuhiko Matsumoto are persons who execute business for Ube Industries, Ltd., a specified related business entity of the Company. They will receive remuneration in such capacity from Ube Industries, Ltd., and they have received such remuneration for the past two (2) years.

3) Neither of Messrs. Tadashi Matsunami nor Kazuhiko Matsumoto is related to the persons who execute business for the Company or for a specified related business entity of the Company, either as a spouse, or as a relative within the third degree of consanguinity, or as the like.

4) Neither of Messrs. Tadashi Matsunami nor Kazuhiko Matsumoto, during the past two (2) years, has served as a person who executes business for any stock corporation from which the Company inherited the rights and obligations by means of a merger, absorption-type split, incorporation-type split or receiving assignment of business, in the period immediately prior to such merger or other changes.

(2) Reasons for judging the candidates to be capable of performing their duties as Outside Directors

Mr. Tadashi Matsunami currently serves as Managing Executive Officer of Ube Industries, Ltd., the parent company of the Company, and concurrently serves as Chairman & Representative Director of Kansai Ube Co., Ltd., a subsidiary of Ube Industries, Ltd., and therefore, we believe he is capable of appropriately performing his duties as Outside Director.

Meanwhile, Mr. Kazuhiko Matsumoto currently serves as General Manager of Finance Dept. at Ube Industries, Ltd., the parent company of the Company, and therefore, we believe he is capable of appropriately performing his duties as Outside Director, from the perspective of a financial and accounting expert.

(3) The facts regarding inappropriate business execution during their term of office as well as preventative measures and remedial actions thereof

None applicable

(4) Limited liability agreement with Outside Directors

None applicable

Agenda 4 Election of Two (2) Auditors

As Auditors, Messrs. Osamu Kunihiro and Yutaka Tsutsumi will retire by voluntary resignation at the conclusion of this Ordinary General Meeting of Shareholders; therefore, it is proposed that two (2) Auditors be elected.

Submission of this proposal has been approved by the Board of Auditors.

Candidates for the Auditors are as follows:

No.	Name (Date of Birth)	Brief Personal History, Positions and Assignments in the Company and Significant Positions Concurrently Held		Number of the Shares of the Company Held
1	Tsunehiko Yamada (August 30, 1954)	Feb. 2005	General Manager of Sales Dept., Magnesia Div. of the Company	10,000 shares
		Apr. 2013	General Manager of Sales Planning Dept., Magnesia Div. (incumbent)

2	Akio Nishida (June 26, 1954)	Jun. 2004	Director and Deputy General Manager of Ube-Mitsubishi Cement Research Institute Corporation	—
		Jun. 2006	Director and General Manager
		Jul. 2009	General Manager of Technical Development Center, Cement & Construction Materials Company, Ube Industries, Ltd. (incumbent)

(Notes)

1. There are no special interests between each candidate and the Company.

2.    Candidate Mr. Akio Nishida is a person who executes business for Ube Industries, Ltd., the parent company of the Company.

3.   Candidate Mr. Akio Nishida is an Outside Director candidate as prescribed in Article 2, Item 15 of the Companies Act.

4.   Reasons for electing the candidate for Outside Auditor, his independence as Outside Auditor and limited liability agreement with Outside Auditors.

(1)              Reasons for electing the candidate for Outside Director and his independence as Outside Auditor

1)             Mr. Akio Nishida has been nominated as a candidate for Outside Auditor because the Company highly values his experience as General Manager of Technical Development Center, Cement & Construction Materials Company at Ube Industries, Ltd., the parent company of the Company, and he is expected to offer appropriate advice regarding general management affairs of the Company for further strengthening its management structure. Accordingly, it is proposed that Mr. Nishida be elected.

2)             Mr. Nishida is a person who executes business for Ube Industries, Ltd., a specified related business entity of the Company. He is receiving remuneration in such capacity from Ube Industries, Ltd. and he has received such remuneration for the past two (2) years.

3)             Mr. Nishida is not related to the persons who execute business for the Company or for a specified related business entity of the Company, neither as a spouse, nor as a relative within the third degree of consanguinity, nor as the like.

4)             Mr. Nishida has not served, during the past two (2) years, as a person who executes business for any stock corporation from which the Company inherited the rights and obligations by means of a merger, absorption-type split, incorporation-type split or receiving assignment of business, in the period immediately prior to such merger or other changes.

(2)              Reasons for judging the candidate to be capable of performing the duties as Outside Auditor Mr. Akio Nishida serves as a person who executes business for Ube Industries, Ltd., the parent company of the Company, and with experience of having served as Director of Ube-Mitsubishi Cement Research Institute Corporation, a subsidiary of Ube Industries, Ltd., therefore, we believe he is capable of appropriately performing his duties as Outside Auditor.

(3)              The facts regarding inappropriate business execution during his term of office as well as preventative measures and remedial actions thereof

                             None applicable

(4)              Limited liability agreement with Outside Auditors

                             None applicable

Agenda 5 Payment of Retirement Benefits to Retiring Auditors

For Auditors Messrs. Osamu Kunihiro and Yutaka Tsutsumi, who will retire at the conclusion of this Ordinary General Meeting of Shareholders in recognition of their services during their terms of office, it is proposed that retirement benefits be paid within a reasonable limit under the standards prescribed by the Company.

The determination of actual amount, as well as the timing and method of payment and such, shall be left to the deliberation of the Auditors.

Career summaries of the retiring Auditors are as follows:

Name	Brief Personal History
Osamu Kunihiro	Jun. 2007	Auditor of the Company (full-time)
	Jun. 2010	Permanent Auditor (full-time)
	Jun. 2011	Auditor (full-time) (incumbent)
Yutaka Tsutsumi	Jun. 2010	Auditor of the Company (full-time) (incumbent)

Agenda 6 Payment of Bonuses to Directors and Auditors

In consideration of the business results for the fiscal year and other circumstances, it is proposed that five (5) Directors out of seven (7), excluding the two (2) Outside Directors, as well as two (2) Auditors out of four (4), excluding the two (2) part-time Auditors, be paid a total of ¥23,100,000 as bonuses for Directors and Auditors (¥16,900,000 for Directors and ¥6,200,000 for Statutory Auditors).

The determination of amount of bonus payable to each Director and Auditor shall be left to the deliberation of the Board of Directors on the bonus for Directors, and to the Auditors on the bonus for Auditors.

Access Map to Meeting Place

Place                           International Conference hall

3rd Floor ANA Crowne Plaza Hotel

8-1 Aioi-cho, Ube, Yamaguchi

Tel: 0836-32-1112

Five-minute walk from JR Ube Shinkawa Station

One-minute walk from Ube Chuo Bus Stop

Please note that there is no parking space.

Shareholders Meeting Reference Material (Supplement)

Articles of Incorporation of Ube Industries, Ltd.

Financial Statements and others of Ube Industries, Ltd. for most recent fiscal year

Business Report

Consolidated Balance Sheet

Consolidated Statement of Income

Consolidated Statement of Changes in Net Assets

Notes to Consolidated Financial Statements

Non-Consolidated Balance Sheet

Non-Consolidated Statement of Income

Non-Consolidated Changes in Net Assets

Notes to Non-Consolidated Financial Statements

Certified Copy of Independent Auditor’s Report on Consolidated Financial Statements

Certified Copy of Independent Auditor’s Report on Non-Consolidated Financial Statements

Certified Copy of the Board of Auditors’ Report

ARTICLES OF INCORPORATION

OF

UBE KOSAN KABUSIKI KAISHA

(Ube Industries, Ltd.)

CHAPTER I

General Provision

Article 1. (Corporate Name)

This Company shall be called UBE KOSAN KABUSIKI KAISHA, which shall be known in English as “Ube Industries, Ltd.”

Article 2. (Corporate Object)

The objects of this Company shall be to engage in any and all of the following business:

1)          Manufacturing processing purchase sale export and all of the following business:

(1)                    Polyethylene, polypropylene, polybutadiene and other products of petrochemical industry

(2)                    Caprolactam, ammonium, sulphuric acid, nitric acid, oxalic acid, ammonium nitrate and other products of chemical industry

(3)                    Nylon resins, polyimide resins and other engineering plastics

(4)                    Ammonium sulphate, urea, compound fertilizers and other chemical fertilizers

(5)                    Catechol, hydroquinone, pharmaceutical goods, agrochemicals, catalysts, high-purity industrial gas and other products of fine chemical industry

(6)                    Fine ceramics and composite materials

(7)                    Medical instruments and medical materials

(8)                    Foods, food additives and soft-drinks

(9)                    Cement and other products of ceramic industry

(10)             Prefabricated house

(11)             Civil engineering and construction materials, house materials and agricultural and horticultural materials

(12)             Magnesium, ferrosilicon and other nonferrous metallic goods

(13)             Metal and plastic processing machinery, chemical machinery, conveyor, internal-combustion engine, other industrial machinery, bridges and other steel structures

(14)             Electronic equipment, electronic parts and materials therefor

(15)             Steel-casting goods, forged steel goods and other products of steel industry

(16)             Products relating to any of the foregoing

2)                        Mining, quarrying, processing, purchase and sale, export and import of coals, ores, limestones, silica and clays;

3)                        Engineering, designing, manufacturing, execution of works including erection & installation, purchase and sale of chemical, ceramic, steel-making plants and various other industrial Plants and equipment, and technical assistance, supervision and consulting services therefor;

4)                        Designing, manufacturing, execution of works including erection and installation, purchase and sale of equipment for disposition, recycling and purification of wastes and the like and consulting service therefor;

5)                        Collection, conveyance, intermediate treatment, final disposition and recycling of wastes and the like, and purchase and sale of the recycled product;

6)                        Supply of electricity to electric power companies;

7)                        Data processing services and system development, consulting of programs and purchase, sale and lease of associated equipment relating thereto;

8)                        Iron and steel manufacturing and shipbuilding;

9)                        Shipping, trucking, transportation, carriage, agency of foregoing, freight agency, customs clearance, warehousing, repair of harbor and port, land reclamation, land filling, and management thereof;

10)                 Planning, design, administration and execution of geological, water, mineral and various kinds of survey and analysis, various kinds of civil engineering works, and building and construction works and contracting and consulting services concerning thereto;

11)                 Purchase, sale, leasing, renting of real estate, and management thereof;

12)                 Horticulture, landscaping, tree-planting and afforestation, travel agent business, and operation and management of leisure facilities and hotel;

13)                 Nonlife insurance agency, and soliciting agency for life insurance;

14)                 Accounting, and wage calculation service;

15)                 Business relating to any of the foregoing.

Article 3. (Location of Head Office)

This Company shall have its Head Office in Ube City.

Article 4. (Organs)

This Company has the following organs in addition to the General Meeting of Shareholders and Directors.

(1) Board of Directors

(2) Auditors

(3) Board of Auditors

(4) Independent Auditors

Article 5. (Method of Public Notice)

Public notices of this Company shall be electronic public notices; provided however, that if this Company is unable to provide electronic public notices due to an accident or any other unavoidable reason, public notice of this Company shall be inserted in the Nihon Keizai shinbun.

CHAPTER II

Shares

Article 6. (Total Number of Shares Authorized to be Issued)

Total Number of Shares authorized to be issued by this Company shall be three thousand three hundred million (3,300,000,000).

Article 7. (Acquisition by this Company of Its Own Shares)

This Company may acquire its own shares through market transaction and other means with a resolution of the Board of Directors, pursuant to the Article 165 Paragraph 2 of the Corporate Code.

Article 8. (Number of Shares as One Unit and Non-issuance of Share Certificates Less Than One Unit)

The number of shares to be counted as one unit in this Company shall be one thousand (1,000) shares.

Article 9. (Rights Concerning Less Than One Unit)

The shareholders of this Company cannot exercise rights other than set forth below concerning any of shares less than one unit owned by such shareholders.

(1) Rights as set forth in each Item of Article 189 Paragraph 2 of Corporate Code.

(2) The Right to request as specified in Article 166 Paragraph 1 of Corporate Code.

(3) The right to receive the allotment of shares offered or share acquisition rights offered according to the number of shares held by shareholder.

(4) The right to request as specified in the following Article.

Article 10. (Additional Purchase of Shares Less Than One Unit)

The Shareholder of this Company may request this Company to sell to the shareholder the number of shares which sums to one unit with the number of shares of less-than one unit owned by the shareholder in accordance with Rules relating to Handling of Shares.

Article 11. (Custodian of Shareholders’ Register)

This Company shall have a Custodian of Shareholders’ Register.  The Custodian of Shareholders’ Register and place of its service shall be determined by the Board of Directors and shall be publicly notified.  Preparation and keeping of the Register of Shareholders and the Register of share acquisition rights and other administrative services concerning the Register of Shareholders and the Register of share acquisition rights shall be delegated to the Custodian of Shareholders’ Resister and such services shall not be handled by this Company.

Article 12. (Rules relating to Handling of Shares)

Handling of shares of this Company and fees to be charged incidental thereto shall be governed by the share handling rules established for such purpose by the Board of Directors, except as set forth in the applicable laws, ordinances, and these Articles of Incorporation

CHAPTER III

General Meeting of Shareholders

Article 13. (Convocation)

The Ordinary General Meeting of Shareholders of this Company shall be convened in June each year.  Besides, an Extraordinary General Meeting of Shareholders may be convened at any time, whenever necessary.

Article 14. (Record Date of the Ordinary General Meeting of Shareholders)

The record date of the Ordinary General Meeting of Shareholders for exercising voting rights shall be March 31 of every year.

Article 15. (Person Entitled to Convene Meetings and Chairman)

The Director-President of this Company shall convene and preside over the General Meeting of Shareholders.  In a case where the President is unable to so preside, one of the other Directors shall act as the Chairman in the order fixed in advance by the Board of Directors.

Article 16. (Internet Disclosure of Reference Documents for the General Meeting of Shareholders and Deemed Provision thereof)

In convening the General Meeting of Shareholders, this Company shall be deemed to have provided the shareholders with the information which must be mentioned or displayed in the reference document of the General Meeting of Shareholders, business reports, financial statements and consolidated financial documents by disclosing such information using the Internet pursuant to the ordinance issued by the Ministry of Justice.

Article 17. (Resolutions)

Unless otherwise provided for in applicable law or ordinance or these Articles of Incorporation, a resolution of the General Meeting of Shareholders shall be adopted by a majority of voting rights of the shareholders present thereat who are entitled to exercise voting rights.  The resolutions provided in Article 309 Paragraph 2 of the Corporate Code shall be adopted by an affirmative vote of not less than two-thirds (2/3) of the voting rights of the shareholders present at the meeting, where such shareholders shall hold shares representing not less than one-third (1/3) of the voting rights of the shareholders who are entitled to exercise voting rights.

Article 18. (Vote by Proxy)

Shareholder may exercise his/her voting right by one (1) proxy who shall be also a shareholder of this Company; provided, however, that such a shareholder or proxy shall file with this Company a document establishing his/her power of representation at each General Meeting of Shareholders.

CHAPTER IV

Directors and Board of Directors

Article 19. (Number and Election of Directors)

The Directors of this Company not more than fifteen (15) in number shall be elected at the General Meeting of Shareholders.

The Directors shall be elected by an affirmative vote of a majority of votes of the shareholders present at the meeting, where such shareholders shall hold shares representing more than one-third (1/3) of the voting rights of the shareholders who are entitled to exercise voting rights.

No cumulative voting shall be used for a resolution of electing Directors.

Article 20. (Term of Office of Directors)

The term of office of Directors shall expire at the close of the Ordinary General Meeting of Shareholders for the last business term ending within one (1) year after their election.

The term of office of Director newly elected to fill the vacancy of a predecessor or to fill the vacancy because of an increase in the number of Directors shall be the same as the remaining term of office of the other Directors then in office.

Article 21. (Representative Director)

The Directors having authority to represent this Company shall not be more than five (5) in number and shall be elected by a resolution of the Board of Directors.  Each representative Director shall have authority to represent this Company.

Article 22. (Name of Offices of Director)

By a resolution of the Board of Directors, one Chairman of the Board, one Vice Chairman of the Board, one President, and several numbers of Vice President, Senior Managing Director and Managing Director may be appointed.

Article 23. (Notice of Meeting of Board of Directors)

A notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Auditor no later than three (3) days before the date of meeting.

Article 24. (Directors’ Remuneration, etc.)

The remuneration, bonuses and the financial benefits payable to the Directors from this Company in consideration of execution of their duties (hereinafter collectively referred to as “Remuneration, etc.”) shall be determined by a resolution of the General Meeting of Shareholders.

Article 25. (Contract for an Outside Directors to limit its liability)

Pursuant to the Article 427 Paragraph 1 of the Corporate Code, this Company may contract with an outside director to limit his or her liability for the damage set forth in Article 423 Paragraph 1 of the Corporate Code; provided, however, that such limited amount of liability shall not exceed the minimum amount provided in relevant laws and ordinances.

Article 26. (Advisers and Counselors)

This Company may appoint some number of Advisers and Counselors by a resolution of the Board of Directors.

CHAPTER V

Auditors and Board of Auditors

Article 27. (Number and Election of Auditors)

The Auditors of this Company not more than five (5) in number shall be elected at the General Meeting of Shareholders.  The Directors shall be elected by an affirmative vote of a majority of votes of the shareholders present at the meeting, where such shareholders shall hold shares representing more than one-third (1/3) of the voting rights of the shareholders who are entitled to exercise voting rights.

Article 28. (Term of Office of Auditors)

The term of office of Auditors shall expire at the close of the Ordinary General Meeting of Shareholders for the last business term ending within four (4) years after their election.

The term of office of Auditor newly elected to fill the vacancy of a predecessor retired before the expiry of term of office shall be the same as the remaining term of office to his/her predecessor.

Article 29. (Full-Time Auditors)

Full-time Auditor(s) shall be elected from Auditors by a resolution of Board of Auditors.

Article 30. (Notice of Meeting of Board of Auditors)

A notice of convocation of a meeting of the Board of Auditors shall be dispatched to each Auditor no later than three (3) days before the date of meeting.

Article 31. (Auditors’ Remuneration, etc.)

The Remuneration, etc. of the Auditors shall be determined by a resolution of the General Meeting of Shareholders.

Article 32. (Contract on Limitation of Liability of Outside Auditors)

Based on Section 1 of Article 427 of Companies Act, this Company may execute a contract limiting the liability of compensation under Section 1 of Article 423 of the Act with an Outside Auditor.  Provided however, the limitation of the liability of compensation under the contract shall be the minimum liability limitation under the law.

CHAPTER VI

Accounting

Article 33. (Business Term)

The business term of this Company shall be from April 1 to March 31 of the ensuing year.

Article 34. (Disposition of Retained Earning)

A retained earning of this Company shall be disposed by a resolution of the General Meeting of Shareholders; provided, however, that the matters provided for in the law or ordinance shall be governed by the provision of such law or ordinance.

Article 35. (Record Date of the Distribution of Retained Earning)

The record date for this Company’s distribution of fiscal year-end dividend shall be March 31 of each year.

Article 36. (Interim Dividend)

This Company may, by a resolution of the Board of Directors, pay dividend of retained earnings (Interim Dividend ) as provided for in Article 454 Paragraph 5 of the Corporate Code with the record date of September 30 of each year.

Article 37. (Exclusion Period of Year-End Dividends, etc.)

If the fiscal year-end dividend or the interim dividend is not received within five (5) years from the date at which it becomes due and payable, this Company shall be discharged from its liability for payment of such dividend.

Business Report

I. Situation of Operations

1.  Progress and results of operations of the corporate group

In the economic environment during the fiscal year, although the moderate recovery continued in the United States, the sense of slowdown in the global economy prevailed as concerns about the impact of the European financial crisis affected the world economy and the pace of economic expansion in Asia, especially China, slowed. Meanwhile, the unpredictable environment in the Japanese economy persisted with fluctuations in exchange rates and the slowdown in the overseas economy despite showing signs of recovery due to earthquake disaster reconstruction demand and other factors.

Under these circumstances, the UBE Group worked towards resolving business issues in the final year of our three-year mid-term management plan “Stage Up 2012 — New Challenges,” based on its basic strategies which are “Establish a Platform for Profitability That Enables Sustainable Growth,” “Sustained Improvement of Financial Position,” and “Respond to and Address Global Environmental Issues.”

As a result, the UBE Group’s consolidated net sales fell by ¥12,631 million compared with the previous fiscal year to ¥626,022 million, consolidated operating income declined by ¥16,044 million to ¥29,962 million, consolidated ordinary income decreased by ¥12,763 million to ¥28,045 million and consolidated net income for the fiscal year fell by ¥14,704 million to ¥8,265 million.

In the non-consolidated results for the Company, non-consolidated net sales fell by ¥1,865 million compared with the previous fiscal year to ¥311,585 million, operating income declined by ¥11,248 million to ¥13,764 million, ordinary income decreased by ¥453 million to ¥21,618 million and net income fell by ¥1,073 million to ¥10,307 million.

The overview of each segment is as follows.

Chemicals & Plastics segment

Market of caprolactam, which is used as a raw material of synthesize nylon, was slow because of the economic slowdown on the global scale, as well as relaxation of supply and demand in the China market due to operation start-up of competitor’s facilities. In addition, as prices of benzene, a raw material of caprolactam, rose, the spread between selling prices and cost of raw materials decreased substantially compared to the previous year when the sales were strong, and became the main cause of the profit decrease in this segment. Shipment of polybutadiene rubber (synthetic rubber) was also affected by weakening demand in China, and decreased in comparison with the same period in the previous year. On the other hand, shipment of nylon resins were strong, thanks to strong demand for the products used as a raw material of food packing films, and shipment of industrial chemicals were also steady, especially in the field of ammonia products.

As a result, consolidated segment sales decreased by 11.6 billion yen, compared to the previous year, to 219.3 billion yen, while consolidated operating income decreased by 17.9 billion yen to 5.0 billion yen.

Please also note that with a view to reinforce the competitive power of this business as a whole, the Company made a decision to cease caprolactam production at the Sakai Factory as of the end of March, 2014.

Specialty Chemicals & Products segment

In the market of materials for lithium-ion batteries, shipment of separator continued to increase, partially because of initial rise of demand for in-vehicle units, but shipment of electrolyte was weak due to slow demand for consumer products in the domestic market. Shipment of polyimide products mainly used as films of flat-screen televisions was also sluggish, due to slower recovery of demand in the field of electronics and information materials, and shipments of many functional materials such as ceramic products mainly used as components for solar cell production were weak. Shipments of fine chemical products were generally affected by the weak market condition.

As a result, consolidated segment sales decreased by 3.2 billion yen, compared to the previous year, to 61.1 billion yen, while consolidated operating income decreased by 4.2 billion yen to 1.2 billion yen.

Pharmaceutical segment

Sales of active ingredients for antiallergic drug and antiplatelet agent discovered by UBE, as well as active ingredients and intermediates on consignment manufacturing increased, with royalty revenues increasing also. On the other hands, the quantity of drug substances for antihypertensive agents discovered by UBE sold has been less than in the previous year.

As a result, consolidated segment sales increased by 0.2 billion yen, compared to the previous year, to 11.4 billion yen, while consolidated operating income decreased by 0.3 billion yen to 3.4 billion yen.

Cement & Construction Materials segment

Shipments of cement, ready-mixed concrete and building materials were higher than the previous year, thanks to launches of construction work on condominium and houses, a recovery in the capital investments among enterprises, as well as such factors as the fact that so-called reconstruction demand had also got into stride. The profitability of exports improved driven by a flourishing demand overseas centering on the Asian countries, and we also managed to expand the use of various kinds of waste products for recycling, producing raw materials/fuel from them. Shipments of calcia and magnesia products used for flue-gas desulfurization of privately-owned electrical power facilities and earthquake revival-related purposes have been robust, but as the demand for steel and electronic information materials dropped, on the whole, sales remained low.

As a result, consolidated segment sales decreased by 0.7 billion yen, compared to the previous year, to 208.3 billion yen, while consolidated operating income increased by 2.8 billion yen to 11.4 billion yen.

Machinery & Metal Products segment

Received orders for molding machines mainly used in the automobile industries increased, especially in the emerging countries and North America markets, thanks to continuous adaptation of new models in the market. In the area of vertical mills and conveyers, it was again difficult to receive orders due to an intensification of price competition with the manufacturers in and outside the country, but shipments of those products remained at a steady level. Shipment of steel products was weak due to sluggish demand in the market and appreciation of yen in the first half of the year.

As a result, consolidated segment sales decreased by 1.2 billion yen, compared to the previous year, to 71.3 billion yen while consolidated operating income increased by 0.6 billion yen to 3.6 billion yen.

Energy & Environment segment

In the coal business, both shipment of salable coals and traded volumes of the coals stored at UBE’s Coal Center (transshipment station) were steady, especially in the fields targeting chemical and paper manufacturing industries. Profitability of the power producer business was improved, thanks to falling in coal price, as well as price rise of sold electric power for the reason of the tight relationship between electricity supply and demand, and repair costs relating to the IPP electric power plant decreased compared to the previous year.

As a result, consolidated segment sales increased by 6.2 billion yen, compared to the previous year, to 68.7 billion yen, while consolidated operating income increased by 2.6 billion yen to 5.9 billion yen.

Other

Consolidated segment sales of other businesses decreased by 0.6 billion yen to 25.2 billion yen,

while consolidated operating income was unchanged by 1.0 billion yen.

2. Status of financing of the corporate group

During the fiscal year, the UBE Group raised required funds by issuing the 8th unsecured bonds worth ¥15,000 million in September 2012, in addition to funds on hand and borrowings from financial institutions.

Consolidated net interest-bearing debt at the end of the fiscal year declined by ¥7,325 million compared to the end of the previous fiscal year to ¥246,656 million.

3. Status of capital expenditures of the corporate group

During the fiscal year, the UBE Group carried out investment totaling ¥40,991 million, mainly in new construction and expanded capacity, maintenance and improvements, and energy conservation and streamlining at production facilities.

The main facilities completed during fiscal 2012 were the large granule ammonium sulfate facility in Spain in the Chemicals & Plastics segment, the second metal organic (MO) compounds factory in the Specialty Chemicals & Products segment, and sewage sludge drying facility at Isa Cement Factory in the Cement & Construction Materials segment.

The major facilities under construction during fiscal 2012 were the second facility to expand production of synthetic rubber, production facilities for liquefied carbon dioxide, and facilities to expand production of nylon 6 resin in Spain in the Chemicals & Plastics segment, and the eighth production facility for separators in the Specialty Chemicals & Products segment. In the Cement & Construction Materials segment, the Kanayamadai limestone mining zone development started in earnest.

4. Tasks ahead for the corporate group

In the future economic environment, economic growth is forecast to continue in emerging countries, although at a slower pace, while in developed countries the European financial crisis and fiscal problems in the United States will remain as concerns for a global recession despite the trend of moderate recovery in the United States. In Japan, reconstruction demand following the Great East Japan Earthquake and an improved export environment accompanying the correction of the yen appreciation are expected. The economy is showing signs of recovery. Nevertheless, due to uncertain factors such as the risk of a downturn in the economy overseas, rising electricity prices, fuel and raw material prices and the exchange rate, we expect our operating environment to be both challenging and unpredictable.

Under these circumstances, the UBE Group has formulated a new mid-term management plan for the next three years ending in fiscal 2015. The mid-term management plan has been called “Change & Challenge — Driving Growth”, after completion of the previous mid-term management plan “Stage Up 2012 — New Challenges”.

The followings are three basic strategies of the plan.

(1)  Strengthen the Revenue Base to Enable Sustainable Growth

(2)  Maximize the Global Strength of the Ube Group

(3)  Address and be Part of the Solution for Resource, Energy, and Global Environmental Issues

Under the plan, each member of the UBE Group will transform how they act and think in ways that are not simply extensions of the past as they actively embrace new challenges with a spirit of challenge.

Moreover with the idea that CSR (Corporate Social Responsibility) is an integral part of management for fulfilling its role as a public institution, the UBE Group will promote fair corporate activities through the enhancement of compliance and risk management. At the same time, we will seek harmonious coexistence with society based on the spirit of “coexistence and mutual prosperity,” which has been our corporate philosophy since the founding of the UBE Group, and deepen the trust of our all stakeholders including shareholders and capital markets as well as our business partners, employees and the local community.

We would appreciate our shareholders’ continued understanding and support.

5. Status of assets and profit and loss

(1) The corporate group’s assets and profit and loss

(Millions of yen)

Category	104th fiscal year (FY2009)	105th fiscal year (FY2010)	106th fiscal year (FY2011)	107th fiscal year (FY2012)
Net sales	549,556	616,062	638,653	626,022
Operating income	27,595	44,363	46,006	29,962
Ordinary income	18,995	39,100	40,808	28,045
Net income	8,217	17,267	22,969	8,265
Net assets	202,190	211,449	224,407	250,753
Total assets	654,793	661,512	664,965	685,884
Net income per share (yen)	8.17	17.18	22.85	8.22
Net assets per share (yen)	177.88	186.02	198.41	214.35
Number of consolidated subsidiaries	67	66	67	67
Number of companies accounted for by equity method	24	24	25	25

(2) The Company’s assets and profit and loss

(Millions of yen)

Category	104th fiscal year (FY2009)	105th fiscal year (FY2010)	106th fiscal year (FY2011)	107th fiscal year (FY2012)
Net sales	254,801	295,080	313,450	311,585
Operating income	7,091	24,286	25,012	13,764
Ordinary income	4,463	20,775	22,071	21,618
Net income	1,517	5,303	11,380	10,307
Net assets	123,322	124,355	131,004	137,230
Total assets	446,663	453,422	453,683	462,958
Net income per share (yen)	1.51	5.27	11.30	10.24
Net assets per share (yen)	122.13	123.10	129.63	135.77

6. Business overview

Chemicals & Plastics	Caprolactam, nylon resins, industrial chemicals and polybutadiene (synthetic rubber)
Specialty Chemicals & Products	Specialty products (polyimide, battery materials, semiconductor and electronic materials, gas separation membranes, and ceramics) and fine chemicals
Pharmaceutical	Pharmaceuticals (active ingredients, intermediates)
Cement & Construction Materials	Cement, ready-mixed concrete, material recycling, limestone, building materials, calcia and magnesia, and specialty inorganic materials
Machinery & Metal Products	Molding machinery, industrial machinery (conveyors, mills and crushers ), bridges and steel structures, and steel products
Energy & Environment	Coal and power
Other	Real estate

7. Main offices

(1) The Company

Head office	Ube and Tokyo

Branches	Osaka Branch Office and Nagoya Branch Office

Factories

Production:	Chiba Petrochemical Factory (Ichihara) Ube Chemical Factory Sakai Factory

Cement & Construction Materials:	Ube Cement Factory Isa Cement Factory (Mine) Kanda Cement Factory (Kanda-cho, Fukuoka)

Energy & Environment:	Okinoyama Coal Center (Ube)

Laboratories

Organic Chemistry Research Laboratory (Ube)

Process Technology Research Laboratory (Ube)

Pharmaceuticals Research Laboratory (Ube)

Inorganic Specialty Product Research Laboratory (Ube)

Organic Specialty Materials Research Laboratory (Ichihara)

Technical Development Center (Ube)

(2) Subsidiaries

UBE MACHINERY CORPORATION, LTD. (Ube)

Ube Material Industries, Ltd. (Ube)

Ube Ammonia Industry, Ltd. (Ube)

UBE-NITTO KASEI CO., LTD (Chuo-ku, Tokyo)

UBE Machinery Inc. (U.S.A.)

UBE Advanced Materials Inc. (U.S.A.)

UBE CHEMICAL EUROPE, S.A. (Spain)

UBE ENGINEERING PLASTICS, S.A. (Spain)

UBE Chemicals (Asia) Public Company Limited. (Thailand)

Thai Synthetic Rubbers Co., Ltd. (Thailand)

UBE Fine Chemicals (Asia) Co., Ltd. (Thailand)

8. Status of material subsidiaries

Company name	Paid-in capital (millions of yen)	Voting rights (%)	Main businesses
UBE MACHINERY CORPORATION, LTD.	6,700	100.00	Manufacture and sales of industrial machinery and bridges
Ube Material Industries, Ltd.	4,047	54.29 (0.65)	Production and sales of calcia, magnesia and specialty inorganic materials
Ube Ammonia Industry, Ltd.	4,000	50.63	Manufacture and sales of ammonia
UBE-NITTO KASEI CO., LTD	2,493	100.00	Manufacture and sales of electronic and information materials, FRP, industrial materials and functional fibers
UBE Machinery Inc.	17,000 (thousands of dollar)	100.00 (100.00)	Assembly and sales of hydraulic machinery in the U.S.A.
UBE Advanced Materials Inc.	40,500	100.00	Investment in electrolyte joint venture
UBE CHEMICAL EUROPE, S.A.	34,265 (thousands of euro)	100.00 (100.00)	Manufacture and sales of caprolactam, ammonium sulfate and 1, 6-Hexanediol
UBE ENGINEERING PLASTICS, S.A.	13,160	100.00 (100.00)	Manufacture and sales of nylon resin
UBE Chemicals (Asia) Public Company.Limited.	10,739 (millions of baht)	73.81 (0.04)	Manufacture and sales of nylon resin, nylon compounds, caprolactam and ammonium sulfate
Thai Synthetic Rubbers Co., Ltd.	1,106	74.00 (0.90)	Manufacture and sales of polybutadiene
UBE Fine Chemicals (Asia) Co., Ltd.	567	100.00	Manufacture and sales of 1, 6-Hexanediol

Note: Figures in parentheses in the percentage of voting rights column show percentage of voting rights owned by subsidiaries of the Company.

9. Status of employees

(1) Number of employees of the corporate group

Chemicals & Plastics	Specialty Chemicals & Products	Pharmaceutical	Production	Cement & Construction Materials	Machinery & Metal Products	Energy & Environment	Other	Corporate (shared)	Total
1,904	791	13	1,864	3,066	1,582	238	609	1,023	11,090

(2) Number of employees of the Company

Chemicals & Plastics	Specialty Chemicals & Products	Pharmaceutical	Production	Cement & Construction Materials	Machinery & Metal Products	Energy & Environment	Other	Corporate (shared)	Total
87	102	13	1,864	793	—	190	—	1,023	4,072

The number of employees of the Company increased by 299 compared to the end of the previous fiscal year, the average age of employees was 40.7, and the average number of years of service was 15.2.

10. Major lenders of the corporate group

Name of lender	Balance of borrowings (millions of yen)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	30,558
Mizuho Corporate Bank, Ltd.	25,149
Development Bank of Japan Inc.	22,077
The Yamaguchi Bank, Ltd.	19,259
The Norinchukin Bank	17,740

II. Status of Shares of the Company

1. Total number of shares authorized to be issued by the Company:	3,300,000,000

2. Total number of issued shares:	1,007,017,843
(Excluding 2,147,163 shares of treasury stock)

3. Number of shareholders:	79,004

The number of shareholders at the end of the fiscal year increased by 1,599 compared to the end of the previous fiscal year.

4. Major shareholders

	Investment in the Company
Shareholder	Number of shares (thousands)	Investment ratio (%)
The Master Trust Bank of Japan, Ltd. (Trust account)	57,698	5.73
Japan Trustee Services Bank, Ltd. (Trust account)	51,196	5.08
National Mutual Insurance Federation of Agricultural Cooperatives	34,994	3.48
Japan Trustee Services Bank, Ltd. (Trust account 9)	30,403	3.02
JP Morgan Chase Bank 380055	25,470	2.53
State Street Bank and Trust Company	24,338	2.42
818517 NOMURA BANK (LUXEMBOURG) S.A. S/A NOMURA MULTI CURRNCY JP STOCK LEADERS FD	20,278	2.01
Nippon Life Insurance Company	20,000	1.99
Sumitomo Life Insurance Company	20,000	1.99
BBH 493025 BlackRock Global Allocation Fund, Inc.	14,309	1.42

III. Status of Subscription Rights to Shares, etc.

1. Status of subscription rights to shares delivered in compensation for the execution of duties, which are held by directors of the Company

Date of resolution on issuance	Number of holders: Directors (Excluding outside directors)	Number of the subscription rights to shares (Note 1)	Type and number of the shares subject to the subscription rights to shares	Issue price of the subscription rights to shares	Amount to be paid upon exercise of the subscription rights to shares	Exercise period of the subscription rights to shares	Conditions for exercise of the subscription rights to shares
February 7, 2007	3	58 (1,000 shares per subscription right to share)	Common stock 58,000 shares	¥1,000 per subscription right to share	¥388,000 per subscription right to share	Feb. 22, 2007 to Feb. 21, 2032	(Note 2)
June 28, 2007	3	46 (1,000 shares per subscription right to share)	Common stock 46,000 shares	¥1,000 per subscription right to share	¥351,000 per subscription right to share	Jul. 13, 2007 to Jul. 12, 2032	(Note 2)
June 27, 2008	3	47 (1,000 shares per subscription right to share)	Common stock 47,000 shares	¥1,000 per subscription right to share	¥326,000 per subscription right to share	Jul. 14, 2008 to Jul. 13, 2033	(Note 2)
June 26, 2009	3	62 (1,000 shares per subscription right to share)	Common stock 62,000 shares	¥1,000 per subscription right to share	¥223,000 per subscription right to share	Jul. 13, 2009 to Jul. 12, 2034	(Note 2)
June 29, 2010	4	102 (1,000 shares per subscription right to share)	Common stock 102,000 shares	¥1,000 per subscription right to share	¥186,000 per subscription right to share	Jul. 14, 2010 to Jul. 13, 2035	(Note 2)
June 29, 2011	4	105 (1,000 shares per subscription right to share)	Common stock 105,000 shares	¥1,000 per subscription right to share	¥227,000 per subscription right to share	Jul. 14, 2011 to Jul. 13, 2036	(Note 2)
June 28, 2012	4	111 (1,000 shares per subscription right to share)	Common stock 111,000 shares	¥1,000 per subscription right to share	¥136,000 per subscription right to share	Jul. 13, 2012 to Jul. 12, 2037	(Note 2)

Notes: 1. Subscription rights to shares owned by directors include those granted during tenure as an employee.

2. 1) A qualified person entitled to the subscription rights to shares may exercise his/her subscription rights to shares only for a period of eight (8) years reckoning from the day (the commencement date for the exercise of rights) following the date when he/she steps down from any and all the positions of director, corporate auditor or executive officer of the Company.

2) In case a qualified person entitled to the subscription rights to shares has waived his/her offered subscription rights to shares, he/she cannot exercise such offered subscription rights to shares.

2. Status of subscription rights to shares delivered to employees, etc., during the fiscal year in compensation for the execution of duties

Date of resolution on issuance	Number of employees of the Company granted rights	Number of the subscription rights to shares	Type and number of the shares subject to the subscription rights to shares	Issue price of the subscription rights to shares	Amount to be paid upon exercise of the subscription rights to shares	Exercise period of the subscription rights to shares	Conditions for exercise of the subscription rights to shares
June 28, 2012	19 Executive officers	266 (1,000 shares per subscription right to share)	Common stock 266,000 shares	¥ 1,000 per subscription right to share	¥136,000 per subscription right to share	Jul. 13, 2012 to Jul. 12, 2037	(Note)

Notes: 1) A qualified person entitled to the subscription rights to shares may exercise his/her subscription rights to shares only for a period of eight (8) years reckoning from the day (the commencement date for the exercise of rights) following the date when he/she steps down from any and all the positions of director, corporate auditor or executive officer of the Company.

2) In case a qualified person entitled to the subscription rights to shares has waived his/her offered subscription rights to shares, he/she cannot exercise such offered subscription rights to shares.

IV. Status of Directors, Corporate Auditors and Executive Officers

1. Status of directors and corporate auditors of the Company

Titles	Name	Material concurrent positions
Chairman of the Board of Directors	Hiroaki Tamura
President and Representative Director	Michio Takeshita
Representative Director	Akinori Furukawa
Director	Masato Izumihara
Outside Director	Michitaka Motoda
Outside Director	Shoji Noguchi
Outside Director	Tetsuro Higashi	Chairman of the Board Tokyo Electron Limited
Full-time Corporate Auditor	Keisuke Fujioka
Full-time Corporate Auditor	Setsuro Miyake
Full-time Corporate Auditor (outside)	Takeshi Iwabuchi
Corporate Auditor (outside)	Hitoshi Sugio	Managing Director Yamaguchi Bankers Association

Notes: 1.          No special interests exist between the Company and Tokyo Electron Limited and Yamaguchi Bank Association.

2.      The Company has designated and registered three (3) Directors (Mr. Michitaka Motoda, Mr. Shoji Noguchi and Mr. Tetsuro Higashi) as independent directors and one (1) Corporate Auditor (Mr. Takeshi Iwabuchi) as an independent auditor with no potential conflict of interest with general shareholders, as provided for the rules of Tokyo Stock Exchange, Inc., etc.

1) Mr. Michitaka Motoda was previously an operating officer (Executive Managing Officer) of UFJ Bank, Ltd. (now The Bank of Tokyo-Mitsubishi UFJ, Ltd.), one of

     UBE’ major lenders. It has been some time since Mr. Motoda left UFJ Bank, Ltd. in June 2002, and he subsequently held a position outside the financial industry as the head of a think tank. Consequently, based on the small impact on the Company’s operations, Mr. Motoda is deemed to have no special interest in the Company, nor is he considered to be at risk for conflicts of interest with general shareholders.

2) Mr. Shoji Noguchi was previously an operating officer (Executive Managing Officer) of Mizuho Corporate Bank, Ltd., one of UBE’s major lenders. It has been some time since Mr. Noguchi left Mizuho Corporate Bank, Ltd. in March 2003, and he subsequently held a senior management position with a marine transport company. Consequently, based on the small impact on the Company’s operations, Mr. Noguchi is deemed to have no special interest in the Company, nor is he considered to be at risk for conflicts of interest with general shareholders.

3) Mr. Tetsuro Higashi has for many years been involved in the management of Tokyo Electron Limited, a major manufacturer of semiconductor manufacturing equipment, etc. and he currently serves as Chairman, President & CEO of Tokyo Electron Limited. The Company conducts chemical product-related sales transactions with Tokyo Electron Limited. However, these transactions accounted for less than 0.1% of the Company’s net sales during the fiscal year. Consequently, Tokyo Electron Limited is deemed to have no special interest in the Company, nor is it considered to be at risk for conflicts of interest with general shareholders.

4) Mr. Takeshi Iwabuchi was previously an operating officer (Secretary) of The Norinchukin Bank, one of the Company’s major lenders. It has been three (3) years since he stepped down from the executive position at The Norinchukin Bank in June 2009. He resigned from The Norinchukin Bank as an auditor in June 2011. The Norinchukin Bank owns a stake of approximately 1.0% of the Company. The Norinchukin Bank accounts for around 10.0% of the Company’s total outstanding borrowings during the fiscal year. Consequently, based on the small impact on UBE’s operations, Mr. Iwabuchi is deemed to have no special interest in the Company, nor is he considered to be at risk for conflicts of interest with general shareholders.

2. Executive officers of the Company《*indicates concurrent service as director》

Titles	Name	Assignments in the Company
Chief Executive Officer	Michio Takeshita*	Group CEO
Vice-President and Executive Officer	Akinori Furukawa*	Special Assistant to the President and Group CCO, with responsibility for Group CSR, Ube Industries Central Hospital and General Affairs & Human Resources Office
Senior Managing Executive Officer	Yuzuru Yamamoto	Company President of Machinery & Metal Products Company
Senior Managing Executive Officer	Hideyuki Sugishita	Company President of Chemicals & Plastics Company
Managing Executive Officer	Charunya Phichitkul	General Manager of Asia Operational Unit, with responsibility for UBE Chemicals (Asia) Public Co., Ltd., Thai Synthetic Rubbers Co., Ltd., and UBE (Thailand) Co., Ltd.
Managing Executive Officer	Shinobu Watanabe	Company President of Specialty Chemicals & Products Company
Managing Executive Officer	Nobuyuki Taenaka	General Manager of Pharmaceutical Div. and General Manager of Project Development & Management Dept.
Managing Executive Officer	Takanobu Kubota	General Manager of Procurement & Logistics Div., with responsibility for Logistics Efficiency Improvement Project and Ube Corporate Service Dept.
Managing Executive Officer	Tadashi Matsunami	Company President of Cement & Construction Materials Company and General Manager of Cement Dept.
Managing Executive Officer	Masayuki Kinouchi	General Manager of Corporate Research & Development
Managing Executive Officer	Ricardo Lopez Soria	General Manager of Europe Operational Unit, with responsibility for UBE CORPORATION

Titles	Name	Assignments in the Company
EUROPE, S.A., UBE ENGINEERING PLASTICS, S.A. and UBE CHEMICAL EUROPE, S.A
Managing Executive Officer	Ryoji Sugise	Deputy General Manager of Corporate Research & Development, with responsibility for Pharma Quality Assurance Dept. and Intellectual Property Dept.
Managing Executive Officer	Eiichi Itoguchi	General Manager of Energy & Environment Div.
Executive Officer	Shinji Ohara	Technology Officer of Specialty Chemicals & Products Company
Executive Officer	Masanori Hirai	General Manager of Production & Technology Div., Cement & Construction Materials Company, with responsibility for Material Recycle Div. and Technical Development Center
Executive Officer	Junichi Misumi	General Manager of Production & Technology Div.
Executive Officer	Masato Izumihara*	Group CFO and General Manager of Corporate Planning & Administration Office
Executive Officer	Tsuyoshi Sato	Responsible for Group Company Dept., Construction Materials Div. and Resources & Products Div., Cement & Construction Materials Company
Executive Officer	Etsuo Matsunaga	General Manager of Production Center, Production & Technology Div. and General Manager of Ube Chemical Factory
Executive Officer	Tokuhisa Okada	President and Representative Director of Ube Machinery Corporation Ltd. and General Manager of Machinery Div., Machinery & Metal Products Company
Executive Officer	Masahiko Nojima	Business Operation Officer of Chemicals & Plastics Company and General Manager of

Titles	Name	Assignments in the Company
Planning & Administration Dept.
Executive Officer	Masataka Ichikawa	Responsible for Environment & Safety Dept.
Executive Officer	Atsushi Yamamoto	General Manager of General Affairs & Human Resources Office and General Manager of Human Resources Dept.

3. Major activities of outside directors and corporate auditors during the fiscal year

(1) Attendance to meetings of the Board of Directors and Board of Corporate Auditors

	Board of Directors (13 meetings)		Board of Corporate Auditors (8 meetings)
	No. of meetings attended	Percentage of attendance (%)	No. of meetings attended	Percentage of attendance (%)
Director Michitaka Motoda	13	100	—	—
Director Shoji Noguchi	13	100	—	—
Director Tetsuro Higashi*	9	90	—	—
Corporate Auditor Takeshi Iwabuchi	13	100	8	100
Corporate Auditor Hitoshi Sugio	13	100	8	100

* Attendance for Mr. Tetsuro Higashi (Director) is shown subsequent to his appointment as director on June 28, 2012.

(2) Speaking, etc., at Board of Directors’ Meetings and Board of Corporate Auditors’ Meetings

Three (3) Directors (Mr. Michitaka Motoda, Mr. Shoji Noguchi and Mr. Tetsuro Higashi) have respectively provided advice and proposals at meetings of the Board of Directors from the perspective of their respective expertise, duly fulfilling the management monitoring function.

Two (2) Corporate Auditors (Mr. Takeshi Iwaguchi and Mr. Hitoshi Sugio) have respectively asked appropriate questions and expressed their views at meetings of the Board of Directors and the Board of Corporate Auditors, duly fulfilling the auditing function.

4. Overview of liability limit agreement

The Company has entered into agreements, in accordance with Article 427, Paragraph 1 of the Companies Act, with the three (3) Outside Directors (Mr. Michitaka Motoda, Mr. Shoji Noguchi and Mr. Tetsuro Higashi) and the two (2) Outside Corporate Auditors (Mr. Takeshi Iwabuchi and Mr. Hitoshi Sugio) to limit their liabilities to compensate damages under Article 423, Paragraph 1 of the Companies Act. Limitation on liability of each outside director and outside corporate auditor to compensate damages under such agreements is set out to be the amounts set forth under the laws and ordinances.

5. Total amounts of remuneration, etc., paid to directors and corporate auditors

Category	Number of persons	Amount paid (millions of yen)
Directors	8	249
(Outside directors thereof)	(3)	(33)
Corporate auditors	4	91
(Outside corporate auditors thereof)	(2)	(34)

Notes: The followings are included in the amount of remuneration, etc.

1) Provision for directors’ bonuses recorded during the fiscal year	¥13 million

2) Amount of stock option remuneration, etc., for directors	¥17 million

V. Status of Accounting Auditor

1. Designation: Ernst &Young ShinNihon LLC

2. Amounts of remuneration, etc.

Amount of remuneration, etc.	¥100 million
Total amount of money and other financial profits to be paid by the Company and its subsidiaries to the Accounting Auditor	¥182 million

Notes:     1.       The audit agreement between the Company and the Accounting Auditor does not distinguish the amount of remuneration, etc. for the audit under the Companies Act and that for the audit under the Financial Instruments and Exchange Act, and the two (2) amounts cannot be substantially distinguished from each other. Therefore, the amount above indicates the total of these two (2) kinds of amounts.

2.                        The Company paid compensation to the Accounting Auditor for the preparation of comfort letters relating to the issuance of straight bonds, which is outside the duties provided for in Article 2, Paragraph 1of the Certified Public Accountants Act.

3.                        Of the Company’s material subsidiaries, UBE CHEMICAL EUROPE, S.A., UBE ENGINEERING PLASTICS, S.A., UBE Chemicals (Asia) Public Co., Ltd., Thai Synthetic Rubbers Co., Ltd., and UBE Fine Chemicals (Asia) Co., Ltd. are audited (limited to audits conducted in accordance with the provisions of Japan’s Companies Act and Financial Instruments and Exchange Act, which includes the equivalent laws in the foreign country) by a different certified public accountant or accounting auditor than the one used by the Company (includes a person with the equivalent qualification in the foreign country).

3. Policy on decisions of dismissal or non-reappointment of the accounting auditor

When it is deemed that there are grounds for the dismissal of the Accounting Auditor in accordance with the provision of Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors shall, with the agreement of all of its members, dismiss the Accounting Auditor.

Further, when circumstances have arisen that seriously interfere with auditing duties at the Company, the Board of Directors and the Board of Corporate Auditors shall confer on proposing the dismissal or the non-reappointment of the Accounting Auditor to the general meeting of shareholders in accordance with legislation.

VI. Systems to Ensure the Propriety of Business Operations

The Board of Directors has approved a resolution of the basic policy on the establishment of an internal control system as follows. (Original resolution approved on May 11th, 2006, latest updates approved on April 28th, 2011)

1. System to ensure that the execution of duties by directors and employees conforms with laws and ordinances and the articles of incorporation

The Company shall formulate Personal Action Guidelines in order to establish corporate ethics for the Ube Group, and these Guidelines shall be the standard and norms for the practice of compliance to be adopted in corporate activities and by company officers and employees.

The Company shall assign a compliance officer to ensure and promote compliance, and shall establish the Compliance Committee, including a consulting lawyer, as an advisory body for the compliance officer.

Moreover, the Company shall operate Ube C-Line, a message center that allows officers and employees to make direct contact without respect for formal channels, in order to detect and correct problems related to compliance promptly.

In addition to clarifying the Ube Group’s basic stance toward the elimination of antisocial forces within its Personal Action Guidelines, the Company shall establish by a resolution of its Board of Directors a Basic Policy toward the Prevention of Injury, Harm and Prejudice Attributable to Antisocial Forces, avoid any form of relationship with antisocial associations, organizations and entities that may in any way intimidate civil society, and formulate specific measures including the rejection and resolute response to undue claims.

The Company will also endeavor to secure compliance with accounting and other related laws and regulations, and establish an internal framework to secure the reliability of its financial reporting.

2. System relating to the storage and administration of information concerning the execution of the duties of directors

The Company shall record and store documents (including electronic recordings) based on laws and ordinances as well as internal regulations, including Board of Directors regulations, regulations on managerial decision processes, Group Management Committee Regulations, and Segment/Division Operating Committee Regulations, and it shall maintain records in a condition that allows them to be read when necessary.

3. Regulations and other systems regarding management of loss risks

The Company shall implement appropriate measures after identifying risks that impede the attainment of business objectives and evaluating the possibility that such risks will arise as well as their potential impact.

Moreover, the Company shall establish the Ube Group Environment and Safety Committee and the Ube Group Product Safety Committee in order to carry out specific risk management.

These committees formulate policy and promote strategies relating to safety, environmental protection, product safety and quality control for the entire Ube Group.

Furthermore, the Company shall adopt a system that addresses individual risks, with the establishment of the following committees.

(1) Information Security Committee

The Information Security Committee shall formulate Information Security Policy, ensure thorough awareness of and check on compliance with the policy, and establish rules and regulations regarding information security.

(2) Restricted Cargo and Export Management Committee

Based on export management legislation for ensuring global peace and security (such as the Foreign Exchange and Foreign Trade Control Law), the Restricted Cargo and Export Management Committee shall ensure, throughout the Company, the prevention of illegal export or supply of cargo and technology restricted under such legislation.

(3) Crisis Management Commission

The Crisis Management Commission will establish a framework for risk management with an emphasis on unifying the Company’s approach to risk management, by preparing manuals such as for the gathering of information and the Company’s internal and outward response, in order to enable the company to swiftly deal with emergency situations in Japan and abroad.

4. System to ensure that the duties of directors are executed efficiently

The Company shall adopt an executive officer system with the aim of separating the governance function and the management function in its management. The Company shall establish a system that enables executive officers to concentrate on running business operations in a bid to speed up decision-making. At the same time, the role of the Board of Directors will be clearly positioned as a body that, as the representative of shareholders’ concern for returns, promotes the maximization of shareholder value from a medium to long-term perspective.

The Board of Directors shall seek to increase transparency and maximize shareholder value by monitoring the propriety and efficiency of the running of business operations with a director, who is not concurrently an executive officer, serving as the chairman.

Moreover, although it is not operating as a “company with committees,” the Company shall establish a Nominating Committee and an Evaluation/Compensation Committee as internal committees of its Board of Directors.

Furthermore, the Company shall employ external directors in order to ensure transparency and objectivity in management by including the perspective of third parties in its decision-making.

At the same time as constantly studying the optimum form of corporate governance, the Company shall seek to strengthen and speed up the executive function in management as well as further enhancing the strategic decision-making function and corporate governance function.

5. System to ensure the propriety of operations in the Ube Group, which is comprised of the Company and group companies

(1) Operation of “Group Management” and “Segment Consolidated Management”

a) Group management

The Group CEO (President), who is entrusted with the execution of the business operations of the Ube Group by the Board of Directors, shall articulate policy on business execution and set the objectives for each segment as well as allocating the management resources, including personnel, goods and capital needed to attain those objectives. In addition, the resolution of important issues in the execution of business operations that exceed the authority of a single segment shall also fall to the Group CEO.

b) Segment management and execution of business operations

Segments shall effectively utilize the management resources allocated, based on a policy aligned with group management, to execute business operations autonomously with the aim of attaining segment objectives.

c) Group Staff Department

The Group Staff Department’s role shall be to centralize and efficiently deliver the strategic planning function for group management and segment management, assist with financial results management, procure the management resources of personnel, goods and capital, and provide functions that are common to operating departments and highly specialized functions.

(2) The decision-making system

The Company shall possess the following organs related to management decision-making in order to separate the governance function and the management function in its management and to promote transparent and efficient corporate management.

a) Board of Directors

The Board of Directors shall deliberate and make resolutions regarding matters specified by the Company Law, the company’s basic policy, and important business execution issues from a medium to long term perspective, as the representative of shareholders’ concern for returns. Moreover, the Nominating Committee and the Evaluation/Compensation Committee shall be made up of some of the members of the Board of Directors, functioning as subcommittees, enabling the Board of Directors to operate in a flexible way.

b) Group Management Committee

The Group Management Committee shall deliberate and makes decisions concerning matters for which the allocation and coordination of resources within the entire group is needed and important issues that affect the group overall based on the Group Management Guidelines and the Group Management Committee Regulations.

The following organizations shall report directly to the Group Management Committee: the Group CSR Committee, which deliberates and makes decisions concerning important matters related to corporate social responsibility (CSR), and the Ube Group Environment and Safety Committee and Ube Group Product Safety Committee, which are both outlined in Section 3.

The following organizations outlined in Sections 1 and 3 shall report directly to the Group CSR Committee: Compliance Committee, Information Security Committee, Restricted Cargo and Export Management Committee and Crisis Management Commission.

c) Segment/Division Operating Committee

The Segment/Division Operating Committee shall deliberate and make decisions concerning important issues such as the Company and group company business strategy at the segment or department level based on Group Management Guidelines and Segment/Division Operating Committee Regulations.

6. When the assignment of employees to assist the auditors in their duties is required, the system regarding the relevant employees and matters relating to the independence of those employees from the directors

The Company shall assign full-time staff as assistants to auditors, who shall draft audit plans that enable audits by auditors to be performed efficiently and smoothly, as well as providing assistance with audits.

Moreover, auditors shall exchange opinions with the representative director and the external directors concerning the enhancement of the staff and ensuring their independence from executive officers.

7. The system for directors and employers to report to the auditors and the system relating to other reports to the auditors

When the directors discover something that could inflict serious damage on the Company, they shall report it to the auditors immediately.

The auditors shall attend other important meetings of the Board of Directors and give their opinions as well as viewing important approval documents and hearing reports on operations from the directors and others in order to assess the process of decision-making on important issues and the status of business operations.

In addition, the auditors shall meet regularly with the representative director and the external directors to confirm management policy and exchange opinions on important issues.

8. System to ensure that other duties by auditors are conducted effectively

The auditors shall regularly exchange information with the internal auditing division and auditors at group companies and request a survey by the internal auditing division, where necessary.

Moreover, the auditors shall receive briefings on financial audit plans and results from the independent auditors as well as conducting a regular exchange of information with the independent auditors with the aim of mutual liaison.

Consolidated Balance Sheet

As of March 31, 2013

(Millions of yen)

Items	Amount
(Assets)
Current assets	287,399
Cash and deposits	36,280
Notes and accounts receivable-trade	143,223
Merchandise and finished goods	36,272
Work in process	19,142
Raw materials and supplies	26,340
Deferred tax assets	9,339
Other	17,310
Allowance for doubtful accounts	(507)
Noncurrent assets	398,359
Property, plant and equipment	323,717
Buildings and structures	88,276
Machinery, equipment and vehicles	131,815
Land	85,099
Lease assets	1,459
Construction in progress	11,935
Other	5,133
Intangible assets	4,876
Lease assets	31
Other	4,845
Investments and other assets	69,766
Investment securities	40,786
Long-term loans receivable	285
Deferred tax assets	8,012
Other	21,759
Allowance for doubtful accounts	(1,076)
Deferred assets	126
Bond issuance cost	126
Total assets	685,884

Consolidated Balance Sheet

As of March 31, 2013

(Millions of yen)

Items	Amount
(Liabilities)
Current liabilities	250,936
Notes and accounts payable-trade	83,247
Short-term loans payable	102,559
Commercial papers	1,999
Current portion of bonds	100
Lease obligations	592
Accounts payable-other	32,512
Income taxes payable	5,897
Provision for bonuses	7,117
Provision for directors’ bonuses	38
Provision for loss on order received	622
Other	16,253
Noncurrent liabilities	184,195
Bonds payable	30,000
Long-term loans payable	110,390
Lease obligations	1,016
Deferred tax liabilities	4,376
Provision for retirement benefits	6,544
Provision for directors’ retirement benefits	974
Provision for special repairs	256
Provision for loss on business	3,606
Negative goodwill	1,461
Asset retirement obligations	1,174
Other	24,398
Total liabilities	435,131
(Net assets)
Shareholders’ equity	222,105
Capital stock	58,435
Capital surplus	28,465
Retained earnings	135,981
Treasury stock	(776)
Accumulated other comprehensive income	(6,596)
Valuation difference on available-for-sale securities	2,436
Deferred gains or losses on hedges	(278)
Foreign currency translation adjustment	(8,754)
Subscription rights to shares	508
Minority interests	34,736
Total net assets	250,753
Total liabilities and net assets	685,884

Consolidated Statement of Income

From April 1, 2012 to March 31, 2013

(Millions of yen)

Items	Amount
Net sales		626,022
Cost of sales		517,769
Gross profit		108,253
Selling, general and administrative expenses		78,291
Operating income		29,962
Non-operating income		8,407
Interest income	472
Dividends income	444
Equity in earnings of affiliates	1,239
Other	6,252
Non-operating expenses		10,324
Interest expenses	3,572
Other	6,752
Ordinary income		28,045
Extraordinary income		2,523
Gain on sales of noncurrent assets	257
Compensation income	1,285
Subsidy income	360
Gain on transfer of business	264
Other	357
Extraordinary loss		14,726
Loss on disposal of noncurrent assets	8,429
Impairment loss	3,152
Loss on related business	2,710
Other	435
Income before income taxes		15,842
Income taxes-current		11,007
Income taxes-deferred		(4,464)
Income before minority interests		9,299
Minority interests in income		1,034
Net income		8,265

Consolidated Statement of Changes in Net Assets

From April 1, 2012 to March 31, 2013

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2012	58,435	28,459	132,751	(784)	218,861
Changes of items during the period
Dividends from surplus			(5,035)		(5,035)
Net income			8,265		8,265
Purchase of treasury stock				(8)	(8)
Disposal of treasury stock		6		16	22
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	6	3,230	8	3,244
Balance at March 31, 2013	58,435	28,465	135,981	(776)	222,105

(Millions of yen)

	Accumulated other comprehensive income
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Total accumulated other comprehensive income	Subscription rights to shares	Minority interests	Total net assets
Balance at April 1, 2012	1,427	(193)	(20,622)	(19,388)	462	24,472	224,407
Changes of items during the period
Dividends from surplus							(5,035)
Net income							8,265
Purchase of treasury stock							(8)
Disposal of treasury stock							22
Net changes of items other than shareholders’ equity	1,009	(85)	11,868	12,792	46	10,264	23,102
Total changes of items during the period	1,009	(85)	11,868	12,792	46	10,264	26,346
Balance at March 31, 2013	2,436	(278)	(8,754)	(6,596)	508	34,736	250,753

Notes to Consolidated Financial Statements

(Notes to Important Matters for the Preparation of the Consolidated Financial Statements)

1. Matters related to Scope of Consolidation

Number of consolidated subsidiaries: 67

Names of major consolidated subsidiaries: UBE MACHINERY CORPORATION, LTD., Ube Material Industries, Ltd., Ube Ammonia Industry, Ltd., UBE-NITTO KASEI CO., LTD., Ube Machinery Inc., UBE Advanced Materials Inc., UBE CHEMICAL EUROPE, S.A., UBE ENGINEERING PLASTICS, S.A., UBE Chemicals (Asia) Public Company, Limited, Thai Synthetic Rubbers Co., Ltd., UBE Fine Chemicals (Asia) Co., Ltd.

Names of major non-consolidated subsidiaries: Ube Nisshin Lime, Ltd., Chushikoku Ube Concrete Co., Ltd.

Non-consolidated subsidiaries are excluded from the scope of consolidation because the scales of their operations were small and their respective sums of total assets, revenue from operations, net income (loss) (corresponding to the equity ratio owned by the Company) and retained earnings (corresponding to the equity ratio owned by the Company) have no significant impact on the consolidated financial statements.

2. Matters related to Application of Equity Method

Number of non-consolidated subsidiaries accounted for by equity method: 13

Names of major non-consolidated subsidiaries accounted for by equity method:

Ube Nisshin Lime, Ltd., Chushikoku Ube Concrete Co., Ltd.

Number of affiliates accounted for by equity method: 12

Names of major affiliates accounted for by equity method: Ube-Mitsubishi Cement Corporation, UMG ABS, Ltd.

Non-consolidated subsidiaries and affiliates not accounted for by equity method

Name of major non-consolidated subsidiary not accounted for by equity method: Ube-Nitto Kasei (WUXI) Co. Ltd.

Name of major affiliate not accounted for by equity method: Yamaki Transportation Ltd.

Non-consolidated subsidiaries and affiliates not accounted for by the equity method are excluded from the scope of the equity method because their respective sums of net income (loss) (corresponding to the equity ratio owned by the Company) and retained earnings (corresponding to the equity ratio owned by the Company) have no significant impact on the consolidated financial statements.

3. Changes in Scope of Consolidation

UBE (Thailand) Co., Ltd., a newly established subsidiary, was included in the scope of consolidation from the fiscal year.

Urayasu Concrete Co., Ltd., which was formerly a consolidated subsidiary, was excluded from the scope of consolidation due to the completion of liquidation during the fiscal year.

4. Matters related to Accounting Policies

(1)  Valuation basis and method for securities

Held-to-maturity debt securities	:	Carried at amortized cost (Straight-line method)

Available-for-sale securities	:	With market values

Stated at the market value as of the balance sheet date, based on quoted market prices, etc. (Valuation difference is reported, net of applicable taxes, in a separate component of net assets. The cost of securities sold is determined by the moving-average method.)

Without market values

Stated at cost determined by the moving-average method. Valuation of investments in silent partnership is based on the Company’s equity interest in the net assets of the silent partnership at the most recent fiscal year-end for the relevant silent partnership.

(2)  Valuation basis and method for derivatives, etc.

:	Stated at fair value

(3)  Valuation basis and method for inventories

Inventories were mainly stated at cost determined by the weighted-average method. (The amount posted in the balance sheets was computed by writing down the book value with regard to the inventories for which profitability was clearly declining.)

(4)  Depreciation method of depreciable assets

Property, plant and equipment (except for lease assets)	:

Depreciation of property, plant and equipment is calculated principally by the straight-line method for the Company and by the declining-balance method for many consolidated subsidiaries. However, the straight-line method is adopted for buildings (excluding accompanying facilities) acquired on or after April 1, 1998.

Intangible assets (except for lease assets)	:

Mining rights are amortized by the unit-of-production method and others are amortized by the straight-line method. Capitalized software for internal use is amortized by the straight-line method over the estimated internal useful life (5 years).

Lease assets

Finance leases which do not transfer ownership of the leased property

	:	Lease assets are depreciated or amortized by the straight-line method over the useful life (lease terms) assuming no residual value.

(5)  Accounting for deferred assets

Bond issuance costs are booked as deferred assets and amortized by the straight-line basis over the redemption period of the bond.

(6)  Accounting standards for important provision

Allowance for doubtful accounts	:

An allowance for doubtful accounts is provided, for possible losses from uncollectible receivables, at the amount calculated based on the estimated recoverability for specific receivables such as doubtful receivables, at the amount calculated based on the actual rate of losses from the bad debt determined by the actual uncollectible amounts incurred in prior years for ordinary receivables.

Provision for bonuses	:	To cover bonus payments to employees and executive officers, a provision for bonuses is provided at the estimated amount of payment.

Provision for directors’ bonuses	:	To cover expenditures on directors’ bonuses, the Company and some of its consolidated subsidiaries book a provision for directors’ bonuses based on the estimated amount of payment.

Provision for loss on order received	:

To cover future losses on order received, a provision for loss on order received is provided for orders received which are highly likely to incur losses and for which the amounts of the loss can be reasonably estimated based on the estimated amount of loss.

Provision for retirement benefits	:

To cover retirement benefits for employees, a provision for retirement benefits is provided at an amount calculated based on the projected amounts of benefit obligations and plan assets at the end of the fiscal year.

The net retirement benefit obligation at transition of the accounting standards (¥31,241 million) is amortized over 13 years on a straight-line basis. Certain consolidated subsidiaries amortize the net retirement benefit obligation at transition of the accounting standards as incurred, and one of these consolidated subsidiaries has established a retirement benefit trust. Prior service cost is amortized on a straight-line basis over a certain period (5-14 years) within an average remaining service period of employees at the time of its occurrence. Some of the consolidated subsidiaries amortize prior service cost by the declining-balance basis.

Actuarial gains or losses are amortized, in the following year, on a declining-balance basis over a certain period (10-14 years) within an average remaining service period of employees at the time of their occurrence. Some of the consolidated subsidiaries amortize actuarial gains or losses by the straight-line basis.

At the end of fiscal year, the amount of plan assets of the Company exceeds projected amounts of benefit obligations after adjustment of unrecognized net retirement benefit obligation at transition of the accounting standards, unrecognized prior service cost and unrecognized actuarial gains or losses, and such excess amount is included in “Other” under investments and other assets as prepaid pension cost. The Company has contributed some of the investment securities it owns and established a retirement benefit trust.

Provision for directors’ retirement benefits	:	A provision for directors’ retirement benefits is provided by consolidated subsidiaries at 100% of the amount that would be required at the end of fiscal year in accordance with internal regulations.

Provision for special repairs	:	To cover expenditures such as regular inspections of vessels, a provision for special repairs is provided at the estimated amount.

Provision for loss on business	:	An amount that can be reasonably estimated is provided for losses expected to be incurred in future on business operated by the Company and its consolidated subsidiaries.

(7)  Hedge accounting

1) Hedge accounting

Deferral hedge accounting is mainly adopted. For interest rate swap, the preferential treatment is applied to the swaps which satisfy the requirements of such preferential treatment.

2) Hedging instruments and hedged items

Hedging instruments:	Hedged items:
Interest rate swaps	Loans payable
Interest rate options	Loans payable
Forward exchange contracts	Foreign-currency-denominated receivables and payable
Foreign-currency-denominated forecasted transactions
Currency options	Foreign-currency-denominated receivables and payables
Foreign-currency-denominated forecasted transactions
Currency swaps	Foreign-currency-denominated receivables and payables
Foreign-currency-denominated forecasted transactions
Coal swaps	Coal purchased at market linked price

3) Hedging policy

The Company and its consolidated subsidiaries intend to hedge the exposure to fluctuation risks in interest rates and foreign currency exchange rates, in accordance with the internal regulations such as “Financial Market Risk Management Rules” and “Management Guideline by Risk.” The Company uses coal hedging instruments to hedge against the risk of price fluctuations based on internal regulations, such as “Coal Hedging Instrument Risk Management Rules” and “Coal Hedging Instrument Risk Management Guidelines.”

4) Assessment of hedge effectiveness

The Company assesses effectiveness by confirming correlation between each hedging instrument and hedged item. However, assessment of effectiveness is omitted for interest rate swaps to which the preferential treatment is applied.

(8)  Amortization method and amortization period of goodwill

Goodwill is amortized over the effect-emerging period, as a rule 20 years, on the straight-line basis.

(9)  Accounting for consumption taxes, etc.

Transactions subject to consumption tax are recorded at amounts exclusive of the consumption tax.

(Change in Accounting Policy)

1.              Change in Depreciation Method

From the consolidated fiscal year, the Company and its domestic consolidated subsidiaries have adopted the depreciation method in accordance with the revised Corporation Tax Act for property, plant and equipment acquired on or after April 1, 2012.

The impact of this change on profit and loss for the consolidated fiscal year was immaterial.

(Notes to Consolidated Balance Sheet)

1.	Assets Pledged as Collateral and Secured Debts
Assets pledged as collateral
	Property, plant and equipment and intangible assets	¥112,355 million
	Investment securities	¥2,724 million

Secured debts
	Short-term loans payable	¥2,180 million
	Long-term loans payable	¥12,087 million
(including current portion of long-term loans payable)

2.	Accumulated Depreciation on Property, Plant and Equipment	¥696,837 million
Accumulated depreciation includes accumulated impairment loss.

3.	Guarantees Obligations
	Guarantees	¥924 million
	Commitment to guarantees	¥760 million
	Total	¥1,684 million

4.	Discounted Notes Receivable-Trade	¥1,223 million

(Notes to Consolidated Statement of Income)

1.	Breakdown of Extraordinary Income-Other
	Gain on sales of investment securities	¥116 million
	Gain on donation of noncurrent assets	¥176 million
	Gain on bargain purchase	¥65 million

2.	Breakdown of Extraordinary Loss-Other
	Loss on sales of investment securities	¥3 million
	Loss on change in equity	¥213 million
	Loss on valuation of investment securities	¥219 million

(Notes to Consolidated Statement of Changes in Net Assets)

1.   Type and Total Number of Issued Shares at the End of Fiscal Year

Common stock	1,009,165,006 shares

2.   Matters Related to Dividends

(1)         Dividends paid

Resolution	Type of Shares	Total Amount of Dividends (Millions of yen)	Dividend per Share (Yen)	Record Date	Effective Date
Ordinary general meeting of shareholders held on June 28, 2012	Common stock	5,035	5.00	March 31, 2012	June 29, 2012

(2)         Of the dividends for which the record date belongs to the consolidated fiscal year,

those for which the effective date of the dividends will be in the following fiscal year

The following items will be submitted to the ordinary general meeting of shareholders to be held on June 27, 2013.

1)	Resource of dividends	Retained earnings
2)	Total amount of dividends	¥5,035 million
3)	Dividend per share	¥5.00
4)	Record date	March 31, 2013
5)	Effective date	June 28, 2013

3.          Type and Number of Shares Subject to Subscription Rights to Shares at the End of the Fiscal Year

(excluding shares whose first date of the rights exercise period has not been reached)

Common stock	640,000 shares

(Notes to Financial Instruments)

1. Matters related to Financial Instruments

The Company and its consolidated subsidiaries manage funds by utilizing short-term deposits, etc., subject to an insignificant risk of change in value, and raise funds from loans payables from banks and other financial institutions and by issuing commercial paper, bonds payable and bonds with subscription rights to shares.

The Company and its consolidated subsidiaries make efforts to mitigate credit risks associated with notes and accounts receivable-trade in accordance with the “Regulation for Collection of Accounts Receivable-Trade” and the “Basic Regulation for Sales,” etc.

In addition, investment securities consist primarily of shares, and the Company and its consolidated subsidiaries periodically review fair values and the financial position of the issuers.

Short-term loans payable is raised and commercial papers are issued mainly in connection with business activities, and bonds payable and long-term loans payable are taken out principally for the purpose of making capital investments. The Company and its consolidated subsidiaries enter into derivative transactions (interest rate swap transactions and interest rate option transactions) to hedge the risk of certain loans payable bearing interest at variable rates.

In accordance with the regulation for internal management, the Company and its subsidiaries conduct derivative transactions for the purpose of avoiding risks and not for speculative purposes.

2. Matters related to Market Values, etc., of Financial Instruments

Amounts stated on the consolidated balance sheet as of March 31, 2013 (the closing date for the consolidated fiscal year), market values, and their differences are shown as follows. Items, of which market values are considered extremely difficult to determine, are not included in the table below (see Note 2).

(Unit: Millions of yen)

	Reported amounts on the consolidated balance sheet
	(*1)	Market Value (*1)	Difference
(1) Cash and deposits	36,280	36,280	—
(2) Notes and accounts receivable-trade	143,223	143,223	—
(3) Investment securities Available-for-sale securities	8,494	8,494	—
(4) Notes and accounts payable-trade	(83,247)	(83,247)	—
(5) Short-term loans payable (*2)	(61,979)	(61,979)	—
(6) Commercial papers	(1,999)	(1,999)	—
(7) Accounts payable-other	(32,512)	(32,512)	—
(8) Income taxes payable	(5,897)	(5,897)	—
(9) Bonds payable (*3)	(30,100)	(30,352)	252
(10) Long-term loans payable (*2)	(150,970)	(153,369)	2,399
(11) Derivative transactions (*4)	(169)	(169)	—

(*1)            Amounts in parentheses represent liabilities.

(*2)            Current portion of long-term loans payable of ¥40,580 million stated on the consolidated balance sheet is included in (10) Long-term loans payable.

(*3)            Current portion of bonds of ¥100 million stated on the consolidated balance sheet is included in (9) Bonds payable.

(*4)            Net receivable and payable arising from derivatives is shown at net amount.

Note 1: Matters related to methods of calculating market values of financial instruments, and securities and derivative transactions

(1)                  Cash and deposits, and (2) Notes and accounts receivable-trade

These are settled in a short period of time, therefore their book values approximate market values.

(3)                  Investment securities

As for investments securities, the market values of stocks are based on market prices while those of bonds are based on market prices or quotes provided by the financial institutions.

(4)                  Notes and accounts payable-trade (5) Short-term loans payable (6) Commercial papers (7) Accounts payable-other, and (8) Income taxes payable

These are settled in a short period of time, therefore their book values approximate market values.

(9)                  Bonds payable

The market values of bonds payable are based on the market prices for bonds payable which have market prices. Bonds payable without market prices are calculated based on the present values derived by discounting the total amount of principal and interest at rates obtained by comparison with similar bonds payable that would be newly issued, over those remaining period.

(10)           Long-term loans payable

The market values of long-term loans payable are calculated based on the present values derived by discounting the total amount of principal and interest at rates obtained by comparison with similar loans payable that would be newly employed, over those remaining period. Long-term loans payable with variable rates are accounted for by the preferential treatment of interest rate swaps (see (11) below) and the total amount of principal and interest that combined with such interest rate swaps are calculated by discounting at rates obtained by comparison with similar loans payable that would be newly employed.

(11)           Derivative transactions

The market values of interest-rate swaps accounted for by the preferential treatment are included in the market value of long-term loans payable, which are designated as the hedged item (see (10) above).

Note 2:   Unlisted stocks of ¥32,292 million stated on the consolidated balance sheet for which it is deemed extremely difficult to estimate market values in the absence of market prices are not included in (3) Investment securities - Available-for-sale securities.

(Notes to Leased Real Estate)

1.         Matters related to Status of Leased Real Estate

The Company and some of its consolidated subsidiaries own idle real estate and leased real estate in Yamaguchi Prefecture and other areas.

2.         Matters related to Fair Value of Leased Real Estate

(Unit: Millions of yen)

Reported Amount on the Consolidated Balance Sheet	Fair Value
17,795	43,610

Notes: 1.                     The reported amount on the consolidated balance sheet has deducted accumulated depreciation costs and accumulated impairment losses from the acquisition cost.

2.                      The fair value, as of the end of fiscal year, is appraised by outside real estate appraisers based on the Real Estate Appraisal Standards while that of other real estate is calculated by the Company based on certain appraisals and index prices reflecting appropriate market prices.

(Notes to Per-Share Information)

Net assets per share	¥214.35
Net income per share	¥8.22

(Other Notes)

1. Amounts are rounded down to the nearest one million yen.

Non-consolidated Balance Sheet

As of March 31, 2013

(Millions of yen)

Items	Amount
(Assets)
Current assets	138,459
Cash and deposits	16,661
Notes receivable-trade	1,877
Accounts receivable-trade	66,397
Merchandise and finished goods	14,160
Work in process	7,591
Raw materials and supplies	10,954
Prepaid expenses	858
Deferred tax assets	6,399
Short-term loans receivable	9,657
Accounts receivable-other	7,790
Other	662
Allowance for doubtful accounts	(4,551)
Noncurrent assets	324,373
Property, plant and equipment	196,252
Buildings	28,968
Structures	34,016
Machinery and equipment	62,785
Vehicles	27
Tools, furniture and fixtures	2,909
Land	57,181
Lease assets	301
Construction in progress	10,061
Intangible assets	2,864
Mining right	835
Software	1,600
Lease assets	11
Other	417
Investments and other assets	125,256
Investment securities	11,853
Stocks of subsidiaries and affiliates	96,823
Investments in capital of subsidiaries and affiliates	1,880
Long-term loans receivable	11,669
Lease receivables	492
Long-term prepaid expenses	2,333
Prepaid pension cost	9,354
Long-term accounts receivable-other	4,789
Other	3,526
Allowance for doubtful accounts	(17,468)
Deferred assets	126
Bond issuance cost	126
Total assets	462,958

(Millions of yen)

Items	Amount
(Liabilities)
Current liabilities	176,275
Notes payable-trade	614
Accounts payable-trade	40,108
Short-term loans payable	78,345
Commercial papers	1,999
Lease obligations	111
Accounts payable-other	23,052
Income taxes payable	2,551
Accrued consumption taxes	394
Accrued expenses	3,821
Advances received	53
Deposits received	20,934
Unearned revenue	447
Notes payable-facilities	38
Provision for bonuses	3,736
Provision for directors’ bonuses	13
Other	52
Noncurrent liabilities	149,452
Bonds payable	30,000
Long-term loans payable	101,252
Lease obligations	230
Deferred tax liabilities	1,263
Asset retirement obligations	1,012
Long-term accrued expenses	9,153
Provision for loss on related business	2,767
Other	3,772
Total liabilities	325,728
(Net assets)
Shareholders’ equity	134,683
Capital stock	58,434
Capital surplus	29,226
Legal capital surplus	25,715
Other capital surplus	3,510
Retained earnings	47,626
Other retained earnings	47,626
Reserve for dividends	120
Reserve for bond sinking fund	300
Reserve for advanced depreciation of noncurrent assets	7,709
Reserve for special disaster prevention	33
General reserve	12,000
Retained earnings brought forward	27,464
Treasury stock	(604)
Valuation and translation adjustments	2,038
Valuation difference on available-for-sale securities	2,198
Deferred gains or losses on hedges	(159)
Subscription rights to shares	507
Total net assets	137,230
Total liabilities and net assets	462,958

Non-consolidated Statement of Income

From April 1, 2012 to March 31, 2013

(Millions of yen)

Items	Amount

Net sales		311,585
Cost of sales		257,970
Gross profit		53,615
Selling, general and administrative expenses		39,850
Operating income		13,764
Non-operating income		16,269
Interest and dividends income	11,715
Other	4,554
Non-operating expenses		8,415
Interest expenses	2,933
Other	5,481
Ordinary income		21,618
Extraordinary income		2,293
Gain on sales of subsidiaries and affiliates’ stocks	1,552
Subsidy income	359
Other	380
Extraordinary loss		13,815
Loss on disposal of noncurrent assets	8,104
Impairment loss	2,713
Loss on related business	2,710
Other	287
Income before income taxes		10,096
Income taxes-current		5,538
Income taxes-deferred		(5,750)
Net income		10,307

Non-consolidated Statement of Changes in Net Assets

From April 1, 2012 to March 31, 2013

(Millions of yen)

	Shareholders’ equity
					Retained earnings
					Other retained earnings
							Reserve for
							advanced
		Capital surplus				Reserve	depreciation	Reserve		Retained
	Capital stock	Legal capital surplus	Other capital surplus	Total capital surplus	Reserve for dividends	for bond sinking fund	of noncurrent assets	for special disaster prevention	General reserve	earnings brought forward	Total retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2012	58,434	25,715	3,509	29,225	120	300	7,214	29	12,000	22,691	42,354	(605)	129,409
Changes of items during the period
Reversal of reserve for advanced depreciation of noncurrent assets							(735)			735	—		—
Provision of reserve for advanced depreciation of noncurrent assets							1,230			(1,230)	—		—
Provision of reserve for special disaster prevention								4		(4)	—		—
Dividends from surplus										(5,035)	(5,035)		(5,035)
Net income										10,307	10,307		10,307
Purchase of treasury stock												(8)	(8)
Disposal of treasury stock			1	1								8	9
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	—	1	1	—	—	495	4	—	4,773	5,272	0	5,274
Balance at March 31, 2013	58,434	25,715	3,510	29,226	120	300	7,709	33	12,000	27,464	47,626	(604)	134,683

(Millions of yen)

	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments	Subscription rights to shares	Total net assets
Balance at April 1, 2012	1,295	(163)	1,132	462	131,004
Changes of items during the period
Reversal of reserve for advanced depreciation of noncurrent assets					—
Provision of reserve for advanced depreciation of noncurrent assets					—
Provision of reserve for special disaster prevention					—
Dividends from surplus					(5,035)
Net income					10,307
Purchase of treasury stock					(8)
Disposal of treasury stock					9
Net changes of items other than shareholders’ equity	903	3	906	45	951
Total changes of items during the period	903	3	906	45	6,226
Balance at March 31, 2013	2,198	(159)	2,038	507	137,230

Notes to Non-consolidated Financial Statements

(Notes to Matters related to Significant Accounting Policies)

1. Valuation Basis and Method for Securities

Held-to-maturity debt securities	: Carried at amortized cost (Straight-line method)
Stocks of subsidiaries and affiliates	: Stated at cost determined by the moving-average method
Available-for-sale securities	: With market values

Stated at the market value as of the balance sheet date, based on quoted market prices, etc. (Valuation difference is reported, net of applicable taxes, in a separate component of net assets. The cost of securities sold is determined by the moving-average method.)

Without market values

Stated at cost determined by the moving-average method. Valuation of investments in silent partnership is based on the Company’s equity interest in the net assets of the silent partnership at the most recent fiscal year-end for the relevant silent partnership.

2. Valuation Basis and Method for Derivatives, etc.
: Stated at fair value

3. Valuation Basis and Method for Inventories
Merchandise and finished goods	: Stated at cost (Weighted-average method)
Work in progress	: Stated at cost (Weighted-average method, identified cost method)
Raw materials and supplies	: Stated at cost (Weighted-average method)

The amount posted in the balance sheet was computed by writing down the book value with regard to the inventories for which profitability was clearly declining.

4. Depreciation Method of Noncurrent Assets
Property, plant and equipment (except for lease assets)
Buildings, structures, machinery and equipment	: Straight-line method
Other	: Declining-balance method
Intangible assets (except for lease assets)
Mining rights	: Unit-of-production method
Software	: Straight-line method over the estimated internal useful life (5 years)
Other	: Straight-line method
Lease assets
Finance leases which do not transfer ownership of the leased property
: Lease assets are depreciated or amortized by the straight-line method over the useful life (lease terms) assuming no residual value.

5. Accounting for Deferred Assets
Bond issuance costs are booked as deferred assets and amortized by the straight-line basis over the redemption period of the bond.

6. Accounting Standards for Provisions

Allowance for doubtful accounts

: An allowance for doubtful accounts is provided, for possible losses from uncollectible receivables, at the amount calculated based on the estimated recoverability for specific receivables such as doubtful receivables, at the amount calculated based on the actual rate of losses from the bad debt determined by the actual uncollectible amounts incurred in prior years for ordinary receivables.

Allowance for investment loss

: An allowance for investment loss is provided, for possible losses on investments in subsidiaries and affiliates, at the amount deemed necessary with reference to investment assets, etc. The allowance (¥1,817 million) is directly deducted from stocks of subsidiaries and affiliates on the non-consolidated balance sheet.

Provision for bonuses	: To cover bonus payments to employees and executive officers, a provision for bonuses is provided at the estimated amount of payment.
Provision for directors’ bonuses	: To cover expenditures on directors’ bonuses, the Company books a provision for directors’ bonuses based on the estimated amount of payment.

Provision for retirement benefits:

To cover retirement benefits for employees, a provision for retirement benefits is provided at an amount calculated based on the projected amounts of benefit obligations and plan assets at the end of the fiscal year.

The net retirement benefit obligation at transition of the accounting standards (¥27,903 million) is amortized over 13 years on a straight-line basis.
Prior service cost is amortized on a straight-line basis over a certain period (13 years) within an average remaining service period of employees at the time of its occurrence.

Actuarial gains or losses are amortized, in the following year, on a declining-balance basis over a certain period (13 years) within an average remaining service period of employees at the time of their occurrence.

At the end of fiscal year, the amount of plan assets of the Company exceeds projected amounts of benefit obligations after adjustment of unrecognized net retirement benefit obligation at transition of the accounting standards, unrecognized prior service cost and unrecognized actuarial gains or losses, and such excess amount is included in investments and other assets as prepaid pension cost.

Provision for loss on related business:

To cover losses accompanying a deterioration in the financial position of subsidiaries and affiliates, a provision is provided for the losses expected to excess the Company’s investments and the losses estimated to be incurred in relation to liquidation of of the business.

7. Hedge Accounting

(1) Hedge accounting

Deferral hedge accounting is mainly adopted. For interest rate swap, the preferential treatment is applied to the swaps which satisfy the requirements of such preferential treatment.

(2) Hedge instruments and hedge items

Hedge instruments:	Hedged items:
Interest rate swaps	Loans payable
Interest rate options	Loans payable
Forward exchange contracts	Foreign-currency-denominated receivables and payables and foreign-currency-denominated forecasted transactions
Currency options	Foreign-currency-denominated receivables and payables and foreign-currency-denominated forecasted transactions
Coal swaps	Coal purchased at market linked price

(3) Hedging policy

The Company intends to hedge the exposure to fluctuation risks in interest rates, foreign currency exchange rates, and the risk of price fluctuations, in accordance with the internal regulations such as “Financial Market Risk Management Rules,” “Management Guideline by Risk,” “Coal Hedging Instrument Risk Management Rules” and “Coal Hedging Instrument Risk Management Guidelines.”

(4) Assessment of hedge effectiveness

The Company assesses effectiveness by confirming correlation between each hedging instrument and hedged item. However, assessment of effectiveness is omitted for interest rate swaps to which the preferential treatment is applied.

8. Accounting for Consumption Taxes, etc.

Transactions subject to consumption tax are recorded at amounts exclusive of the consumption tax.

(Change in Accounting Policy)

1. Change in Depreciation Method

From the non-consolidated fiscal year, the Company has adopted the depreciation method in accordance with the revised Corporation Tax Act for property, plant and equipment acquired on or after April 1, 2012. The impact of this change on profit and loss for the non-consolidated fiscal year was immaterial.

(Notes to Non-consolidated Balance Sheet)

1. Assets Pledged as Collateral and Secured Debts

Assets pledged as collateral
Buildings	¥5,866 million
Structures	¥25,789 million
Machinery and equipment	¥48,128 million
Tools, furniture and fixtures	¥19 million
Land	¥14,866 million
Mining right	¥182 million
Investment securities	¥2,723 million
Total	¥97,576 million

Secured debts
Long-term loans payable	¥9,113 million
(including current portion of long-term loans payable)
Long-term loans payable of one subsidiary	¥498 million
(including current portion of long-term loans payable)
Total	¥9,611 million

2. Accumulated Depreciation on Property, Plant and Equipment	¥413,915 million
Accumulated depreciation includes accumulated impairment loss.

3. Guarantees Obligations

The Company has provided guarantees or equivalent for loans payable from financial institutions such as bank, to the companies, etc., listed below.

(Guarantees)

UBE Chemicals (Asia) Public Company Limited	¥1,120 million (includes US$9,600,000)
Kanto Ube Holdings Co., Ltd.	¥245 million

Others 6	¥5,017 million
(includes US$26,250,000 and other foreign currency denominated loans)
Total	¥6,383 million
(Commitment to guarantees)
Kanto Ube Holdings Co., Ltd.	¥2,440 million
Others 7	¥3,578 million
Total	¥6,019 million

4. Accounts Receivables from and Payables  to Subsidiaries and Affiliates

Short-term accounts receivables due from subsidiaries and affiliates	¥44,883 million	Short-term accounts payables due to subsidiaries and affiliates	¥32,627 million
Long-term accounts receivables due from subsidiaries and affiliates	¥15,156 million	Long-term accounts payables due to subsidiaries and affiliates	¥102 million

(Notes to Non-consolidated Statement of Income)

1. Transactions with Subsidiaries and Affiliates
Net sales to subsidiaries and affiliates	¥114,052 million
Purchase of goods from subsidiaries and affiliates	¥58,209 million
Transactions other than operating transactions with subsidiaries and affiliates	¥14,812 million

2. Breakdown of Extraordinary Income-other
Gain on sales of noncurrent assets	¥204 million
Gain on donation of noncurrent assets	¥176 million

3. Breakdown of Extraordinary Loss-other
Loss on valuation of investment securities	¥197 million
Loss on valuation of stocks of subsidiaries and affiliates	¥90 million

(Notes to Non-consolidated Statement of Changes in Net Assets)

Type and number of treasury stock

	Number of shares at beginning of the period	Increase in the number of shares during the period	Decrease in the number of shares during the period	Number of shares at the end of the period
Common stock	2,134,296 shares	44,492 shares	31,625 shares	2,147,163 shares
Total	2,134,296 shares	44,492 shares	31,625 shares	2,147,163 shares

Note:                     The increase of 44,492 treasury stocks (common stock) is due to the acquisition of fractional shares on demand.

The decrease of 31,625 treasury stocks (common stock)  is due to the sale of fractional shares on demand.

(Notes to Tax-Effect Accounting)

The significant components of deferred tax assets and liabilities are summarized as follows:

(Deferred tax assets)
Provision of allowance for investment loss, not deductible	¥687 million
Provision for bonuses, not deductible	¥1,413 million
Asset retirement and dismantlement cost, not deductible	¥4,079 million
Loss on valuation of stocks, not deductible	¥1,350 million
Provision of allowance for doubtful accounts, not deductible	¥5,501 million
Impairment loss on noncurrent assets, not deductible	¥2,423 million
Loss on related business, not deductible	¥1,046 million
Others	¥3,357 million
Subtotal deferred tax assets	¥19,856 million
Valuation reserve	¥(4,731) million
Total deferred tax assets	¥15,125 million
(Deferred tax liabilities)
Valuation difference on available-for-sale securities	¥(1,205) million
Reserve for advanced depreciation of noncurrent assets	¥(4,275) million
Gain on valuation of noncurrent assets transferred by merger	¥(1,140) million
Prepaid pension cost	¥(3,118) million
Others	¥(251) million
Total deferred tax liabilities	¥(9,989) million
Net deferred tax assets	¥5,136 million

(Notes to Noncurrent Assets Used under Lease Contracts)

Finance leases which do not transfer ownership of the leased property prior to commencement of the first fiscal year of application of Accounting Standard for Lease Transactions

(1) Acquisition cost equivalent, accumulated depreciation equivalent and fiscal year-end balance equivalent of leased property

	Acquisition Cost Equivalent	Accumulated Depreciation Equivalent	Fiscal Year-end Balance Equivalent
	(Millions of yen)	(Millions of yen)	(Millions of yen)
Machinery and equipment	1,380	839	540
Tools, furniture and fixtures	7	6	0
Total	1,387	846	541

Note:                  The acquisition cost equivalent is calculated by the interest-inclusive method since outstanding lease payments account for only a small percentage of the balance of property, plant and equipment at the end of the fiscal year.

(2) Equivalent balance of outstanding lease payments at the end of the fiscal year, etc.

Equivalent balance of outstanding lease payments at the end of the fiscal year

Within a year	¥138 million
Over a year	¥402 million
Total	¥541 million

Note:                The equivalent balance of outstanding lease payments at the end of the fiscal year is calculated by the interest-inclusive method since outstanding lease payments account for only a small percentage of the balance of property, plant and equipment at the end of the fiscal year.

(3) Lease payment, reversal of accumulated impairment loss on leased assets, depreciation or amortization equivalent and impairment loss

Lease payment	¥161 million
Depreciation equivalent	¥161 million

(4) Method of calculating depreciation or amortization equivalent

Lease assets are depreciated or amortized by the straight-line method over the useful life (lease terms) assuming no residual value.

(Impairment Loss)

Impairment loss is not allocated to lease assets.

(Notes to Transactions with Related Parties)

Subsidiaries, etc.

			Paid in Capital or Investment		Owner- ship Percent- age of	Relationship with Related Parties					Fiscal Year- End
Attribute	Company Name	Location	Amount (Millions of yen)	Principal Business	Voting Rights, etc.	Concurrently Serving Officers, etc.	Business Relationship	Description of Transactions	Transaction Amount (Millions of yen)	Account Item	Balance (Millions of yen)

Subsidiary	Ube Board Co., Ltd.	Ube, Yamaguchi	490	Manufacture and sales of boards, and OA flooring as well as related responsibilities	Directly holding 100%	One (includes one employee of the Company)	Supply of cement raw material from Ube-Mitsubishi Cement Corporation	Loan of working capital (Note 1)	—	Short-term loans receivable	7,287
Subsidiary	Ube Trading Co., Ltd.	Shinagawa-ku, Tokyo	500	In liquidation	Directly holding 100%	None	—	Loan of liquidation funds (Note 2)	—	Long-term loans receivable	8,757
Subsidiary	UBE Chemicals (Asia) Public Company Limited	Bangkok, Thailand	(Millions of thai baht) 10,739	Manufacture and sales of nylon resin, nylon compound, caprolactam and ammonium sulfate	Directly holding 73.77% Indirectly holding 0.04%	Five (includes five employees of the Company) One on secondment	Promotion of the Group’s chemical business in Asia	Receipt of dividends (Note 3)	8,724	—	—
Subsidiary	UBE-C&A CO., LTD.	Ube, Yamaguchi	490	Sales of Australian coal, etc.	Directly holding 75.5%	Five (includes five employees of the Company)	Sales of imported steam coal by the Company	Sales of imported coal (Note 4)	26,631	Accounts receivable-trade	4,886
Affiliate	Ube-Mitsubishi Cement Corporation	Chiyoda-ku, Tokyo	8,000	Sales of cement, soil stabilizing cement and slag powder	Directly holding 50%	Four (includes three employees of the Company) Four on secondment	Sales of the Company’s cement products	Sales of cement products (Note 5)	34,586	Accounts receivable-trade	13,395

Transaction amounts are stated exclusive of consumption taxes, balance at the end of fiscal year is stated  inclusive of consumption taxes.

Terms and conditions of transactions and method for determining terms and condition of transactions, etc.

Note 1:           The interest rate that the Company charges for the short-term loans receivable to Ube Board Co., Ltd., is based on the 3 month Japanese Yen TIBOR plus a certain spread.

Note 2:           The Company is not charging interest on the long-term loans receivable to Ube Trading Co., Ltd., as it is in liquidation.

Note 3:           A distribution of surplus was made on the business capital tie-up with IRPC Public Company Limited of Thailand.

Note 4:           UBE-C&A CO., LTD. purchased all the imported coal from the Company and the sales price was determined by market conditions, etc.

Note 5:           Sales of cement and soil stabilizing cement to Ube-Mitsubishi Cement Corporation are charged with its sales expenses and distributions expenses, etc., deducted from the sales price.

(Notes to Per-Share Information)

Net assets per share	¥ 135.77
Net income per share	¥ 10.24

(Other Notes)

1. Amounts are rounded down to the nearest one million yen.

This is an English translation of the Japanese language Report of Independent Auditors issued by Ernst & Young ShinNihon LLC in connection with the audit of the consolidated financial statements of Ube Industries, Ltd., prepared in Japanese, for the year ended March 31, 2013. Ernst & Young ShinNihon LLC has not audited the English language version of the consolidated financial statements for the above-mentioned year.

Independent Auditor’s Report

May 8, 2013

The Board of Directors
Ube Industries, Ltd.

Ernst & Young ShinNihon LLC

Takayoshi Ono
Certified Public Accountant
Designated and Engagement Partner

Sumio Ishikawa
Certified Public Accountant
Designated and Engagement Partner

Koichiro Haraga
Certified Public Accountant
Designated and Engagement Partner

Pursuant to Article 444, Section 4 of the Companies Act, we have audited the accompanying consolidated financial statements, which comprise the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the notes to the consolidated financial statements of Ube Industries, Ltd. (the “Company”) applicable to the fiscal year from April 1, 2012 to March 31, 2013.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. The purpose of an audit of the consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the Ube Industries Group, which consisted of the Company and consolidated subsidiaries, applicable to the fiscal year ended March 31, 2013 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

This is an English translation of the Japanese language Report of Independent Auditors issued by Ernst & Young ShinNihon LLC in connection with the audit of the non-consolidated financial statements of Ube Industries, Ltd., prepared in Japanese, for the year ended March 31, 2013. Ernst & Young ShinNihon LLC has not audited the English language version of the non-consolidated financial statements for the above-mentioned year.

Independent Auditor’s Report

May 8, 2013

The Board of Directors
Ube Industries, Ltd.

Ernst & Young ShinNihon LLC

Takayoshi Ono
Certified Public Accountant
Designated and Engagement Partner

Sumio Ishikawa
Certified Public Accountant
Designated and Engagement Partner

Koichiro Haraga
Certified Public Accountant
Designated and Engagement Partner

Pursuant to Article 436, Section 2, Paragraph 1 of the Companies Act, we have audited the accompanying non-consolidated financial statements, which comprise the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in net assets, the notes to the non-consolidated financial statements and the related supplementary schedules of Ube Industries, Ltd. (the “Company”) applicable to the 107th fiscal year from April 1, 2012 to March 31, 2013.

Management’s Responsibility for the non-consolidated Financial Statements and the Related Supplementary Schedules

Management is responsible for the preparation and fair presentation of these non-consolidated financial statements and the related supplementary schedules in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the non-consolidated financial statements and the related supplementary schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these non-consolidated financial statements and the related supplementary schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and the related supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the related supplementary schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the non-consolidated financial statements and the related supplementary schedules, whether due to fraud or error. The purpose of an audit of the non-consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the non-consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the related supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the non-consolidated financial statements and the related supplementary schedules referred to above present fairly, in all material respects, the financial position and results of operations of UBE Industries, Ltd. applicable to the 107th fiscal year ended March 31, 2013 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

Board of Corporate Auditors’ Report (Certified Copy)

Audit Report

With respect to the directors’ performance of their duties during the 107th fiscal year (from April 1, 2012 to March 31, 2013), the Board of Corporate Auditors has prepared this audit report after deliberations based on the audit reports prepared by each of the Corporate Auditors, and hereby report as follows:

1. Method and Contents of Audit by the Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors has established the audit policies, the audit plan, etc. in the current term and received a report from each Corporate Auditors regarding the status of implementation of their audits and results thereof.  In addition, the Board of Corporate Auditors has received reports from the directors, etc. and the accounting auditor regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the “Corporate Auditors Auditing Standards” established by the Board of Corporate Auditors, and in accordance with the audit policies and the audit plan, etc. in the current term, each Corporate Auditors endeavored to facilitate a mutual understanding with the directors, the internal audit division and other employees, etc., endeavored to collect information and maintain and improve the audit environment, has attended the meetings of the board of directors and other important meetings, received reports on the status of performance of duties from the directors and other employees and requested explanations as necessary, examined important approval/decision documents, and inspected the status of the corporate affairs and assets at the head office and other principal business locations.

Also, each Corporate Auditors monitored and inspected the status of (i) the contents of the board of directors’ resolutions, as described in the business report, regarding the development and maintenance of the system to ensure that the directors’ performance of their duties complied with all laws, regulations and the articles of incorporation of the company and other systems that are set forth in Article 100, paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act of Japan as being necessary for ensuring the appropriateness of the corporate affairs of a joint stock company, and (ii) the systems (internal control systems) based on such resolutions.

With respect to the subsidiaries, each Corporate Auditors endeavored to facilitate a mutual understanding and exchanged information with the directors and Corporate Auditors, etc. of each subsidiary and received from subsidiaries reports on their respective business as necessary.

Based on the above-described methods, each Corporate Auditors examined the business report and the related supplementary schedules for the fiscal year under consideration.

In addition, each Corporate Auditors monitored and verified whether the accounting auditor maintained its independence and properly conducted its audit, received a report from the accounting auditor on the status of its performance of duties, and requested explanations as necessary.

Each Corporate Auditors was notified by the accounting auditor that it had established a “system to ensure that the performance of the duties of the accounting auditor was properly conducted” (the matters listed in the items of Article 131 of the Company Accounting Regulations) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council on October 28, 2005), and requested explanations as necessary.

Based on the above-described methods, each Corporate Auditors examined the non-consolidated financial statements (the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in net assets, and the notes to the non-consolidated financial statements) and the related supplementary schedules thereto, as well as the consolidated financial statements (the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets, and the notes to the consolidated financial statements), for the fiscal year under consideration.

2. Results of Audit

(1) Results of Audit of Business Report, etc.

(i) We acknowledge that the business report and the related supplementary schedules thereto fairly present the status of the Company in conformity with the applicable laws and regulations and the articles of incorporation of the company.

(ii) We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the articles of incorporation of the company was found with respect to the directors’ performance of their duties

(iii) We acknowledge that the board of directors’ resolutions with respect to the internal control systems are appropriate. We did not find any matter to be mentioned with respect to the contents in the business report and the directors’ performance of their duties concerning the internal control systems, including internal control over financial reporting.

(2) Results of Audit of the non-consolidated financial statements and the related supplementary schedules

We acknowledge that the methods and results of audit performed by the accounting auditor, Ernst & Young ShinNihon LLC, are appropriate.

(3) Results of Audit of the consolidated financial statements

We acknowledge that the methods and results of audit performed by the accounting auditor, Ernst & Young ShinNihon LLC, are appropriate.

May 9, 2013

The Board of Corporate Auditors of Ube Industries, Ltd

Full-time Corporate Auditor: Keisuke Fujioka

Full-time Corporate Auditor: Setsuro Miyake

Full-time Corporate Auditor: Takeshi Iwabuchi

Corporate Auditor: Hitoshi Sugio

(Note) Corporate Auditor: Takeshi Iwabuchi and Corporate Auditor: Hitoshi Sugio are outside Corporate Auditor set forth in item 16 of Article 2 and paragraph 3 of Article 335 of the Companies Act of Japan.